                                                                    Exhibit 2.11


                       PURCHASE AND CONTRIBUTION AGREEMENT

                            DATED AS OF JUNE 29, 1999

                                      AMONG

                                 BCI (USA), LLC,

                               WILLIAM J. BRESNAN,

                      BLACKSTONE BC CAPITAL PARTNERS, L.P.,

                 BLACKSTONE BC OFFSHORE CAPITAL PARTNERS, L.P.,

               BLACKSTONE FAMILY INVESTMENT PARTNERSHIP III L.P.,

                               TCI BRESNAN LLC and

                       TCID OF MICHIGAN, INC., as Sellers,

                                       AND

                  CHARTER COMMUNICATIONS HOLDING COMPANY, LLC,

                                    as Buyer

                                TABLE OF CONTENTS

                                                                                                               Page


ARTICLE 1         CERTAIN DEFINITIONS.............................................................................1
         1.1      Terms Defined in this Section...................................................................1
         1.2      Terms Defined Elsewhere in this Agreement......................................................11
         1.3      Rules of Construction..........................................................................13

ARTICLE 2         SALE AND PURCHASE OF PURCHASED INTERESTS;
                  PURCHASE PRICE.................................................................................14
         2.1      Sale and Purchase of Purchased Interests; Contribution of
                  Contributed Interests..........................................................................14
         2.2      Purchase Price for Purchased Interests.........................................................14
         2.3      Adjustments to Purchase Price..................................................................15
         2.4      Payment at Closing.............................................................................17
         2.5      Post-Closing Purchase Price Adjustments........................................................18

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF THE SELLERS..................................................20
         3.1      Organization and Ownership of Partnership......................................................20
         3.2      Authorizations; No Conflict; Required Consents.................................................21
         3.3      Partnership Assets.............................................................................22
         3.4      System Franchises, System Licenses, and System Contracts.......................................22
         3.5      Real Property..................................................................................23
         3.6      Environmental..................................................................................24
         3.7      Compliance with Legal Requirements.............................................................25
         3.8      Intellectual Property..........................................................................25
         3.9      Financial Statements; Absence of Certain Changes or Events.....................................25
         3.10     Litigation.....................................................................................26
         3.11     Tax Returns....................................................................................26
         3.12     Employment Matters.............................................................................27
         3.13     Partnership Systems Information................................................................31
         3.14     Finders and Brokers............................................................................31
         3.15     Transactions with Affiliates...................................................................31
         3.16     Competition....................................................................................31
         3.17     Pending Transactions...........................................................................32
         3.18     Acquisition Agreement Schedules; Schedule References...........................................32
         3.19     Securities Law Matters.........................................................................32

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF BUYER........................................................32
         4.1      Organization; Authority........................................................................32
         4.2      Authorization and Binding Obligation...........................................................33
         4.3      No Conflict; Required Consents.................................................................33


                                      (i)

         4.4      Finders and Brokers............................................................................33
         4.5      Securities Law Matters.........................................................................33
         4.6      Investment Company.............................................................................34
         4.7      Litigation.....................................................................................34
         4.8      Balance Sheet..................................................................................34
         4.9      Financing......................................................................................34
         4.10     Capitalization; Delivery of Limited Liability Company Interests................................34
         4.11     Pending Buyer Acquisitions.....................................................................35
         4.12     SEC Filings; Financial Information.............................................................35

ARTICLE 5         SPECIAL COVENANTS AND AGREEMENTS...............................................................35
         5.1      Access to Premises and Records.................................................................35
         5.2      Continuity and Maintenance of Operations; Certain Deliveries and Notices.......................35
         5.3      Required Consents, Franchise Renewal...........................................................38
         5.4      Confidentiality; Press Release.................................................................40
         5.5      Cooperation; Commercially Reasonable Efforts...................................................41
         5.6      HSR Act........................................................................................41
         5.7      Tax Matters....................................................................................42
         5.8      Certain Financing Matters......................................................................44
         5.9      Consent and Agreements of Sellers and Buyer....................................................45
         5.10     WARN Act.......................................................................................46
         5.11     Programming and Other Commitments..............................................................46
         5.12     401(k) Plans...................................................................................46
         5.13     Notification of Certain Matters................................................................46
         5.14     Offers.........................................................................................46
         5.15     Buyer Acquisition Documents....................................................................47
         5.17     Restructuring of the Partnership...............................................................47

ARTICLE 6         CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS.................................................48
         6.1      Conditions to Buyer's Obligations..............................................................48
         6.2      Conditions to Sellers' Obligations.............................................................49

ARTICLE 7         CLOSING AND CLOSING DELIVERIES.................................................................50
         7.1      The Closing; Time and Place....................................................................50
         7.2      Deliveries by Sellers..........................................................................50
         7.3      Deliveries by Buyer............................................................................51

ARTICLE 8         TERMINATION....................................................................................52
         8.1      Termination by Agreement.......................................................................52
         8.2      Termination by the Sellers.....................................................................52
         8.3      Termination by Buyer...........................................................................52
         8.4      Effect of Termination..........................................................................53
         8.5      Attorneys' Fees................................................................................54


ARTICLE 9         MISCELLANEOUS..................................................................................54
         9.1      Fees and Expenses..............................................................................54
         9.2      Notices........................................................................................54
         9.3      Benefit and Binding Effect.....................................................................55
         9.4      Further Assurances.............................................................................56
         9.5      GOVERNING LAW..................................................................................56
         9.6      Entire Agreement...............................................................................56
         9.7      Amendments; Waiver of Compliance...............................................................56
         9.8      Counterparts...................................................................................56
         9.9      Rights Cumulative..............................................................................56
         9.10     Survival.......................................................................................56
         9.11     Limitation of Recourse against Sellers.........................................................57
         9.12     Limitation of Recourse against Buyer...........................................................58
         9.13     Specific Performance...........................................................................59
         9.14     Commercially Reasonable Efforts................................................................59
         9.15     Construction...................................................................................59





                                      (iii)

                TABLE OF SCHEDULES ATTACHED TO DISCLOSURE LETTER


Schedule                            Description
--------                            -----------
Schedule 3.1                        Organization and Ownership of Partnership

Schedule 3.2                        Conflicts; Required Consents

Schedule 3.3(a)                     Permitted Liens

Schedule 3.3(b)                     Tangible Personal Property

Schedule 3.4                        System Franchises, System Licenses and System Contracts

Schedule 3.5                        Real Property

Schedule 3.6                        Environmental

Schedule 3.7                        Compliance with Legal Requirements

Schedule 3.8                        Intellectual Property

Schedule 3.9                        Absence of Certain Changes or Events

Schedule 3.10                       Partnership and Seller Litigation

Schedule 3.11                       Tax Matters

Schedule 3.12                       Employment Matters

Schedule 3.13                       Partnership Systems Information

Schedule 3.15                       Transactions with Affiliates

Schedule 3.16                       Competition

Schedule 3.17                       Acquisition Agreements

Schedule 4.7                        Buyer Litigation

Schedule 4.10(a)                    Rights in Buyer's Securities

Schedule 4.11                       Pending Buyer Acquisitions

Schedule 4.12(b)                    Buyer Cash Flow Statements

Schedule 5.2-I                      Post-Signing Operations

Schedule 5.2-II                     Partnership's Budget

Schedule 5.2(g)                     Permitted Activities




                                      (iv)
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
Schedule                            Description
--------                            -----------
Schedule 5.9                        Excluded Assets

Schedule 6.1                        Scheduled Subscribers




                                       (v)




The preceding schedules have been omitted from this exhibit. The Company agrees to provide copies of such schedules to the Commission upon request.

                                TABLE OF EXHIBITS

Exhibit                    Description
-------                    -----------

Exhibit A                  Sellers' Proportionate Interests

Exhibit B                  Designated Programming Services

Exhibit C                  Fourth Amendment to Contribution Agreement

Exhibit D                  Adjustment Escrow Agreement

Exhibit E                  Operating Agreement Term Sheet

Exhibit F                  Exchange Agreement Term Sheet

Exhibit G                  Form of Registration Rights Agreement

Exhibit H                  Form of Put Agreement

Exhibit I                  LLC Unit Formula

Exhibit J                  Form of TCI Put Agreement




                                      (vi)



The preceding exhibits A, B and C have been omitted from this exhibit. The Company agrees to provide copies of such exhibits to the Commission upon request.

                       PURCHASE AND CONTRIBUTION AGREEMENT

         THIS PURCHASE AND CONTRIBUTION AGREEMENT (this "Agreement") is entered into as of June 29, 1999, by and among BCI (USA), LLC, a Delaware limited liability company (the "General Partner"), and William J. Bresnan ("WBresnan"), Blackstone BC Capital Partners L.P., a Delaware limited partnership ("BBC"), Blackstone BC Offshore Capital Partners L.P., a Cayman Islands exempted limited partnership ("BBCO"), Blackstone Family Investment Partnership III L.P., a Delaware limited partnership ("BFI"), TCID of Michigan, Inc., a Nevada corporation ("TCID-MI") and TCI Bresnan LLC ("TCI LLC"), as Sellers, and Charter Communications Holding Company, LLC, a Delaware limited liability company ("Buyer").

                                    RECITALS

         The General Partner owns all of the general partnership interests in Bresnan Communications Company Limited Partnership, a Michigan limited partnership (the "Partnership"). The Sellers are each limited partners of the Partnership and own, in the aggregate, all of limited partnership interests in the Partnership. Buyer desires to acquire all the partnership interests in the Partnership, and the General Partner, WBresnan, BBC, BBCO, BFI, TCID-MI and TCI LLC (referred to collectively as the "Sellers" and individually as a "Seller") desire to sell and contribute to Buyer such partnership interests in the Partnership, in each case for the consideration and on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS

         In consideration of the above recitals and of the mutual agreements and covenants contained in this Agreement, the parties to this Agreement, intending to be bound legally, agree as follows:

ARTICLE 1         CERTAIN DEFINITIONS

         1.1 Terms Defined in this Section. The following terms, as used in this Agreement, have the meanings set forth in this Section:

         "1992 Cable Act" means the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the FCC rules and regulations promulgated thereunder, all as in effect from time to time.

         "Acquisition Agreement Service Area" refers to the cable television systems to be acquired by the Partnership or the Subsidiaries under the Acquisition Agreements and means either (i) any geographic area in which the seller under any Acquisition Agreement provides cable television service and an Acquisition Agreement System Franchise is not required pursuant to applicable Legal Requirements, or (ii) with respect to an Acquisition Agreement System Franchise, the geographic area in which such seller is authorized to provide cable television service pursuant to such Acquisition Agreement System Franchise.

         "Acquisition Agreement System Franchises" means all franchise agreements, operating permits or similar governing agreements, instruments, resolutions, statutes, ordinances, approvals, authorizations and permits obtained from any Franchising Authority in connection with the cable television systems to be acquired by the Partnership or the Subsidiaries under the Acquisition Agreements.

         "Acquisition Agreements" means those binding agreements described on
Schedule 3.17 pursuant to which the Partnership or a Subsidiary has agreed to acquire cable television systems and those non-binding expressions of intent to which the Partnership or a Subsidiary is a party as of the date of this Agreement pursuant to which the Partnership has indicated an intent to acquire cable television systems.

         "Adjustment Time" means 11:59 p.m., Eastern time, on the day before the Closing Date.

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with the specified Person, where "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

         "Basic Services" means the lowest tier of cable television service offered to subscribers of a Partnership System that includes the retransmission of local broadcast signals as defined by the Cable Act and the 1992 Cable Act.

         "BCG S-4" means that Form S-4 Registration Statement filed with the SEC as of May 3, 1999 (File No. 333-77637) by Bresnan Communications Group LLC and Bresnan Capital Corporation.

         "Business Day" means any day other than a Saturday, Sunday or a day on which the banking institutions in New York, New York are required or authorized to be closed.

         "Cable Act" means the Cable Communications Policy Act of 1984, as amended, and the FCC rules and regulations promulgated thereunder, all as in effect from time to time.

         "Charter Documents" means the articles or certificate of incorporation, bylaws, certificate of limited partnership, partnership agreement, certificate of formation, limited liability company operating agreement, articles of association, and similar charter documents, as applicable to any Person other than an individual.

         "Closing" means the consummation of the purchase and sale of the Purchased Interests and the contribution of the Contributed Interests pursuant to this Agreement in accordance with the provisions of Article 7.

         "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder, all as in effect from time to time.

         "Communications Act" means the Communications Act of 1934, as amended, and the FCC rules and regulations promulgated thereunder, all as in effect from time to time.

         "Contract" means any contract, mortgage, deed of trust, bond, indenture, lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

         "Contribution Agreement" means the Contribution Agreement among the Partnership, TCID-MI and various of its Affiliates, predecessors of BBC, BBCO and BFI, WBresnan and predecessors of the General Partner, dated as of June 3, 1998, as amended on September 17, 1998, on February 2, 1999 and on the date of this Agreement.

         "Copyright Act" means the Copyright Act of 1976, as amended and in effect from time to time.

         "Corporate Office" means 709 Westchester Avenue, White Plains, New York 10604.

         "Credit Facility" means the Loan Agreement dated as of February 2, 1999 among Bresnan Telecommunications Company LLC, the lenders party thereto and Toronto Dominion (Texas), Inc., as Administrative Agent for the lenders, and the Arranging Agents, Syndication Agent, Documentation Agents and Joint Book Managers and Joint Lead Arrangers, as further set forth therein, as it may be amended.

         "Environmental Law" means any binding applicable Legal Requirement concerning the protection of the environment and public or employee health (to the extent relating to the environment), including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, air (including both ambient and within buildings and other structures), surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

         "Equity Agreements" means the Operating Agreement, the Exchange Agreement, the Registration Rights Agreement, the Put Agreement and the TCI Put Agreement.

         "Equivalent Basic Subscribers" means, as of the Closing Date or any other date of determination and for each Partnership System, without duplication, the aggregate of all of the following that are receiving Basic Services provided by the Partnership Systems: (a) private residential customer accounts that are billed by the Partnership by individual unit (regardless of whether such accounts are in single family homes or in individually billed units in apartment houses and other multi-unit buildings, but exclusive of secondary outlets and courtesy accounts), each of which shall be counted as one "Equivalent Basic Subscriber"; and (b) all commercial, bulk-billed and other accounts not billed by individual unit, such as hotels, motels, apartment houses and multi-family homes, provided that the number of "Equivalent Basic Subscribers" serviced by each such account shall be deemed to be an amount equal to the quotient of (x) the aggregate monthly revenue for Basic Services and Expanded Basic Services derived by the Partnership Systems from such accounts, in each case for the last calendar month preceding the date of such determination, divided by (y) the standard monthly fees charged for the provision of Basic Service plus (for accounts receiving Expanded Basic Service) the standard monthly fees charged for the provision of Expanded Basic Service. In each case under clause (y) above, such standard monthly fees will be the fees charged to customers served in the same Service Area, as of the date of determination. Notwithstanding the foregoing, the term "Equivalent Basic Subscribers" shall not include any commercial, residential or other subscriber who (i) pays less than the standard rate (excluding bulk accounts) for Basic Services (other than as a result of discounts offered in the ordinary course of business), (ii) has not paid for one full month of service, or (iii) is more than 65 days delinquent from the date of billing on any amount due from such subscriber in excess of $10.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto, all as in effect from time to time.

         "ERISA Affiliate" means, with respect to any Person, a trade or business affiliated within the meaning of Sections 414(b), (c) or (m) of the Code.

         "Exchange Agreement" means the Exchange Agreement by and among the parties named therein, containing the provisions set forth in Exhibit F hereto and such other provisions as contemplated in Section 5.16, which agreement shall, subject to Section 5.16, be executed and delivered on the Closing Date.

         "Excluded Assets" means the Partnership Assets described on Schedule
5.9.

         "Expanded Basic Services" means any CPS tier of any Partnership System designated as such in the rate filings of the Partnership.

         "FCC" means the Federal Communications Commission.

         "Franchising Authorities" means all Governmental Authorities that have issued or granted a System Franchise relating to the operation of a Partnership System.

         "GAAP" means generally accepted accounting principles as in effect in the United States from time to time.

         "General Partnership Interest" means the general partnership interest in the Partnership held by the General Partner.

         "Governmental Authority" means the United States of America, any state, commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing, and including any Franchising Authority.

         "Hazardous Substances" means (a) any "hazardous waste" as defined by the Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C. Sections 6901 et seq.), as amended, and the rules and regulations promulgated thereunder, all as in effect from time to time; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (15 U.S.C. Sections 9601 et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder, all as in effect from time to time; (c) any substance regulated by the Toxic Substances Control Act (TSCA) (15 U.S.C. Sections 2601 et seq.), or the Insecticide, Fungicide and Rodenticide Act (IFRA) (7 U.S.C. Sections 136 et seq.), each as amended, and the rules and regulations promulgated thereunder, all as in effect from time to time; (d) asbestos or asbestos-containing material of any kind or character; (e) polychlorinated biphenyls; (f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (g) any substance the presence, use, handling, treatment, storage or disposal of which on real property is prohibited by any Environmental Law; and (h) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and the regulations promulgated by the Federal Trade Commission with respect thereto, all as in effect from time to time.

         "Intellectual Property" means any (i) trademarks, trade dress, trade names, service marks, logos and other similar proprietary rights, (ii) domain names, (iii) copyrights and (iv) patents and patentable know-how, inventions and processes.

         "Judgment" means any judgment, writ, order, injunction, award or decree of any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

         "Keepwell Agreement" means the letter agreement dated February 2, 1999 addressed to the Partnership and entered into among it and TCI Bresnan LLC, Beatrice Cable TV Company, TCI of Illinois, Inc., Heritage Cablevision of South East Massachusetts, Inc., TCI of Southern Minnesota, Inc., TCI Cablevision of Nebraska, Inc., WestMarc Development, Inc. and TCID of Michigan, Inc.

         "Knowledge" means, with respect to any Person, the actual knowledge of a particular matter of such Person, or if such Person is an entity, one or more of the principal corporate personnel of such Person, and, with respect to the General Partner, includes the actual knowledge of one or more of the executive vice presidents or more senior officers of the Partnership or regional vice presidents of the Partnership Systems.

         "Leased Real Property" means all leasehold interests in real property that are held for use or used in connection with the Partnership's Business which the Partnership has, or acquires prior to Closing, including those described as Leased Real Property on Schedule 3.5.

         "Legal Requirement" means applicable common law and any statute, ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement, policy or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment and all judicial decisions applying common law or interpreting any other Legal Requirement, in each case, as amended.

         "Lien" means any security interest, any interest retained by the transferor under a conditional sale or other title retention agreement, mortgage, lien, pledge, option, encumbrance, adverse interest, constructive exception to, defect in or other condition affecting title or other ownership interest (including reservations, rights of entry, possibilities of reverter, encroachments, easements, rights-of-way, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, System License, System Franchise, System Contract or otherwise.

         "Limited Partnership Interests" means the limited partnership interests in the Partnership held by each of the Sellers.

         "Litigation" means any written claim, action, suit, proceeding, arbitration or hearing that could result in a Judgment, or any written notice of such claim, action, suit, proceeding, arbitration or hearing.

         "Loan Documents" means the Credit Facility and the Senior Indenture.

         "Loan Document Liens" means Liens created by the Loan Documents in favor of the lenders or trustee thereunder.

         "Material Adverse Effect" means a material adverse effect on (i) the Partnership Assets or the business, results of operations or financial condition of the Partnership, taken as a whole, but without giving effect to any effect resulting from changes in conditions (including economic conditions, changes in FCC regulations, or federal, state or local governmental actions, legislation or regulations) that are applicable to the economy or the cable television industry on a national, regional, state or local basis or any changes in technology or competition affecting the business of the Partnership Systems, or (ii) on the ability of any Seller to perform its obligations under this Agreement.

         "MMDS" means multichannel multipoint distribution service.

         "Multichannel Video Programming Distributor" or "MVPD" means a distributor of cable television services, MMDS, direct broadcast satellite service or television receive-only satellite programming, who makes available for purchase, by subscribers or customers, multiple channels of video programming, other than Persons distributing such services only to multiple dwelling unit or other commercial customers (including hotels, motels, resorts, hospitals, dormitories, prisons, restaurants, bars and similar establishments).

         "Operating Agreement" means the limited liability company agreement of Buyer containing the provisions set forth in Exhibit E hereto and such other provisions as contemplated in Section 5.16, which agreement shall be executed and delivered on the Closing Date.

         "Other Intangibles" means all intangible assets other than System Franchises, System Licenses and System Contracts, including subscriber lists, accounts receivable, claims, patents, and copyrights that are owned, held for use or used in connection with the Partnership's Business and in which the Partnership has, or acquires prior to Closing, any right, title or interest.

         "Other Real Property Interests" means all easements and rights of access (other than those relating to multiple dwelling units) and other interests in real property that are held for use or used in connection with the Partnership's Business and in which the Partnership has, or acquires prior to Closing, any right, title or interest, including those interests described as Other Real Property Interests on Schedule 3.5, but not including Leased Real Property or Owned Real Property.

         "Owned Real Property" means all fee interests in real property that are held for use or used in connection with the Partnership's Business which the Partnership owns, or acquires prior to Closing, including those described as Owned Real Property on Schedule 3.5 and all improvements thereon.

         "Partnership Agreement" means the Bresnan Communications Company Limited Partnership Amended and Restated Limited Partnership Agreement dated as of February 2, 1999, as it may be amended prior to the Closing.

         "Partnership Assets" means all assets, properties, privileges, rights, contracts, licenses, permits, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held for use or used in connection with the Partnership's Business and in which the Partnership or any Subsidiary has any right, title or interest or acquires any right, title or interest on or before the Closing, including Tangible Personal Property, Owned Real Property, Leased Real Property, Other Real Property Interests, System Franchises, System Licenses, System Contracts, and Other Intangibles.

         "Partnership Systems" means the cable television systems owned and operated by the Partnership or any Subsidiary or any combination of any of them, each of which may be referred to herein individually as a "Partnership System."

         "Partnership's Budget" means the budget for the Partnership's Business for the period and in the form attached hereto as Schedule 5.2-II, as the same may be supplemented or modified by the Partnership with Buyer's consent, which consent will not be unreasonably withheld, conditioned or delayed; except that Buyer's consent will not be required if the Partnership's proposed supplement or modification to the Partnership's Budget (i) would not, in the aggregate after giving effect to the cumulative effect of supplements and modifications, increase the Partnership's gross annual expenses by more than 3% or (ii) reflects the consummation of any Acquisition Agreement, provided that the modification resulting from such consummation is made in a manner consistent with past practices.

         "Partnership's Business" means the cable television business and all related and ancillary businesses and all other businesses conducted by the Partnership or any Subsidiary, whether conducted through the Partnership Systems or otherwise.

         "Pay TV" means a la carte tiers or premium programming services selected by and sold to subscribers on a per channel or per program basis.

         "Permitted Lien" means any (a) Lien securing Taxes, assessments and governmental charges not yet due and payable, (b) zoning law or ordinance or any similar Legal Requirement, (c) right reserved to any Governmental Authority to regulate the affected property, (d) as to Owned Real Property and Other Real Property Interests, any easement, right of way, condition, covenant, restriction or imperfection of title that does not individually or in the aggregate interfere with the right or ability to own, use or operate the Owned Real Property or Other Real Property Interests as they are being used or operated or to convey good and marketable title to such Owned Real Property or Other Real Property Interests, (e) in the case of Owned Real Property and Leased Real Property, any lease or sublease by the Partnership in favor of a third party that is disclosed in the Schedules to this Agreement, (f) in the case of Leased Real Property, the rights of any lessor and any Lien granted by any lessor of Leased Real Property which do not, individually or in the aggregate with any other such Liens, materially interfere with the Partnership's or any Subsidiary's use of such Leased Real Property, (g) any inchoate materialmen's, mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business, (h) the Loan Document Liens, (i) Liens described on Schedule 3.3(a), (j) the transfer restrictions created by the Partnership Agreement in favor of the partners thereunder, and (k) recorded exceptions included in any title policy that relates to Owned Real Property that is listed on Schedule 3.5 and was delivered to Buyer prior to execution of this Agreement; provided that "Permitted Lien" will not include any Lien securing a debt (other than the Loan Document Liens) or any Lien that could prevent or impair in any way the conduct of the business of the affected Partnership System as it is currently being conducted.

         "Person" means any natural person, Governmental Authority, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

         "Proportionate Interest" with respect to each Seller means the percentage set forth in Exhibit A, which Exhibit may be attached or amended by the Sellers, in their discretion, at any time prior to Adjustment Time, provided that the sum of the Proportionate Interests for all Sellers shall equal 100%.

         "Put Agreement" means each Put Agreement by and among the parties named therein, substantially in the form of Exhibit H hereto, which agreement shall be executed and delivered as set forth in Section 5.16(d).

         "Registration Rights Agreement" means the Registration Rights Agreement by and among the parties named therein, substantially in the form of Exhibit G hereto, which agreement shall be executed and delivered on the Closing Date.

         "Required Consents" means the consents, permits, approvals and authorizations of Governmental Authorities and other Persons, and filings, notices, and applications with Governmental Authorities and other Persons, necessary to transfer lawfully the Purchased Interests and the Contributed Interests to Buyer or otherwise to consummate lawfully the transactions contemplated by this Agreement.

         "Scheduled Subscribers" means for each Service Area and each Acquisition Agreement Service Area, the approximate number of Equivalent Basic Subscribers served as of a date certain, as set forth on Schedule 6.1.

         "SEC" means the United States Securities and Exchange Commission.

         "Senior Indenture" means the Indenture dated as of February 2, 1999, among Bresnan Communications Group LLC ("BCG"), Bresnan Capital Corporation ("BCC") and State Street Bank and Trust Company, as trustee, pursuant to which BCG and BCC issued their 8% Senior Notes due 2009 and 9-1/4% Senior Discount Notes due 2009.

         "Service Area" means either (i) any geographic area in which the Partnership or its Subsidiaries provides cable television service and a System Franchise is not required pursuant to applicable Legal Requirements, or (ii) with respect to any System Franchise, the geographic area in which the Partnership is authorized to provide cable television service pursuant to such System Franchise.

         "SSI Supply Agreement" means the Satellite Services, Inc. Programming Supply Agreement, between Bresnan Telecommunications Company LLC and Satellite Services, Inc., as applicable to the Partnership's Business on the date of this Agreement, and as may be amended prior to Closing.

         "Subsidiary" means Bresnan Telecommunications Company LLC, Bresnan Public Corporation, Bresnan Telephone of Michigan L.L.C., Bresnan Telephone of Minnesota, L.L.C., Bresnan Communications Group LLC, or Bresnan Capital Corporation, as the context may require.

         "System Contracts" means all pole line agreements, underground conduit agreements, crossing agreements, multiple dwelling, bulk billing or commercial service agreements, leased channel access agreements, retransmission consents, lease agreements for tangible personal property and other Contracts (other than System Franchises and System Licenses) held for use or used in connection with the Partnership's Business and to which the Partnership or a Subsidiary is, or becomes prior to Closing, a party or bound, including those described on
Schedule 3.4.

         "System Franchises" means all franchise agreements, operating permits or similar governing agreements, instruments, resolutions, statutes, ordinances, approvals, authorizations and permits obtained from any Franchising Authority in connection with the Partnership's Business, including those listed on Schedule 3.4, including all amendments and modifications thereto and all renewals thereof.

         "System Licenses" means the intangible cable television channel distribution rights, cable television relay service (CARS), business radio and other licenses, earth station registrations, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority in connection with the Partnership's Business (other than System Franchises, System Contracts and Other Real Property Interests), including those described on Schedule 3.4.

         "Tangible Personal Property" means all tangible personal property that is owned, leased, held for use or used in connection with the Partnership's Business and in which the Partnership has, or acquires prior to Closing any right, title or interest, including towers, tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets, the material items of which, including all motor vehicles, are described on Schedule 3.3(b).

         "Tax" or "Taxes," as the context may require, include any income, alternative or add-on minimum tax, gross income, gross receipts, franchise, profits, sales, use, ad valorem, business license, withholding, payroll, employment, excise, stamp, transfer, recording, occupation, premium, property, value added, custom duty, severance, windfall profit or license tax, governmental fee, including estimated taxes relating to any of the foregoing, or other similar tax or other like assessment or charge of similar kind whatsoever together with any interest and any penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such Tax.

         "Tax Returns" means any tax return, declaration of estimated tax, tax report or other tax statement, or any other similar filing, including any schedule or attachment thereto, and including any amendment thereof, required to be submitted to any Governmental Authority with respect to any Tax.

         "TCI Put Agreement" means each TCI Put Agreement by and among the parties named therein, substantially in the form of Exhibit J hereto, which agreement shall be executed and delivered on the Closing Date.

         "Transferable Service Area" means a Service Area or an Acquisition Agreement Service Area with respect to which: (a) no franchise or similar authorization is required for the provision of cable television service in such Service Area or Acquisition Agreement Service Area, (b) no Required Consent is necessary for the transfer of control of any System Franchise or Acquisition Agreement System Franchise for such Service Area or Acquisition Agreement Service Area in connection with the consummation of the transactions contemplated by this Agreement, (c) if a Required Consent is necessary for the transfer of control of any System Franchise or Acquisition Agreement System Franchise for such Service Area or Acquisition Agreement Service Area in connection with the consummation of the transactions contemplated by this Agreement (including any expired System Franchise or Acquisition Agreement System Franchise), an effective consent or approval has been obtained (or shall have been deemed obtained by operation of law in accordance with the provisions of the Cable Act) without the imposition of any condition or any modification that in either case makes, or is reasonably likely to make, the underlying System Franchise or Acquisition Agreement System Franchise materially more onerous or materially reduces in any respect, or is reasonably likely to materially reduce in any respect, the benefits available under the System Franchise or Acquisition Agreement System Franchise in respect of which the Required Consent relates (except, in each case, as approved by Buyer) or (d) if a Required Consent is necessary for the transfer of control of any System Franchise or Acquisition Agreement System Franchise for such Service Area or Acquisition Agreement Service Area in connection with the consummation of the transactions contemplated by this Agreement, the applicable franchising authority does not expressly reject a request for approval to transfer such System Franchise or Acquisition Agreement System Franchise within 120 days after the due and proper submission of a completed Form 394 to such Franchising Authority (plus such extensions of time as are mutually agreed upon by Buyer and Sellers); provided that, with respect to any expired System Franchise or Acquisition Agreement System Franchise for which the Franchising Authority has not granted continuing operation authority to the Partnership or applicable Subsidiary and pursuant to which consent was not required prior to its expiration, the corresponding Service Area or Acquisition Agreement Service Area shall not be a Transferable Franchise Area unless and until the applicable Franchising Authority has either (i) consented to the consummation of the Transactions contemplated by this Agreement, or (ii) renewed such System Franchise or Acquisition Agreement System Franchise.

         "Transaction Documents" means this Agreement, and the other documents, agreements, certificates and other instruments to be executed, delivered and performed by the parties in connection with the transactions contemplated by this Agreement.

         "Units" means common membership interests in Buyer, with the rights and limitations set forth in the Operating Agreement.

         "Upset Date" means May 1, 2000.

         1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:


Term                                                      Section
----                                                      -------
Adjustment Assets                                         Section 2.3(a)(1)

Adjustment Escrow Agent                                   Section 2.4(b)(1)

Adjustment Escrow Agreement                               Section 2.4(b)(1)

Adjustment Escrow Amount                                  Section 2.4(b)(1)

Adjustment Liabilities                                    Section 2.3(a)(2)

Agreement                                                 First Paragraph

Antitrust Division                                        Section 5.6

Auditor                                                   Section 2.5(a)(2)

BBC                                                       First Paragraph

BBCO                                                      First Paragraph

BCI                                                       Section 5.12

BFI                                                       First Paragraph

Bresnan Plan                                              Section 5.12

Buyer                                                     First Paragraph

Capital Expenditures                                      Section 2.3(d)

CCH S-4                                                   Section 4.12(a)

Charter Holdings Value                                    Section 2.1(b)

Closing Date                                              Section 7.1

commercially reasonable efforts                           Section 9.14

Confidential Information                                  Section 5.4(a)

Contributed Interest                                      Section 2.1(b)

Disclosure Letter                                         Section 1.3

Equity Consideration                                      Section 2.1(b)

Estimated Purchase Price                                  Section 2.4(a)

Excluded Rights                                           Section 5.9(e)

Final Closing Statement                                   Section 2.5(a)(1)

Final Purchase Price                                      Section 2.5(b)(1)(A)

FTC                                                       Section 5.6

General Partner                                           First Paragraph

Partnership                                               First Paragraph

Partnership ERISA Affiliates                              Section 3.12(b)

Partnership Plans                                         Section 3.12(b)

Partnership's Financial Statements                        Section 3.9

Pending Buyer Acquisitions                                Section 4.11

Preliminary Closing Statement                             Section 2.4

Preliminary Purchase Price                                Section 2.4(b)(2)

PublicCo                                                  Section 5.16(c)

Purchase Guaranty                                         Section 9.12

Purchase Price                                            Section 2.2

Purchased Interests                                       Section 2.1

reasonable commercial efforts                             Section 9.14

Seller                                                    Recitals

Shared Reduction Amount                                   Section 2.3(a)

Subscriber Adjustment                                     Section 2.3(b)

Subscriber Shortfall                                      Section 2.3(b)

Subscriber Threshold                                      Section 2.3(b)

Subsequent Buyer Acquisition                              Section 5.15

Successor Plan                                            Section 5.12

TCI LLC                                                   First Paragraph

TCID-MI                                                   First Paragraph

Vulcan Puts                                               Section 5.16(d)

WARN Act                                                  Section 3.12(a)

WBresnan                                                  First Paragraph

         1.3 Rules of Construction. Words used in this Agreement, regardless of the gender and number specifically used, shall be deemed and construed to include any other gender and any other number as the context requires. As used in this Agreement, the word "including" is not limiting, and the word "or" is not exclusive. Except as specifically otherwise provided in this Agreement in a particular instance, a reference to a Section is a reference to a Section of this Agreement, a reference to an Exhibit is a reference to an Exhibit to this Agreement, a reference to a Schedule is a reference to a Schedule to that Disclosure Letter delivered on the date of this Agreement (the "Disclosure Letter"), and the terms "hereof," "herein," and other like terms refer to this Agreement as a whole, including the Schedules and the Exhibits to this Agreement, and not solely to any particular part of this Agreement. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any reference in this Agreement to a "day" or a number of "days" (without the explicit qualification of Business) will be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice will be deferred until, or may be taken or given on, the next Business Day.

ARTICLE 2         SALE AND PURCHASE OF PURCHASED INTERESTS; PURCHASE PRICE

         2.1 Sale and Purchase of Purchased Interests; Contribution of Contributed Interests.

                  (a) Subject to the terms and conditions set forth in this Agreement, each Seller hereby agrees to sell, transfer, and deliver to Buyer at the Closing, and Buyer hereby agrees to purchase at the Closing, the partnership interests specified below (the "Purchased Interests"), free and clear of all
Liens:

                           (1) from the General Partner, the entire General
Partnership Interest; and

                           (2) from each Seller, that portion of its Limited
Partnership Interest that is not represented by a Contributed Interest.

                  (b) TCI LLC agrees to contribute to Buyer all of its Limited Partnership Interest, and each other Seller agrees to contribute to Buyer a portion of its Limited Partnership Interest, in each case free and clear of all Liens and subject to the Legal Requirements (each such contributed Limited Partnership Interest, a "Contributed Interest"). The aggregate interest in the Partnership represented by the Contributed Interests will be a fraction, the numerator of which is $1,000,000,000 plus the Shared Reduction Amount, if any, and the denominator of which is $3,100,000,000, as adjusted pursuant to Section
2.3 plus the Shared Reduction Amount, if any. The percentage of each Seller's (other than TCI LLC's) Limited Partnership Interest represented by the Contributed Interest shall be set forth in a written notice delivered to Buyer at least two days prior to Closing. In exchange for such contribution to Buyer, each Seller shall receive Units in Buyer (the "Equity Consideration"). The number of Units issued to Sellers will be calculated as set forth on Exhibit I. For purposes of this Section 2.1, if the Adjustment Assets exceed the Adjustment Liabilities, the

"Shared Reduction Amount" will be zero, and otherwise, the "Shared Reduction Amount" will equal one-half of the difference between the Adjustment Liabilities and the Adjustment Assets, as calculated on the Preliminary Closing Statement, provided that the Shared Reduction Amount shall in no event be greater than $15,000,000.

         2.2 Purchase Price for Purchased Interests. Buyer shall pay and deliver to the Sellers, by wire transfer of immediately available funds to one or more accounts of the Sellers, as designated in writing by the Sellers not later than the Business Day before Closing, as consideration for the sale of the Purchased Interests an aggregate amount in cash equal to $2,100,000,000, subject to adjustment as provided in Section 2.3 (the "Purchase Price") and subject to the provisions of Sections 2.4 and 2.5. Buyer shall have no liability or obligation arising from its allocation of the Purchase Price among the Sellers, provided that Buyer complies with the written instructions of the Sellers provided under the preceding sentence.

         2.3      Adjustments to Purchase Price.

                  (a) Working Capital Adjustment. The Purchase Price shall be increased by the amount of the Adjustment Assets as of the Adjustment Time and shall be decreased by the Adjustment Liabilities as of the Adjustment Time.

                           (1) Subject to the other provisions of this Section
2.3(a), "Adjustment Assets" means the sum of: (A) cash and cash equivalents (but only to the extent such cash is held by the Partnership and the Subsidiaries at the Closing), (B) Eligible Accounts Receivable net of any credit balances owed to cable television subscribers of the Partnership Systems, (C) Prepaid Expenses, (D) Deposits, and (E) Other Current Assets, in each case of clauses
(A) through (E) computed for the Partnership and the Subsidiaries as of the Adjustment Time on a consolidated basis and without duplication in accordance with GAAP applied on a basis consistent with the preparation of the Partnership's Financial Statements.

                                    (I) "Eligible Accounts Receivable" means the
face amount of all Subscriber Accounts Receivable that are 60 or fewer days past due as of the Adjustment Time, all Advertising Accounts Receivable that are 120 days or fewer past due as of the Adjustment Time and all other accounts receivable. No Subscriber Accounts Receivable that are more than 60 days past due and no Advertising Accounts Receivable that are more than 120 days past due will be included in Eligible Accounts Receivable.

                                    (II) "Subscriber Accounts Receivable" means
accounts receivable of the Partnership and the Subsidiaries (excluding Advertising Accounts Receivable) resulting from the provision of cable television service by the Partnership Systems to active subscribers as of the Adjustment Time and that relate to periods prior to the Adjustment Time. For purposes of making "past due" calculations to determine whether Subscriber Accounts Receivable are Eligible Accounts Receivable, the subscriber billing statements will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided.

                                    (III) "Advertising Accounts Receivable"
means accounts receivable of the Partnership and the Subsidiaries resulting from advertising on a Partnership System or another cable television system sold either directly by the Partnership and the Subsidiaries or by an ad sales representative or an advertising agency of the Partnership and the Subsidiaries or through an advertising interconnect partnership or otherwise. For purposes of making "past due" calculations to determine whether Advertising Accounts Receivable are Eligible Accounts Receivable, invoices will be deemed to be due and payable upon date of invoice.

                                    (IV) "Prepaid Expenses" means the book value
of prepaid expenses of the Partnership and the Subsidiaries (but only to the extent constituting a current asset and only to the extent that such prepaid expenses will accrue to the benefit of the Partnership and the Subsidiaries upon and after the Adjustment Time).

                                    (V) "Deposits" means all monies which are on
deposit with third parties as of the Adjustment Time for the account of the Partnership or the Subsidiaries or as security for the performance of their respective obligations, including deposits on real property leases and deposits for utilities that will accrue to the benefit of the Partnership or the Subsidiaries upon and after the Adjustment Time.

                                    (VI) "Other Current Assets" means all other
current assets of the Partnership and the Subsidiaries; provided, however, notwithstanding any provision of this Agreement to the contrary, Adjustment Assets shall not include inventory or accounts receivable that are not Eligible Accounts Receivable.

                           (2) Subject to the other provisions of this Section
2.3(a), "Adjustment Liabilities" means the sum of: (A) Accounts Payable, (B) Subscriber Prepayments and Deposits, (C) Deferred Revenue, and (D) Other Current Liabilities, in each case of clauses (A) through (D) computed for the Partnership and the Subsidiaries as of the Adjustment Time on a consolidated basis and without duplication in accordance with GAAP applied on a basis consistent with the preparation of the Partnership's Financial Statements.

                                    (I) "Accounts Payable" means the book value
of all accounts payable of the Partnership and the Subsidiaries.

                                    (II) "Subscriber Prepayments and Deposits"
means the sum of (1) all outstanding deposits of subscribers of the Partnership Systems for converters, decoders and similar items (and, if required to be paid to such subscribers, accrued interest thereon), and (2) all payments received by the Partnership and the Subsidiaries prior to the Adjustment Time for services to be rendered to subscribers of the Partnership Systems after the Adjustment Time.

                                    (III) "Deferred Revenue" means liabilities
to subscribers representing advance billings for services to be performed by the Partnership and the Subsidiaries after the Adjustment Time.

                                    (IV) "Other Current Liabilities" means all
other current liabilities of the Partnership and the Subsidiaries, including accrued expenses.

                           (3) For purposes of making the adjustments pursuant
to this Section 2.3(a), revenues and expenses shall be treated as prepaid or accrued so as to reflect the principle that revenues and expenses will be prorated so that the revenues and expenses attributable to the period prior to the Adjustment Time shall be for the account of Sellers and the revenues and expenses attributable to the period after the Adjustment Time shall be for the account of Buyer.

                  (b) Subscriber Adjustment. The Purchase Price shall be decreased by the dollar amount equal to the product of (1) the Subscriber Shortfall multiplied by (2) $4,492 (such decrease, the "Subscriber Adjustment"). For purposes of this Agreement, the "Subscriber Shortfall" equals the number, if any, by which the total number of Equivalent Basic Subscribers for all of the Partnership Systems as of the Adjustment Time (as adjusted in accordance with the following sentence) is less than 665,850. If any Acquisition Agreement remains pending but not yet consummated prior to the Adjustment Time, then (i) the number of Equivalent Basic Subscribers of cable television systems that the Partnership intends to acquire by such Acquisition Agreement, as set forth on
Schedule 3.17, will solely for purposes of this Section 2.3(b) be deemed to be Equivalent Basic Subscribers of the Partnership Systems as of the Adjustment Time and (ii) the Partnership debt, for purposes of Section 2.3(c), will be deemed to be increased on a pro forma basis by the purchase price under such Acquisition Agreement.

                  (c) Debt Adjustment. The Purchase Price shall be decreased by the sum of (1) all obligations of the Partnership and the Subsidiaries for borrowed money (including all accrued and unpaid interest unless otherwise taken into account in Section 2.3(a)) under the Loan Documents and under any bonds, debentures, notes, indentures, mortgages, or similar instruments to which the Partnership or any of the Subsidiaries are a party or by which any of them are bound, (2) all capital lease obligations of the Partnership and the Subsidiaries and (3) any other non-current liabilities (other than deferred taxes, launch support payments and other items that do not reflect a cash obligation of the Partnership), each as calculated as of the Closing Date in accordance with GAAP.

                  (d) Adjustment for Capital Expenditures. (1) The Purchase Price shall be decreased by the amount (if any) by which $73,467,300 exceeds the amount of Capital Expenditures. "Capital Expenditures" shall mean capital expenditures made by the Partnership and the Subsidiaries on a consolidated basis between January 1, 1999 and the Closing in connection with the upgrade or rebuild of plant, headend consolidation or system interconnection, data services equipment, reverse activation and any other expenditures approved in writing by Buyer plus the cost of inventory acquired by the Partnership during such period for use in connection with any of the foregoing, but which costs have not yet been accounted for as a capital expenditure (to reflect the principle that all adjustments be made without duplication).

                           (2) The Purchase Price shall be increased by the
amount of any Capital Expenditures incurred with respect to capital projects that are not contemplated in the Partnership's

Budget, provided that Buyer provides express prior written consent (in its sole and absolute discretion) to the incurrence of such Capital Expenditures.

         2.4      Payment at Closing.

                  (a) No later than ten Business Days prior to the date scheduled for the Closing, the General Partner, in its capacity as the representative of the Sellers, shall prepare and deliver to Buyer a written report in reasonable detail (the "Preliminary Closing Statement") setting forth the Sellers' estimate of the Purchase Price, as determined in accordance with this Article 2. The Preliminary Closing Statement shall be prepared by the General Partner in its capacity as the representative of the Sellers in good faith and shall be certified by the General Partner, in such capacity, to be its good faith estimate of the Purchase Price and the other amounts set forth therein as of the date thereof. The Preliminary Closing Statement will be accompanied by appropriate documentation supporting the amounts set forth therein and such additional information as Buyer shall reasonably request relating to the matters set forth in the Preliminary Closing Statement. The Sellers shall provide to Buyer reasonable access, upon reasonable notice, to all records in their possession for purposes of verification of the Preliminary Closing Statement. The Purchase Price to be delivered at the Closing shall be determined on the basis of the Preliminary Closing Statement, with any changes thereto mutually agreed to by the Sellers and Buyer (the "Estimated Purchase Price").

                  (b) At Closing, Buyer shall pay cash as follows:

                           (1) Buyer shall pay cash to Chase Manhattan Bank or
other escrow agent mutually satisfactory to the parties (the "Adjustment Escrow Agent") in an amount equal to $10,000,000 (the "Adjustment Escrow Amount"), such cash to be held by the Adjustment Escrow Agent in escrow on behalf of the parties substantially in accordance with the terms of the escrow agreement attached as Exhibit D (the "Adjustment Escrow Agreement") and Section 2.5;

                           (2) Buyer shall pay cash to Sellers in an aggregate
amount equal to the excess of (i) the Estimated Purchase Price over (ii) the Adjustment Escrow Amount (such excess, the "Preliminary Purchase Price").

                  (c) None of the Adjustment Escrow Amount will be available for any purpose, other than as described in Section 2.5(b), and the Adjustment Escrow Amount shall not be available to satisfy any other obligations of Sellers under this Agreement or otherwise.

         2.5      Post-Closing Purchase Price Adjustments.

                  (a) Final Closing Statement.

                           (1) Within 90 days after the Closing Date, the
Sellers shall prepare and deliver to Buyer a written report (the "Final Closing Statement") setting forth the Sellers' final estimate of the Purchase Price, as determined in accordance with this Article 2. The Final Closing Statement shall be prepared by the General Partner, in its capacity as the representative of the Sellers, in good faith and shall be certified by the General Partner, in such capacity, to be its good faith estimate of the Purchase Price and the other amounts set forth therein as of the date thereof. The Final Closing Statement will be accompanied by appropriate documentation supporting the amounts set forth therein and such additional information as Buyer shall reasonably request relating to the matters set forth in the Final Closing Statement. The Sellers and Buyer will each provide to the other reasonable access, upon reasonable notice, to all records in its possession for purposes of the preparation and verification of the Final Closing Statement.

                           (2) Within 30 days after the date that the Final
Closing Statement is delivered by the Sellers to Buyer, Buyer shall complete its examination thereof and may deliver to the Sellers a written report setting forth any proposed adjustments to any amounts set forth in the Final Closing Statement. If Buyer notifies the Sellers of Buyer's acceptance of the amounts set forth in the Final Closing Statement, the amounts set forth in the Final Closing Statement shall be conclusive, final, and binding on the parties as of the date of such notification. If Buyer fails to deliver its report of any proposed adjustments within the 30-day period specified in the preceding sentence, the amounts set forth in the Final Closing Statement shall be conclusive, final, and binding on the parties as of the last day of such 30-day period. Buyer and the Sellers shall use good faith efforts to resolve any dispute involving the amounts set forth in the Final Closing Statement. If the Sellers and Buyer fail to agree on any amount set forth in the Final Closing Statement within 10 days after the Sellers receive Buyer's report pursuant to this Section 2.5(a), the disputed amounts will be determined within the following 30-day period by Ernst & Young (the "Auditor"). The Auditor shall endeavor to resolve the dispute as promptly as practicable and such auditor's resolution of the dispute shall be final and binding on the parties, and a judgment may be entered thereon in any court of competent jurisdiction. All of the costs and expenses of the Auditor and its services rendered pursuant to this
Section 2.5 shall be borne by Buyer, on the one hand, and Sellers, on the other hand, as nearly as possible in the proportion to the amount by which the determination of all matters related to such costs and expenses varies from the positions of Buyer and the Sellers, respectively, on all such matters.

                  (b)      Payment of Purchase Price Adjustments.

                           (1) After final determination of all amounts
(including resolution of disputed amounts under Section 2.5(a)(2)), payments shall be made as follows:

                                    (A) If the amount of the Purchase Price as
determined pursuant to Section 2.5(a) ("Final Purchase Price") exceeds the Preliminary Purchase Price, then within three Business Days after the date the amount of the Final Purchase Price is determined, (i) Buyer and the Sellers shall direct the Adjustment Escrow Agent to pay to Sellers the amount of such excess (not to exceed the amounts on deposit in the Adjustment Escrow Account), and (ii) Buyer and the Sellers shall direct the Adjustment Escrow Agent to pay to Buyer the balance (if any) in the Adjustment Escrow Account. To the extent that the Final Purchase Price exceeds the Preliminary Purchase Price by more than the amount on deposit in the Adjustment Escrow Account, Buyer shall pay the remainder of the Final Purchase Price to Sellers within such three Business Day period.

                                    (B) If the amount of the Preliminary
Purchase Price exceeds the Final Purchase Price, then within three business days after the date on which the amount of the Final Purchase Price is determined,
(i) Buyer and the Sellers shall direct the Adjustment Escrow Agent to pay to Buyer in cash all amounts remaining in the Adjustment Escrow Account and (ii) Sellers will pay to Buyer in cash an amount equal to the excess of the Preliminary Purchase Price exceeds the Final Purchase Price.

                           (2) All payments to be made to the Sellers pursuant
to this Section 2.5(b) shall be paid by wire or accounts transfer of immediately available funds to the accounts designated by the Sellers by written notice to Buyer. All payments to be made to Buyer pursuant to this Section 2.5(b) shall be paid by wire or accounts transfer of immediately available funds to one or more accounts designated by Buyer by written notice to the Sellers. Buyer shall have no liability or obligation arising from its allocation among the Sellers of payments made to the Sellers pursuant to this Section 2.5(b), provided that Buyer complies with the written instructions of the Sellers provided under the preceding sentence.

ARTICLE 3         REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         Each Seller represents and warrants, to the extent set forth in Section 9.11(b) and not jointly and severally, to Buyer as follows:

         3.1      Organization and Ownership of Partnership.

                  (a) The Partnership is a limited partnership duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation and has the requisite partnership power and authority to own, lease, and operate its properties and assets and to carry on its business in the places where such properties and assets are now owned, leased, or operated. The Partnership and each of its Subsidiaries is duly qualified and in good standing in all jurisdictions in which the ownership or leasing of the Partnership Assets owned or leased by it or the nature of its activities in connection with the Partnership's Business makes such qualification necessary and in which failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect.

                  (b) The General Partner holds of record and owns beneficially, and as of the Closing will hold of record and own beneficially, a 1.0% General Partnership Interest, free and clear of all Liens. Each Seller holds of record and owns beneficially, and as of the Closing will hold of record and own beneficially, its respective Limited Partnership Interest, free and clear of all Liens, and the percentage interest of such Seller is as set forth on Schedule 3.1.

                  (c) Except for this Agreement and the Partnership Agreement, such Seller (1) is not party to, and has not granted to any other Person, any options, warrants, subscription rights, rights of first refusal or any other rights providing for the acquisition or disposition of partnership interests or other equity interests in the Partnership, and (2) is not a party to any voting agreement, voting trust, proxy or other agreement or understanding with respect to the voting of any of the Purchased Interests or the Contributed Interests.

                  (d) The Partnership owns, directly or indirectly, all of the equity interests in each Subsidiary, free and clear of all Liens other than the Liens described on Schedule 3.1.

         3.2      Authorizations; No Conflict; Required Consents.

                  (a) Such Seller has the requisite power and authority to execute, deliver and perform this Agreement and the other Transaction Documents to which such Seller is a party according to their respective terms. The execution, delivery, and performance by such Seller of this Agreement and the other Transaction Documents to which such Seller is a party have been duly authorized by all necessary action on the part of such Seller. This Agreement and the other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) the legal, valid, and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Documents may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally or by judicial discretion in the enforcement of equitable remedies.

                  (b) Except as described on Schedule 3.2, the execution and delivery by such Seller, the performance by such Seller under, and the consummation of the transactions contemplated by, this Agreement (other than the transactions described in Section 5.17) and the Transaction Documents to which such Seller is a party do not and will not: (a) conflict with or violate any provision of the Charter Documents of such Seller; (b) violate in any material respect any provision of any Legal Requirement applicable to such Seller; (c) require any material consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) materially conflict with, result in a material breach of or constitute a material default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or material modification of, (iii) result in the material acceleration of (or give any Person the right to accelerate) the performance of such Seller under, or (iv) result in the creation or imposition of any Lien upon the Purchased Interest or Contributed Interest held by such Seller under, any Contract or other instrument by which such Seller or any of its assets is bound or affected.

                  (c) Except as described on Schedule 3.2, the execution and delivery by such Seller, the performance by such Seller under, and the consummation of the transactions contemplated by, this Agreement (other than the transactions described in Section 5.17) and the Transaction Documents do not and will not: (a) conflict with or violate any provision of the Charter Documents of the Partnership or any Subsidiary; (b) violate in any material respect any provision of any Legal Requirement applicable to the Partnership or any Subsidiary; (c) require any material consent, approval or authorization of, or filing of any material certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) materially conflict with, result in a material breach of or constitute a material default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or material modification of, (iii) result in the material acceleration of (or give any Person the right to accelerate) the performance of the Partnership or any Subsidiary under, or (iv) result in the creation or imposition of any material Lien upon any of the Partnership Assets under, any System Franchise, material System License or any material System Contract by which the Partnership, any Subsidiary or any of the Partnership Assets is bound or affected.

         3.3      Partnership Assets.

                  (a) The Partnership or a Subsidiary has good and valid title to (or, in the case of the Partnership Assets that are leased, valid leasehold interests in) the Partnership Assets (other than Owned Real Property, Leased Real Property and Other Real Property Interests, as to which representations and warranties in Section 3.5 apply). The Partnership Assets are free and clear of all Liens, except Permitted Liens.

                  (b) Except as set forth on Schedule 3.3(b), the Partnership Assets include substantially all of the assets necessary to permit the Partnership to conduct the Partnership's Business substantially as it is being conducted and operated on the date of this Agreement and to operate the Partnership Systems in material compliance with all Legal Requirements. The Sellers have previously delivered to Buyer a list of the material items of Tangible Personal Property. Except as described on Schedule 3.3(b), the material Tangible Personal Property is in operating condition and repair (ordinary wear and tear excepted) and is suitable for continued use in the manner in which it is presently being used.

         3.4      System Franchises, System Licenses, and System Contracts.

                  (a) Except as described on Schedules 3.4 or 3.5, neither the Partnership nor any Subsidiary is bound or affected by any of the following: (i) any material lease of real property; (ii) any material lease of personal property that will remain effective for more than one year after Closing or requiring payments by the Partnership or any Subsidiary exceeding $50,000 in aggregate; (iii) franchises for the construction or operation of cable television systems, or Contracts of substantially equivalent effect; (iv) licenses, authorizations, consents or permits of the FCC; (v) other material licenses, authorizations, consents or permits of any other Governmental Authority; (vi) material easements or rights of access; (vii) material pole line and joint line agreements, underground conduit agreements, crossing agreements, or bulk or commercial service agreements; (viii) any Contract for any fiber or fiber capacity lease or use arrangements that provide to any other

Person the right to use any fiber or capacity of a Partnership System; (ix) any Contract for any internet access or on-line services arrangements that provide to any other Person the right to use the transmission capacity of a Partnership System to provide internet access or other on-line services over such Partnership System; (x) any Contract or agreement limiting the right of the Partnership or any Subsidiary prior to the Closing, or Buyer or any of its subsidiaries or controlled affiliates at or after the Closing to engage in, or to compete with any Person in, any business, including each contract or agreement containing exclusivity provisions restricting the geographical area in which, or the method by which, any business may be conducted by the Partnership or any Subsidiary prior to the Closing, or Buyer or any of its subsidiaries or controlled Affiliates after the Closing; or (xi) any Contract that is not the subject matter of any other clause of this Section 3.4(a) that will remain effective for more than one year after Closing or requiring payments by the Partnership or any Subsidiary exceeding $50,000 under any single contract or series of related contracts; other than any of the Contracts described in clauses (i) through (vii) or (xi), above, that is entered into after the date of this Agreement in the ordinary course of business or otherwise as a result of consummating any of the Acquisition Agreements.

                  (b) Complete and correct copies of the System Franchises and System Licenses have been delivered by the General Partner to Buyer. Except as described in Schedule 3.4, the System Franchises and System Licenses are currently in full force and effect and are valid and enforceable under all applicable Legal Requirements according to their terms. No event has occurred that, with notice or lapse of time or both, would constitute a material breach, violation or default by the Partnership, any Subsidiary or any Partnership System, and to such Seller's Knowledge, no event has occurred that, with notice or lapse of time or both, would constitute a material breach, violation or default by any other Person, of any material obligations under the System Franchises or the System Licenses. The Partnership and the Subsidiaries are in material compliance with the terms and conditions of all System Franchises and System Licenses and with other applicable material requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the System Franchises and System Licenses.

                  (c) Complete and correct copies of all System Contracts listed on Schedule 3.4 and all Contracts relating to Leased Real Property and Other Real Property Interests described on Schedule 3.5 have been provided to or made available to Buyer (other than System Contracts designated as "Missing" on Schedule 3.4 or 3.5). Except as otherwise disclosed on Schedule 3.4, there has not occurred any breach by the Partnership or any subsidiary, which breach is continuing, of any material terms or conditions thereunder, and to such Seller's Knowledge, there has not occurred any default (without regard to requirements of notice, lapse of time, elections of other Persons, or any combination thereof) by any other Person under any material terms or conditions thereunder.

         3.5 Real Property. All Partnership Assets consisting of Owned Real Property, Leased Real Property and material Other Real Property Interests are described on Schedule 3.5. Except as otherwise disclosed on Schedule 3.5 or as would not have a Material Adverse Effect, the Partnership or a Subsidiary holds title to the Owned Real Property free and clear of all Liens (except Permitted

Liens). To such Seller's Knowledge, except as otherwise disclosed on Schedule 3.5, the Partnership or a Subsidiary has valid and enforceable leasehold interests in all Leased Real Property. To such Seller's Knowledge, except for ordinary wear and tear and routine repairs, all of the material improvements, leasehold improvements and the premises of the Owned Real Property and the premises demised under the leases and other documents evidencing the Leased Real Property are in operating condition and repair and are suitable for continued use in the manner in which it is currently being used. Each parcel of Owned Real Property and each parcel of Leased Real Property and any improvements thereon
(i) has access to and over public streets or private streets for which the Partnership, a Subsidiary or a Partnership System has a valid right of ingress and egress, and (ii) conforms in is current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use. There are no pending condemnation, expropriation, eminent domain or similar proceedings affecting, in any material respect, all or any portion of the Owned Real Property, Leased Real Property, or, to such Seller's Knowledge, Other Real Property.

         3.6 Environmental. Except as would not reasonably be expected to result in fines or penalties under Environmental Laws or environmental remediation costs required to be incurred under Environmental Laws:

                  (a) Except as disclosed on Schedule 3.6, to the best of such Seller's Knowledge (i) the Owned Real Property and Leased Real Property currently comply in all material respects with all Environmental Laws, (ii) neither the Partnership nor any Subsidiary has caused any events, conditions, circumstances, activities, practices or incidents (including but not limited to the presence, use, generation, manufacture, disposal, release or threatened release of any Hazardous Substances from or on the Owned Real Property or the Leased Real Property), which could interfere with or prevent continued compliance, or which are reasonably likely to give rise to any liability, based upon or related to the processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Substance from or attributable to the Owned Real Property or Leased Real Property and (iii) there is not any pending or threatened claim or investigation based on Environmental Laws which arises from any condition of any Owned Real Property or Leased Real Property.

                  (b) The General Partner has provided Buyer with complete and correct copies of (i) any studies, reports, surveys or other materials in the Partnership's or any Subsidiary's possession or to which the Partnership or any Subsidiary has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Owned Real Property, Leased Real Property or Other Real Property, (ii) any notices or other materials in the Partnership's or any Subsidiary's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Owned Real Property, Leased Real Property or Other Real Property or activities at the Owned Real Property, Leased Real Property or Other Real Property, and (iii) any materials in the Partnership's or any Subsidiary's possession, or to which the Partnership or any Subsidiary has access, relating to any claim, allegation or action by any Person other than a Governmental Entity under any Environmental Law.

                  (c) Except as described on Schedule 3.6, to the Knowledge of such Seller, (i) no aboveground or underground storage tanks are currently or have been located on any Owned Property or Leased Property, and (ii) no Owned Property or Leased Property has been used at any time as a gasoline service station or other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes.

         3.7 Compliance with Legal Requirements. Except as disclosed in Schedule 3.7, and except for any such noncompliance as has been remedied, each of the Partnership, its Subsidiaries, and the Partnership Systems is in compliance and has been operated in compliance in all material respects with all Legal Requirements (including, without limitation, the Cable Act, the Copyright Act and the FCC's Cumulative Leakage Index, but excluding Legal Requirements for which more specific representations are set forth in Sections 3.6, 3.11 and 3.12). The Partnership has delivered or made available to Buyer complete and correct copies of all FCC forms relating to rate regulation filed by the Partnership, its Subsidiaries or the Partnership Systems with any Governmental Authority with respect to the Partnership Systems and copies of all correspondence from or to the Partnership, its Subsidiaries or the Partnership Systems with any Governmental Authority relating to rate regulation generally and any other Rate Regulatory Matter or specific rates charged to subscribers of the Partnership Systems, and any other documentation prepared by the Partnership, its Subsidiaries or the Partnership Systems supporting an exemption from the rate regulation provisions of the Cable Act claimed by the Partnership, its Subsidiaries or the Partnership Systems with respect to any of the Partnership Systems. The Partnership has made available to Buyer, to the extent in the possession of the Partnership, copies of all FCC forms relating to rate regulation filed with any Governmental Authority with respect to the Partnership Systems by parties other than the Partnership, its Subsidiaries or the Partnership Systems and copies of all correspondence from or to parties other than the Partnership, its Subsidiaries or the Partnership Systems with any Governmental Authority relating to rate regulation generally and any other Rate Regulatory Matter or specific rates charged to subscribers of the Partnership Systems, and any other documentation supporting any exemption from the rate regulation provisions of the Cable Act claimed by the Partnership Systems by parties other than the Partnership, its Subsidiaries or the Partnership Systems.

         3.8 Intellectual Property. The General Partner has delivered to Buyer complete and correct copies of all current reports and filings for the past three years, made or filed with the U.S. Copyright Office pursuant to copyright rules and regulations with respect to the Partnership's Business. Except as set forth on Schedule 3.8, the Partnership and the Subsidiaries do not own or use any Intellectual Property related to and material to the operation of the Partnership Systems and are not a party to any license or royalty agreement with respect to any such Intellectual Property, except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally. To such Seller's Knowledge, except as described on
Schedule 3.8, the Partnership Systems and the Partnership's Business have been operated in such a manner so as not to materially violate or infringe upon the rights, or give rise to any rightful material claim of any Person for infringement of Intellectual Property or license.

         3.9 Financial Statements; Absence of Certain Changes or Events. Buyer has received copies of the BCG S-4. The BCG S-4 contains complete and correct copies of the audited consolidated balance sheets of the Partnership and the Subsidiaries and related statements of income, stockholders' equity and cash flows for the fiscal year ended December 31, 1998, as adjusted to reflect the combination of certain assets to reflect the contribution by TCI LLC and its Affiliates to the Partnership on February 2, 1999, including all notes and schedules thereto (all of such financial statements and notes being hereinafter referred to as the "Partnership's Financial Statements"). The Partnership's Financial Statements are in accordance with the books and records of the Partnership and were prepared in accordance with GAAP, except as may be described therein, applied on a consistent basis throughout the periods covered thereby. Except as set forth on Schedule 3.9 and after giving effect to the various transactions consummated on February 2, 1999, and related financings, since December 31, 1998, there has been no (i) event or events (other than any affecting the cable television industry generally) occurred that, individually or in the aggregate, are reasonably likely to result in a Material Adverse Effect and (ii) material change in accounting principles or practices (other than as a result of changes in GAAP) with respect to the Partnership Systems or revaluation by the Partnership of the Partnership Assets for financial reporting, property tax or other purposes. From December 31, 1998 to the date of this Agreement, except with respect to the closing of various transactions on February 2, 1999, and related financings, the Partnership's Business has been conducted only in the usual, regular and ordinary course, except as disclosed on
Schedule 3.9 and except where the failure to conduct business in such manner would not have a Material Adverse Effect.

         3.10     Litigation.

                  (a) Except as set forth in Schedule 3.10: (i) there is no Litigation pending or, to such Seller's Knowledge, threatened against the Partnership or any Subsidiary; and (ii) there is not in existence any Judgment (other than Judgments affecting the cable television industry in general) requiring the Partnership or any Subsidiary to take any action of any kind with respect to the Partnership Assets or the operation of the Partnership Systems.

                  (b) Except as set forth in Schedule 3.10, there is no Litigation pending or, to such Seller's Knowledge, threatened against such Seller which, individually or in the aggregate, is reasonably likely to adversely affect the ability of such Seller to perform its obligations under this Agreement.

         3.11     Tax Returns.

                  (a) Except as described on Schedule 3.11, the Partnership and the Subsidiaries have duly and timely filed in correct form all federal Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns are complete and correct in all material respects, except where the failure of such Tax Returns to be complete or correct would not result in a material liability to the Partnership or the Subsidiaries. The Partnership and the Subsidiaries have timely paid all material Taxes which have become due and payable on such Tax Returns, except for Taxes reflected in the Partnership's Financial Statements, such amounts as are being contested diligently and in good faith and are not in the aggregate material or Taxes reflected as an adjustment to the Purchase Price under Article 2. Neither the Partnership nor any Subsidiary has received any written notice of, nor does such Seller have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority that could result in any material liability on behalf of the Partnership.

                  (b) The appropriate Tax Returns of each of the Partnership and the Subsidiaries have not been examined by the Internal Revenue Service for the last six years.

                  (c) Except as set forth in Schedule 3.11, there are no outstanding agreements or waivers extending the statutory period of limitation applicable to any material Tax Returns required to be filed by, or which include, the Partnership or any of the Subsidiaries.

                  (d) Except as set forth in Schedule 3.11, neither the Partnership nor any of the Subsidiaries is subject to any joint venture, partnership or other arrangement or contract which is treated as a partnership for federal income tax purposes, other than ownership of any of the Subsidiaries.

                  (e) Except as set forth in Schedule 3.11, there are no material tax sharing agreements or similar arrangements with respect to or involving the Partnership or any of the Subsidiaries.

                  (f) The Partnership and each of the Subsidiaries (except Bresnan Capital Corporation) has been treated properly as either a partnership or disregarded entity for federal income tax purposes since its inception, respectively.

         3.12     Employment Matters.

                  (a) Except as set forth on Schedule 3.12, the Partnership and the Subsidiaries have complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including the Worker Adjustment and Retraining Notification Act, as amended (the "WARN Act"), ERISA, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of Taxes, except as would not have a Material Adverse Effect.

                  (b) With respect to the Partnership, any Subsidiary, and the Partnership Plans (as defined below):

                           (1) Except as is disclosed on Schedule 3.12, (i)
neither the Partnership, any Subsidiary nor any of their ERISA Affiliates maintains or sponsors (or ever maintained or sponsored), or makes or is required to make contributions to, any Partnership Plans, (ii) none of the Partnership Plans is or was a "multi-employer plan," as defined in Section 3(37) of ERISA,
(iii) none of the Partnership Plans is or was a "defined benefit pension plan" within the meaning of Section 3(35) of ERISA, (iv) none of the Partnership Plans provides or provided post-retirement medical or health benefits (except as required by Section 4980B of the Code or similar Laws), (v) none of the Partnership Plans is or was a "welfare benefit fund," as defined in Section 419(e) of the Code, or an organization described in Sections 501(c)(9) or 501(c)(20) of the Code, and (vi) neither the Partnership, any Subsidiary, nor any of their ERISA Affiliates has announced or otherwise made any commitment to create or amend any Partnership Plan. There is no Partnership Plan which the Partnership will not be able to terminate immediately after the Closing in accordance with its terms and ERISA. The Partnership has delivered to Buyer true and complete copies of: (i) each of the Partnership Plans and any related funding agreements thereto (including insurance contracts) including all amendments, (ii) the currently effective Summary Plan Description pertaining to each of the Partnership Plans, (iii) the most recent annual report for each of the Partnership Plans (including all relevant schedules), and (iv) the most recent Internal Revenue Service determination letter for each Partnership Plan which is intended to constitute a qualified Partnership Plan under Section 401 of the Code, (v) the most recently filed PBGC Form 1, if applicable, (vi) for each funded Partnership Plan, ERISA-required financial statements.

                           (2) Neither the Partnership, any Subsidiary nor any
of their ERISA Affiliates is subject to any liability, tax or penalty whatsoever to any person or agency whomsoever as a result of engaging in a prohibited transaction under ERISA or the Code, and neither the Partnership, any Subsidiary nor any of their ERISA Affiliates has any knowledge of any circumstances which reasonably might result in any liability, tax or penalty, including, but not limited to, a penalty under Section 502 of ERISA, as a result of a breach of any duty under ERISA or under other laws. There has been no material failure of any Partnership Plan which is required to comply with the provisions of Sections 4980B and 4980C of the Code, or with the requirements referred to in Section 4980D(a) of the Code, to comply. No event has occurred which could subject any Partnership Plan to any material tax under Section 511 of the Code.

                           (3) Each of the Partnership Plans which is intended
to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service. There has been no failure to administer any of the Partnership Plans in material compliance with the terms of such Partnership Plan, ERISA, the Code and all other applicable laws. All contributions required to be made to each of the Partnership Plans under the terms of that Partnership Plan, ERISA, the Code or any other applicable laws have been timely made. The financial statements of the Partnership delivered to Buyer pursuant to Section 3.9 properly reflect all amounts required to be accrued as liabilities to date under each of the Partnership Plans. Except as set forth on Schedule 3.12, there is no contract, agreement or benefit arrangement covering any employee of the Partnership or any Subsidiary which, individually or collectively, could give rise to the payment of any amount which would constitute an "excess parachute payment" (as defined in Section 280G of the Code). Except as set forth on Schedule 3.12, the execution and performance of this Agreement will not (i) result in any obligation or liability (with respect to accrued benefits or otherwise) of the Partnership or any Subsidiary to any Partnership Plan, or any present or former employee of the Partnership or any Subsidiary, (ii) be a trigger event under any Partnership Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any present or former employee, officer, director, shareholder, contractor, or consultant, or any of their dependents, or (iii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any employee, officer, director, shareholder, contractor, or consultant of the Partnership or any Subsidiary. With respect to any insurance policy which provides, or has provided, funding for benefits under any Partnership Plan, (I) except as described on Schedule 3.12, there is and will be no liability of the Partnership or Buyer in the nature of a retroactive or retrospective rate adjustment, loss sharing arrangement, or actual or contingent liability as of the Closing Date, nor would there be any such liability if such insurance policy were terminated as of the Closing Date, and (II) no insurance company issuing any such policy is in receivership, conservatorship, bankruptcy, liquidation, or similar proceeding, and, to the knowledge of the Partnership or any Subsidiary, no such proceedings with respect to any insurer are imminent.

                           (4) The present value of all accrued benefits under
any Partnership Plans subject to Title IV of ERISA shall not, as of the Closing Date, exceed the value of the assets of such Partnership Plans allocated to such accrued benefits, based upon the applicable provisions of the Code and ERISA, and each such Partnership Plan shall be capable of being terminated as of the Closing Date in a "standard termination" under Section 4041(b) of ERISA. The transactions contemplated hereunder, including without limitation the termination of any Partnership Plans at or prior to the Closing, shall not result in any such withdrawal or other liability under any applicable laws. There are no Liens against the Partnership Assets under Section 412(n) of the Code or Sections 302(f) or 4068 of ERISA. With respect to any multi-employer plan within the meaning of Section 3(37) of ERISA, or any plan subject to Title IV of ERISA, to which the Partnership, any Subsidiary or any of their ERISA Affiliates is or ever was obligated to contribute, (a) there has been no material "reportable event" described in Sections 4043(c)(1), (2), (3), (5),
(6), (7), (10), or (13) of ERISA, (b) no "accumulated funding deficiency" (as defined in Section 302 of ERISA) or "withdrawal liability" (as determined under
Section 4201 et seq. of ERISA) has occurred, exists or is continuing with respect to any such plan other than a multi-employer plan (as defined in Section 3(37) of ERISA), or, to the Knowledge of the Partnership, its Subsidiaries or any of their ERISA Affiliates, with respect to any such plan which is a multi-employer plan (as defined in Section 3(37) of ERISA), (c) no such plan has been terminated other than in accordance with ERISA or at a time when such plan was not sufficiently funded, and (d) there has been no (i) withdrawal by the Partnership, its Subsidiaries or any of their ERISA Affiliates that is a substantial employer from a single-employer plan and that has two or more contributing sponsors at least two of whom are not under common control, as referred to in Section 4063(b) of ERISA, or (ii) cessation by the Partnership, its Subsidiaries or any of their ERISA Affiliates of operations at a facility causing more than twenty percent (20%) of plan participants to be separated from employment, as referred to in Section 4062(e) of ERISA. The Partnership and its ERISA Affiliates have no liability under Section 4064 of ERISA relating to any "defined benefit pension plan" (within the meaning of Section 3(35) of ERISA) maintained or contributed to by any ERISA Affiliate within the five-year period before the Closing Date.

                           (5) Other than routine claims for benefits under the
Partnership Plans, there are no pending, or, to the best knowledge of the Partnership or any Subsidiary, threatened, investigations, proceedings, claims, lawsuits, disputes, actions, audits or controversies involving the Partnership Plans, or the fiduciaries, administrators, or trustees of any of the Partnership Plans or the Partnership, any Subsidiary or any of their ERISA Affiliates as the employer or sponsor under any Partnership Plan, with any of the Internal Revenue Service, the Department of Labor, the Pension Benefit Guaranty Corporation, any participant in or beneficiary of any Partnership Plan or any other person whomsoever. To the Knowledge of the Partnership and any Subsidiary, there is no reasonable basis for any such claim, lawsuit, dispute, action or controversy.

                           For purposes of this Section 3.12(b), the term
"Partnership Plans" shall mean (i) all "employee benefit plans" (as such term is defined in Section 3(3) of ERISA, of which the Partnership, any Subsidiary or any of their ERISA Affiliates (a "Partnership ERISA Affiliate") is or ever was within the three-year period ending on the Closing Date a sponsor or participating employer or as to which the Partnership, any Subsidiary or any Partnership ERISA Affiliate makes contributions or is required to make contributions, and (ii) any similar employment, severance or other arrangement or policy of the Partnership or any Subsidiary providing for insurance coverage (including self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits or retirement benefits, or for profit sharing, deferred compensation, bonuses, stock options, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits.

                  (c) Except as set forth on Schedule 3.12, there are no union or collective bargaining agreements applicable to any Person employed by the Partnership or any Subsidiary that renders services in connection with the Partnership Systems and neither the Partnership nor any Subsidiary has any duty to bargain with any labor organization with respect to any such Person. There has been no work stoppage or strike by employees of the Partnership and the Subsidiaries within the last three years except as disclosed on Schedule 3.12. Except as set forth on Schedule 3.12, there are not (i) any unfair labor practice charges or arbitration proceedings pending, or to such Seller's Knowledge, threatened against the Partnership or any Subsidiary, (ii) any pending demand for recognition or (iii) any other pending effort of or request or demand from, a labor organization for representative status with respect to any Person employed by the Partnership or any Subsidiary that renders services in connection with the Partnership Systems or the Partnership's Business. Except as described on Schedule 3.12, neither the Partnership nor any Subsidiary has any employment Contracts, either written or oral, with any employee of the Partnership Systems, and none of such employment agreements listed on Schedule
3.12 requires Buyer to employ any person after Closing.

                           The Sellers have delivered to Buyer a list
describing, as of the date of this Agreement, individually and by category, the name of each officer, employee and consultant of the

Partnership and each Subsidiary (but not including employees of BCI and employees of the Partnership who work out of the Corporate Office), together with such person's position or function, annual base salary or wage and any incentive, severance or bonus arrangements with respect to such person due from the Partnership, in each case as of the date of this Agreement. Except as disclosed in Schedule 3.12, the completion of the transactions contemplated by this Agreement will not result in any payment or increased payment becoming due from the Partnership or any Subsidiary to any officer, director, or employee of, or consultant to, the Partnership or any Subsidiary (but not including employees of BCI and employees of the Partnership who work out of the Corporate Office), and to such Seller's Knowledge no employee of the Partnership or any Subsidiary has made any threat, or otherwise revealed an intent, to terminate said employee's relationship with the Partnership or any Subsidiary, for any reason, including because of the consummation of the transactions contemplated by this Agreement. Neither the Partnership nor any Subsidiary is a party to any agreement for the provision of labor from any outside agency except as disclosed in Schedule 3.12. To the Partnership's Knowledge, within the three year period preceding the Closing Date there have been no claims by employees of such outside agencies, if any, with regard to employees assigned to work for the Partnership or any Subsidiary, and no claims by any governmental agency with regard to such employees except as disclosed in Schedule 3.12. To such Seller's Knowledge, there are no organizational efforts presently underway or threatened involving any employees performing work for the Partnership or any Subsidiary but provided by an outside employment agency, if any.

                           Neither the Partnership nor any Subsidiary has any
written policies and/or employee handbooks or manuals except as disclosed in
Schedule 3.12.

         3.13 Partnership Systems Information. Schedule 3.13 sets forth the approximate number of plant miles (aerial and underground) for each headend, the approximate bandwidth capability of each headend, the stations and signals carried by each headend and the channel position of each such signal and station, which information is true and correct in all material respects, in each case as of the applicable dates specified therein and subject to any qualifications set forth therein. The Sellers have delivered to Buyer channel lineups and the monthly rates charged for each class of service for each headend in the Partnership Systems, which information is true and correct in all material respects, in each case as of the applicable dates specified therein and subject to any qualifications set forth therein. Except as described in Schedule 3.13, each Partnership System is capable of providing all channels, stations and signals reflected as being carried on such Partnership System on Schedule 3.13. The Sellers have prepared Schedule 6.1 in good faith on information believed by them to be reliable.

         3.14 Finders and Brokers. None of such Seller, the Partnership nor any Person acting on behalf of such Seller or the Partnership has employed any financial advisors, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement, except such fees of Goldman, Sachs and Company, Waller Capital Corporation and Daniels & Associates that will be paid in full by the Sellers.

         3.15 Transactions with Affiliates. Effective at and as of the Closing, except as disclosed in Schedule 3.15, neither the Partnership nor any Subsidiary will be involved in any business arrangement or business relationship with any Affiliate of the Partnership (other than a Subsidiary), and no Affiliate of the Partnership (other than a Subsidiary) owns any property or right, tangible or intangible, that will be used in the Partnership's Business or the operation of the Partnership Systems. For purposes of this Section 3.15, the reference to Affiliates includes the Persons who are Affiliates immediately prior to Closing.

         3.16 Competition. Except as set forth on Schedule 3.16, and other than direct broadcast satellite and satellite master antenna television, as of the date of this Agreement with respect to each Service Area: (i) no Person is operating a cable television system or other non-satellite MVPD (or to Seller's Knowledge, MMDS not emitting signals from a Service Area) other than a Partnership System in such area; (ii) no local franchising authority has awarded a cable television franchise in such area to any Person other than the Partnership, any Subsidiary or a Partnership System; and (iii) to the Knowledge of such Seller, no MVPD has applied for a cable television franchise to serve such area.

         3.17 Pending Transactions. Other than the transactions contemplated by the Acquisition Agreements, neither the Partnership nor any Subsidiary has entered into any agreement or letter of intent or other commitment to acquire or dispose of any cable television system that has not been consummated prior to the execution of this Agreement.

         3.18 Acquisition Agreement Schedules; Schedule References. Any information set forth in or disclosed in the schedules to the Acquisition Agreements or any definitive agreement entered into by the Partnership or any Subsidiary in connection therewith in each case as in effect on the date of this Agreement, shall be deemed by this reference to be included in the Schedules to this Agreement to the extent such information and disclosures would reasonably be deemed relevant (based on the level of detail and sufficiency of information provided therein) to the corresponding or analogous representations and warranties made by the Sellers in this Article 3. True and complete copies of the foregoing agreements have been delivered to Buyer prior to the date hereof. Schedule and exhibit references contained in this Agreement are for convenience only and any matter disclosed pursuant to one section, subsection or other provision of this Agreement, are deemed disclosed for all purposes of this Agreement, as long as the disclosure with respect to such matter provides a truthful, accurate and adequate description of all relevant aspects of such matter.

         3.19 Securities Law Matters. Such Seller understands and acknowledges that the Equity Consideration has not been registered or qualified under the federal or applicable state securities laws and the Equity Consideration is being transferred to the Sellers in reliance upon applicable exemptions from such registration and qualification requirements. Such Seller is an "accredited investor" within the meaning of the federal securities laws and acknowledges it has been furnished with or afforded access to, and has had the opportunity to ask questions and receive answers concerning, all information pertaining to the Equity Consideration. The Equity Consideration is being acquired by such Seller for investment only and not with a view to any public distribution thereof. Such Seller understands that the Equity Consideration represents "restricted securities" within the meaning of the federal securities laws and agrees that it will not offer to sell or otherwise dispose of the Equity Consideration in violation of the registration and qualification requirements of the federal and applicable state securities laws.

ARTICLE 4         REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to each Seller as follows:

         4.1 Organization; Authority. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to conduct its activities as such activities are currently conducted and to execute, deliver and perform this Agreement and the other Transaction Documents to which Buyer is a party according to their respective terms. Buyer is duly qualified to do business as a foreign limited liability company and is in good standing in all jurisdictions in which such qualification is necessary, except where such failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

         4.2 Authorization and Binding Obligation. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party have been duly authorized by all necessary action on the part of Buyer. This Agreement and the other Transaction Documents to which Buyer is a party have been duly executed and delivered by Buyer (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will be duly executed and delivered) and constitute (or, in the case of Transaction Documents to be executed and delivered at Closing, when executed and delivered will constitute) the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as the enforceability of this Agreement and such other Transaction Documents may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally or by judicial discretion in the enforcement of equitable remedies.

         4.3 No Conflict; Required Consents. The execution and delivery by Buyer, the performance by Buyer under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party do not and will not: (a) conflict with or violate any provision of the Charter Documents of Buyer; (b) violate any provision of any Legal Requirement;
(c) require any material consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) result in a material breach of or constitute a material default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof),
(ii) permit or result in the termination, suspension or material modification of, or (iii) result in the material acceleration of (or give any Person the right to accelerate) the performance of Buyer under, any Contract or other instrument by which Buyer or any of its assets is bound or affected, except for any of the foregoing that would not materially adversely affect Buyer's ability to perform its obligations under this Agreement.

         4.4 Finders and Brokers. Neither Buyer nor any Person acting on behalf of Buyer has employed any financial advisors broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement, except any of the foregoing that will be paid in full by Buyer.

         4.5 Securities Law Matters. Buyer understands and acknowledges that the Purchased Interests and the Contributed Interests have not been registered or qualified under the federal or applicable state securities laws and the Purchased Interests are being sold to and purchased by Buyer and the Contributed Interests are being contributed to Buyer in reliance upon applicable exemptions from such registration and qualification requirements. Buyer is an "accredited investor" within the meaning of the federal securities laws and acknowledges it has been furnished with or afforded access to, and has had the opportunity to ask questions and receive answers concerning, all information pertaining to the Purchased Interests and the Contributed Interests. The Purchased Interests and the Contributed Interests are being acquired by Buyer for investment only and not with a view to any public distribution thereof. Buyer understands that the Purchased Interests and the Contributed Interests are "restricted securities" within the meaning of the federal securities laws and agrees that it will not offer to sell or otherwise dispose of the Purchased Interests and the Contributed Interests in violation of the registration and qualification requirements of the federal and applicable state securities laws.

         4.6 Investment Company. Buyer is not, and upon consummation of the transactions contemplated by this Agreement will not be, an "Investment Company" required to register as such under the Investment Company Act of 1940, as amended.

         4.7 Litigation. Except as set forth in Schedule 4.7, there is no Litigation pending or, to Buyer's Knowledge, threatened against Buyer which, individually or in the aggregate, is reasonably likely to materially adversely affect the ability of Buyer to perform its obligations under this Agreement.

         4.8 Balance Sheet. Buyer has delivered to the Sellers a true and complete copy of an audited consolidated balance sheet of Buyer and its consolidated subsidiaries as of December 31, 1998. As of the date of this Agreement, all cable television operations of Buyer and its Affiliates are conducted through Buyer or one or more of its subsidiaries or joint ventures or other Persons in which Buyer holds an equity interest.

         4.9 Financing. As of the Closing Date, Buyer will have available cash or cash equivalents on hand in an amount sufficient to enable it to pay in cash the full amount of the Purchase Price and consummate the transactions contemplated by this Agreement. At the Closing Date, Buyer will be able to arrange the refinancing of the Credit Facility, if necessary. On the date required for repurchase pursuant to any tender offer, Buyer also will have available the cash or cash equivalents, or access to such cash equivalents under its existing credit facility, to repurchase at 101% of the principal amount thereof any of the notes that are tendered pursuant to the change of control repurchase offer that will be made following the Closing pursuant to Section 5.8(b).

         4.10     Capitalization; Delivery of Limited Liability Company
Interests.

                  (a) As of the date hereof, all of the equity interests in Buyer are owned of record and beneficially by Charter Communications, Inc. As of the date hereof, there are no preemptive rights, whether at law or otherwise, to purchase any securities of Buyer and, except as disclosed in Schedule 4.10(a), there are no outstanding options, warrants, subscriptions, agreements, plans, rights or other commitments pursuant to which Buyer is or may become obligated to sell or issue any Units or any other equity security, and there are no outstanding securities convertible into such Units or any other equity security.

                  (b) The Equity Consideration being issued hereunder, when issued and delivered in accordance with the terms of this Agreement for the consideration expressed herein, will be duly authorized and validly issued. The delivery of such Equity Consideration pursuant to this Agreement will transfer to the Sellers good and valid title to such Equity Consideration, free and clear of all Liens and any other limitations or restrictions (including any restrictions on the right to vote, sell or otherwise dispose of such interest), other than the transfer restrictions created by the Operating Agreement or imposed by applicable Legal Requirements.

         4.11 Pending Buyer Acquisitions. Schedule 4.11 sets forth a description of each pending transaction as of the date hereof in which Buyer, directly or indirectly, would acquire a majority or other equity interests in, or the operating business of, any Person (the "Pending Buyer Acquisitions"). Except as set forth on Schedule 4.11, Buyer has delivered to Sellers true and complete copies of the purchase agreement and/or other acquisition documents in connection with or relating to each of the Pending Buyer Acquisitions. Buyer will deliver to Sellers within 30 days of this Agreement true and complete copies of the purchase agreement and/or other acquisition documents in connection with or relating to each of the Pending Buyer Acquisitions described on Schedule 4.11, subject to reasonable confidentiality restrictions; provided that Buyer uses commercially reasonable efforts to secure a waiver of such restrictions.

         4.12     SEC Filings; Financial Information.

                  (a) Buyer has delivered to the Sellers Amendment No. 2 to the Registration Statement on Form S-4 filed by Charter Communications Holdings, LLC with the SEC (File No. 333-77499) on June 21, 1999 (the "CCH S-4"). Other than with respect to information regarding the transactions contemplated by this Agreement, the CCH S-4, as of the date hereof does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (b) The pro forma system cash flow information for Buyer and its subsidiaries (giving pro forma effect to the Pending Buyer Acquisitions and the transactions contemplated herein) attached as Schedule 4.12(b) have been prepared in good faith on the basis of assumptions believed by Buyer to be reasonable.

ARTICLE 5         SPECIAL COVENANTS AND AGREEMENTS

         The parties covenant and agree as follows:

         5.1 Access to Premises and Records. Between the execution of this Agreement and the Closing, upon reasonable notice the General Partner will cause the Partnership and the Subsidiaries to give to Buyer and its representatives reasonable access during normal business hours to all the premises and books and records of the Partnership's Business and to all of the Partnership Assets and Partnership Systems' personnel and will furnish to Buyer and its representatives all such documents, financial information and other information regarding the Partnership's Business, the Partnership Systems and the Partnership Assets as Buyer from time to time reasonably may request.

         5.2 Continuity and Maintenance of Operations; Certain Deliveries and Notices. Except as described on Schedule 5.2-I or as Buyer may otherwise consent (which, in the case of Sections 5.2(a) and 5.2(g) (except as specifically set forth therein), will not be unreasonably withheld, conditioned or delayed) between the date of this Agreement and the Closing, the Sellers will cause the Partnership and the Subsidiaries to:

                  (a) conduct the Partnership's Business in good faith and operate the Partnership Systems only in the usual, regular and ordinary course and consistent with past practices, except as provided in this Agreement and the Partnership's Budget (subject to, and except as modified by, compliance with the following covenants), including operating substantially in accordance with the Partnership's Budget, completing ongoing and planned line extensions, placing conduit or cable in new developments, fulfilling installation requests, completing disconnection work orders and disconnecting and discontinuing service to customers whose accounts are delinquent, and, to the extent consistent with such conduct and operation, use its commercially reasonable efforts to (i) preserve the Partnership's Business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with the Partnership Systems, and
(ii) keep available the services of its employees and agents providing services in connection with the Partnership's Business and the Partnership Systems, and
(iii) continue budgeted marketing, advertising and promotional expenditures with respect to the Partnership's Business and the Partnership Systems consistent with past practices;

                  (b) (i) maintain the Partnership Assets in operating condition; (ii) maintain inventory for the Partnership Systems at levels consistent with past practices (as adjusted for historical rebuild activities) and sufficient to operate the Partnership Systems in the ordinary course of business; (iii) use commercially reasonably efforts to maintain in full force and effect policies of insurance with respect to the Partnership's Business consistent with past practices; (iv) promptly notify Buyer of any event that results in any material loss or damage to the Partnership Assets or Partnership Systems (whether resulting from fire, theft, or any other casualty); (v) maintain its books, records and accounts with respect to the Partnership Assets and the operation of the Partnership Systems in the usual, regular and ordinary manner on a basis consistent with past practices; (vi) comply in all material respects with all Legal Requirements applicable to the Partnership and the operation of the Partnership's Business;
(vii) and subject to the availability of labor and materials and to other matters outside the reasonable control of the Partnership, continue to make capital expenditures, including rebuild expenditures, materially consistent with the Partnership's Budget or otherwise implement the rebuild program contemplated by the Partnership's Budget;

                  (c) promptly deliver to Buyer true and complete copies of all quarterly financial statements and all monthly and quarterly financial and operating reports with respect to the operation of the Partnership's Business prepared in the ordinary course of business by or for any of the Partnership at any time from the date of this Agreement until the Closing;

                  (d) give or cause to be given to Buyer and its counsel, accountants and other representatives, as soon as reasonably possible but in any event prior to the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 or any
other FCC forms required to be filed with any Governmental Authority under the 1992 Cable Act with respect to rates and prepared with respect to any of the Partnership Systems;

                  (e) timely file a notice of renewal under Section 626 of the Cable Act with the appropriate Franchising Authority with respect to any System Franchise (other than those disclosed in Schedule 3.7) that will expire within 30 months after any date between the date of this Agreement and the Closing Date;

                  (f) promptly notify Buyer of any fact, circumstance, event or action by it or otherwise (i) which if known at the date of this Agreement would have been required to be disclosed by it in or pursuant to this Agreement or
(ii) the existence, occurrence or taking of which would result in the condition set forth in Section 6.1(a) not being satisfied at the Closing, and, with respect to clause (ii), will use its commercially reasonable efforts to remedy the same.

                  (g)      except as set forth in Schedule 5.2(g), not

                           (i) modify, terminate, renew, suspend or abrogate any System Contract (other than the System Contracts listed in the other clauses of this Section 5.2(g));

                           (ii) enter into, modify, terminate, renew, suspend or abrogate any retransmission consent System Contract, System Franchise or System License, except for renewals (other than renewals of System Franchises) on terms that are not materially different from those which currently exist and renewals of System Franchises as otherwise required or permitted under this Agreement or modify or amend any Acquisition Agreement in a manner that is materially less favorable to the Partnership than the terms thereof as of the date of this Agreement;

                           (iii) enter into, modify, terminate, renew, suspend or abrogate any System Contract evidencing Leased Property or Other Real Property Interests, lease agreements for Tangible Personal Property except for renewals on terms that are not materially different from those which currently exist;

                           (iv) engage in any marketing, subscriber installation, collection or disconnection practices;

                           (v) make any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding with respect to any Partnership System, in either case without providing notice of such election to Buyer;

                           (vi) enter into any agreement with or commitment to any competitive access provider and/or local exchange company or any internet access or on-line services provider with respect to the use or lease of any of the Partnership Assets;

                           (vii) except as contemplated by this Agreement, sell, transfer or assign any portion of the Partnership Assets or permit the creation of a Lien (other than Permitted Liens) on any of the Partnership Assets;

                           (viii) decrease the rate charged for any level of Basic Services, Expanded Basic Services or any Pay TV or add, delete, retier or repackage any analog programming services, in each case except to the extent required under the 1992 Cable Act or any other Legal Requirement; provided, however, that if rates are decreased in order to so comply, the Partnership will provide the Buyer with copies of any FCC forms (even if not filed with any Governmental Authority) that the Partnership, any Subsidiary or any Partnership System used to determine that the new rates were required;

                           (ix) convert any Partnership Systems to any billing system or otherwise change billing arrangements for any of the Partnership Systems;

                           (x) enter into any Contract of any kind relating to the Cable Business to be assumed by Buyer that individually or in the aggregate call for payments over its terms or otherwise involving expenditures in excess of $100,000, except for the renewal of Contracts that would, but for such renewal, terminate in accordance with their terms prior to Closing;

                           (xi) except pursuant to or required by plans, agreements or arrangements already in effect on the date hereof or as set forth in Section 5.12, make any material increase in compensation or benefits payable or to become payable to employees or make any material change in personnel policies, or modify, terminate, renew, renegotiate, suspend or abrogate any insurance or annuity policy or contract used to provide benefits under any Partnership Plan;

                            (xii) except as disclosed on Schedule 3.12, take any action with respect to the grant or increase of severance or termination pay in excess of $400,000 in the aggregate, payable by the Partnership or any Subsidiary after the Closing Date;

                           (xiii) engage in any material transaction with respect to the Partnership's Business or the Partnership Systems not otherwise contemplated by the Partnership's Budget, except for the renewal of Contracts that would, but for such renewal, terminate in accordance with their terms prior to Closing and the Acquisition Agreements listed on Schedule 3.17 (including definitive agreements relating thereto);

                           (xiv) enter into, modify, terminate, renew, suspend or abrogate any System Contract relating to programming or to the provision of telephony or related services;

                           (xv) offer services under the ICTV, TCI@Home, Bresnan@Home, World Gate or OSS agreements to any Subscribers other than in the Partnership Systems set forth on Schedule 5.2(g);

                           (xvi) modify or extend the ICTV, TCI@Home, Bresnan@Home or OSS agreements;

                           (xvii) enter into, modify or amend any Contract for any fiber or fiber capacity lease or use arrangements or for any internet access or on-line services arrangements (other than Systems Contracts for the provision of internet access to business premises and leases for point to point business data exchange); or (xviii) agree to do any of the foregoing;

provided, with respect to (i), (iii), (iv), (vii), (viii), (x), (xi) and (xii), the Partnership and its Subsidiaries may take such actions to the extent consistent with the ordinary course of business, past practice or the Partnership's Budget;

provided, further, that notwithstanding the preamble to Section 5.2, any consent of the Buyer relating to an action which is prohibited by clauses (ii), (vi),
(vii), (ix), (x), (xiii), (xiv), (xv), (xvi), (xvii) and (xviii) (but only to the extent that clause (xviii) relates to the foregoing clauses) of this Section 5.2(g) may be withheld by Buyer in its sole and absolute discretion.

                  (h) use its commercially reasonable efforts to challenge and contest any Litigation brought against or otherwise involving the Partnership, any Subsidiary or the Partnership Systems that could result in the imposition of Legal Requirements that could cause the conditions to the Closing not to be satisfied.

         5.3      Required Consents, Franchise Renewal.

                  (a) Prior to the Closing, the Sellers will cause the Partnership to use commercially reasonable efforts to obtain in writing as promptly as possible all of the Required Consents in form and substance reasonably satisfactory to Buyer, and will deliver to Buyer copies of such Required Consents promptly after they are obtained. Buyer will cooperate with the Sellers and the Partnership in their efforts to obtain the Required Consents; provided that Buyer will not be required to accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of control of, any of the material System Franchises, System Licenses, System Contracts, or leases or documents evidencing Leased Real Property or Other Real Property Interests, that in either case, would make, or are reasonably likely to make, the underlying instrument materially more onerous or that would materially reduce in any respect, or are reasonably likely to materially reduce in any respect, the benefits available under the instrument in respect of which the consent relates. Within 45 days after the date of this Agreement, the General Partner, in its capacity as the representative of the Sellers, and Buyer will cooperate with each other to complete, execute and deliver, or cause to be completed, executed and delivered to the appropriate Governmental Authority or other Person, an application on FCC Form 394 (or other appropriate form) and appropriate letters of transmittal requesting such Governmental Authority's or other Person's consent to transfer of control of each System Franchise, System License, System Contract, or lease or document evidencing Leased Real Property or Other Real Property Interest as to which such consent is required. The parties agree that without the Sellers' and Buyer's prior consent, no notice or application or similar document filed with a Governmental Authority or other Person for the purpose of requesting a Required Consent (including any FCC Form 394 filed hereunder with respect to a System Franchise) or notifying such party of the transactions contemplated by this Agreement will state that the purchase and sale of the Purchased Interests, contribution of the Contributed Interests and the Closing hereunder are conditioned on or will necessarily result in consummation of any transaction other than the transactions contemplated by this Agreement or will request that any such Required Consent be conditioned on consummation of any transaction other than the occurrence of the Closing hereunder, and Sellers and Buyer will not be required to accept a Required Consent that is so conditioned without the Sellers' or Buyer's consent, respectively.

                  (b) Prior to the Closing, each Seller will use commercially reasonable efforts to obtain in writing as promptly as possible all of the Required Consents required to be obtained by such Seller, in form and substance reasonably satisfactory to Buyer, and will deliver to Buyer copies of such Required Consents promptly after they are obtained. No Seller will take any action that would result in the condition set forth in Section 6.1(a) not being satisfied with respect to such Seller at the Closing. All documents delivered or filed with any Governmental Authority or any Person by or on behalf of the Partnership, any Subsidiary or the Partnership Systems pursuant to this Section, when so delivered or filed, will be correct, current and complete in all material respects. Sellers will cause the Partnership, any Subsidiary and the Partnership Systems to cooperate with Buyer to obtain all Required Consents and no Party shall intentionally take any action or steps that would prejudice or jeopardize the obtaining of any Required Consent. The Partnership, any Subsidiary and the Partnership Systems will not accept or agree or accede to any modifications or amendments to, or the imposition of any condition to the transfer of, any of the System Franchises, System Licenses or System Contracts that are not reasonably acceptable to the other Party. No Seller will sell, assign, transfer or otherwise dispose of all or any portion of the Purchased Interests and the Contributed Interests held or represented to be held by it on the date of this Agreement.

                  (c) Notwithstanding the provisions of subsections (a) and (b) above, no Person will have any further obligation to obtain Required Consents:
(i) with respect to license agreements relating to pole attachments where the licensing authority will not consent to an assignment of such license agreement but requires that Buyer enter into a new agreement with such licensing authority, in which case Buyer shall use its commercially reasonable efforts to enter into such agreement prior to Closing or as soon as practicable thereafter and the General Partner, in its capacity as the representative of the Sellers, will cooperate with and assist Buyer in obtaining such agreements; (ii) for any business radio license or any private operational fixed service (POFS) microwave license which the General Partner, in its capacity as the representative of the Sellers, reasonably expects can be obtained within 120 days after the Closing and so long as a conditional temporary authorization (for a business radio license) or a special temporary authorization (for a POFS license) is obtained by Buyer under FCC rules with respect thereto; (iii) with respect to Contracts evidencing Leased Real Property, if, with the consent of Buyer, the Sellers cause the Partnership to obtain and make operational prior to Closing substitute Leased Real Property that is reasonably satisfactory to Buyer; (iv) with respect to Contracts evidencing leased Tangible Personal Property that is material to the Partnership's Business, if, with the consent of Buyer, the Sellers cause the Partnership to obtain and make operational prior to Closing substitute Tangible Personal Property that is reasonably satisfactory to Buyer; and (v) with respect to Contracts which are not identified with an asterisk (*) on Schedule 3.2, if the Sellers use commercially reasonable efforts to obtain the Required Consent of the other party to such Contract but fails to obtain such consent on or prior to Closing.

                  (d) Prior to the Closing, the Sellers will cause the Partnership to use commercially reasonable efforts to obtain a renewal or extension of any System Franchise (for a period expiring no earlier than three years after the Closing Date) for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority and no written confirmation has been received from such Governmental Authority that the procedures established by Section 626 of the Cable Act nonetheless will be applicable with respect to the renewal or extension of such System Franchise.

         5.4      Confidentiality; Press Release.

                  (a) Sellers may from time to time in the course of this transaction disclose to Buyer information and material concerning the Sellers, the Partnership and the Subsidiaries, the Partnership Assets and the Partnership Systems, including proprietary information, contracts, marketing information, technical information, product or service concepts, subscriber information, rates, financial information, ideas, concepts and research and development (any of the foregoing and any analysis, compilations, studies or other documents prepared by or on behalf of Buyer in respect thereof are hereafter collectively referred to as "Confidential Information"). The term "Confidential

Information" does not include any item of information that (1) is publicly known at the time of its disclosure or (2) is lawfully received from a third party not bound to keep such information confidential. Prior to the Closing, Buyer may disclose Confidential Information if disclosure is required, in the reasonable opinion of counsel, by applicable Legal Requirements and if Buyer has used all reasonable efforts, and has afforded the other parties hereto the opportunity, to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. Buyer agrees that Confidential Information received from the Sellers or, prior to the Closing, from the Partnership shall be used solely in connection with the transaction contemplated by this Agreement. Buyer agrees that it shall treat confidentially and not directly or indirectly, divulge, reveal, report, publish, transfer or disclose, for any purpose whatsoever (other than to its investors, financing sources and agents for the purpose of consummating the transactions contemplated by this Agreement, each of whom Buyer shall cause to maintain the confidentiality of such Confidential Information), all or any portion of the Confidential Information disclosed to it by the Sellers or by the Partnership or the Subsidiaries. In the event of a breach of the covenants contained in this
Section 5.4(a), the Sellers shall be entitled to seek injunctive relief as well as any and all other remedies at law or equity. If the Closing does not occur, the Confidential Information, except for that portion which consists of analysis, compilations, studies or other documents prepared by or on behalf of Buyer, will be returned to the Sellers immediately upon the Sellers' request therefor; and that portion of the Confidential Information which consists of analysis, compilations, studies or other documents prepared by or on behalf of Buyer will be held by Buyer and kept confidential and subject to the terms of this Section 5.4(a), or will be destroyed.

                  (b) No party will, and the Sellers will not permit the Partnership to, issue any press release or make any other public announcements concerning this Agreement or the transactions contemplated by this Agreement without the prior written consent and approval of Buyer (in the case of the Sellers or the Partnership) or the Sellers (in the case of Buyer) except for disclosures required by applicable Legal Requirements. With respect to press releases or any other public announcement required by applicable Legal Requirements, the party intending to make such release or disclosure shall provide the other parties with an advance copy and a reasonable opportunity to review.

                  (c) This Section 5.4 shall be deemed in addition to, and not in limitation of, those restrictions contained in the Confidentiality and Nondisclosure Letter Agreement dated May 27, 1999, between Charter Communications, Inc. and Waller Capital Corporation on behalf of the Partnership, which agreement is hereby incorporated herein by this reference.

                  (d) Notwithstanding the provisions of this Section 5.4, any party or its Affiliate may file a copy of this Agreement (but not the Disclosure Letter or Schedules) as an exhibit, if reasonably required, to any Registration Statement filed with the SEC.

         5.5 Cooperation; Commercially Reasonable Efforts. The parties shall cooperate, and the Sellers shall cause the Partnership to cooperate, with each other and their respective counsel and accountants in all commercially reasonable respects in connection with any actions required to be taken as part of their respective obligations under this Agreement, and otherwise use their commercially reasonable efforts, and the parties shall also, and the Sellers shall cause the Partnership to, use its commercially reasonable efforts to consummate the transactions contemplated hereby and to fulfill their obligations hereunder as expeditiously as practicable.

         5.6 HSR Act. To the extent required by law, and no later than 30 days after the execution of this Agreement, Buyer and the Sellers will each complete and file, or cause to be completed and filed at its own cost and expense, any notification and report required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement and each such filing shall request early termination of the waiting period imposed by the HSR Act. The parties shall use their respective commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Each party will cooperate to prevent inconsistencies between their respective filings and between their respective responses to all such inquiries and responses, and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Notwithstanding the foregoing, no party shall be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of such party or any of its Affiliates, if a Party determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of such party or any of its Affiliates having significant assets, net worth or revenue.

         5.7      Tax Matters.

         The following provisions shall govern the allocation of responsibility between Buyer and Sellers for certain tax matters following the Closing Date:

                  (a) Tax Returns to be Filed After the Closing Date. The Sellers shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Partnership which are required to be filed after the Closing Date and relate solely to periods, or portions thereof, ending on or prior to the Closing Date, including the return for the Partnership's taxable year ending on the Closing Date as a result of the Partnership's constructive termination. Such Tax Returns shall be prepared in accordance with the Partnership's past custom and practice (subject to applicable Legal Requirements and determined on the basis of the appropriate permanent records of such Partnership), notwithstanding any provision of the Partnership Agreement to the contrary. The Sellers shall use reasonable commercial efforts to prepare such Tax Returns in a manner that is consistent with past practice. The Sellers shall provide Buyer with drafts of such Tax Returns (together with the relevant back-up information), and Buyer may submit comments which it deems necessary to the Sellers in connection with the preparation of such Tax Returns. The Sellers shall in good faith consider the inclusion of such comments; provided, however, that the Sellers have the final discretion in determining the final form of such Tax Returns and may file such Tax Returns with the proper Governmental Authority without Buyer's consent.

                  (b)      Cooperation on Tax Matters.

                           (1) Buyer and the Sellers shall cooperate fully, as
and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 5.7 and any audit, litigation, or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, Litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Sellers agree to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or the Sellers, as the case may be, shall allow the other party to take possession of such books and records to the extent they would otherwise be destroyed or discarded, subject to a reasonable confidentiality agreement. After the Closing the Sellers and Buyer shall promptly notify the others of any audit or other Tax matter relating to any periods, or portions thereof, prior to the Closing Date which is brought to its attention by notice from the Internal Revenue Service or any other state, local or foreign taxing Governmental Authority and forward to the other copies of any notices, correspondence, reports or other instruments, communications or documents received in connection therewith. Buyer will not settle or compromise any such audit or Tax matter without the consent of the Sellers, which consent shall not be unreasonably withheld.

                           (2) Buyer and the Sellers further agree, upon
request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including Taxes with respect to the transactions contemplated hereby).

                  (c) Tax Sharing Agreements. All tax sharing agreements or similar agreements with respect to or involving the Partnership or any of the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, neither the Partnership, any of the Subsidiaries nor Buyer shall be bound thereby or have any liability thereunder.

                  (d) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne one-half by Buyer and one-half by Sellers. Buyer and the Sellers will cooperate in all reasonable respects to prepare and file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

                  (e) Section 754 Elections. To the extent not already in effect, each of the Partnership and its Subsidiaries that is treated as a partnership for federal income tax purposes shall timely file an election under Section 754 of the Code so that such entities shall be able to adjust the tax basis of their assets (collectively, the "Partnership Assets") under Section 743(b) of the Code as a result of the transactions contemplated herein.

                  (f) Allocation of Purchase Consideration. The Purchase Price, as finally determined pursuant to Section 2.5 and the liabilities of the Partnership and the Subsidiaries attributable to the Purchased Interests (together, the "Purchase Consideration") shall be allocated among the portions of the Partnership Assets attributable to the Purchased Interests in an allocation agreement (the "Allocation Agreement") to be prepared in accordance with the rules under Sections 743(b), 751, 755 and 1060 of the Code. The parties agree that the Purchase Consideration shall be allocated among the Partnership Assets by allocating an amount to the tangible assets of the Partnership and the Subsidiaries equal to the portion of the book value for financial statement purposes of such tangible assets attributable to the Purchased Interests and the remainder to the System Franchises of the Partnership and the Subsidiaries. Buyer shall deliver a draft of the Allocation Agreement to the General Partner, in its capacity as the representative of the Sellers, within thirty (30) days after a final determination is reached pursuant to Section 2.5 for approval and consent, and Buyer and the General Partner, in its capacity as the representative of the Sellers, shall mutually agree upon the Allocation Agreement. Neither Buyer nor any of the Sellers shall unreasonably withhold its approval and consent with respect to the Allocation Agreement. Unless otherwise required by applicable law, Buyer, Sellers, the Partnership and the Subsidiaries agree to act, and cause their respective affiliates to act, in accordance with the computations and allocations contained in the Allocation Agreement in any relevant Tax Returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code ("1060 Forms")), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable law and to not take any position inconsistent with such Allocation Agreement upon examination of any tax refund or refund claim, in any litigation or otherwise.

         5.8      Certain Financing Matters.

                  (a) Prior to the Closing (or the date on which the Closing would occur but for a breach of this Section 5.8(a)), the Sellers will use commercially reasonable efforts to either (1) procure from the lenders under the Credit Facility, at Buyer's expense, a written waiver, in form and substance reasonably satisfactory to Buyer and the Sellers, that (A) will permit the transactions contemplated by this Agreement to be consummated without an event of default or acceleration thereunder being caused thereby and (B) will permit the sale and transfer of the Purchased Interests and the contribution of the Contributed Interests to Buyer as contemplated by this Agreement and the receipt by the Sellers of the Purchase Price therefor free and clear of any Liens or other restrictions; or (2) cooperate with Buyer to obtain refinancing of all of the Partnership's existing indebtedness for borrowed money under the Credit Facility to the extent such indebtedness would otherwise be subject to acceleration upon consummation of the Closing absent the consent and waiver described in clause (1).

                  (b) After the Closing (or the date on which the Closing would occur but for a breach of this Section 5.8(b)), Buyer will use commercially reasonable efforts to take all actions required or permitted under the Senior Indenture, in form and substance reasonably satisfactory to the Sellers, that will permit the transactions contemplated by this Agreement to be consummated without an event of default or acceleration thereunder being caused thereby. Without limiting the foregoing, Buyer will make a change of control repurchase offer and take all other steps as may be required under the Senior Indenture following the Closing.

                  (c) Prior to the Closing, the Sellers shall cause the Partnership to use commercially reasonable efforts to make effective the registration statement with respect to the 8% Senior Notes due 2009 and the 9 1/4% Senior Discount Notes due 2009 of Bresnan Communications Group LLC.

                  (d) Buyer understands that consummation of the transactions contemplated by this Agreement requires the prior consent of the lenders under the Credit Facility, and in the absence of such consent, Buyer would have to cause the Partnership and/or the Subsidiaries to refinance such facility at Closing and, subject to Section 5.8(a), no Seller will be responsible for the failure to obtain such consent or to effect such refinancing, which shall be Buyer's responsibility to obtain. Buyer understands that the consummation of the transactions contemplated by this Agreement will constitute a "change of control" under the Senior Indenture and as a result, a repurchase offer must be made following the Closing in accordance with the requirements of the Senior Indenture.

         5.9      Consent and Agreements of Sellers and Buyer.

                  (a) Each Seller consents to the execution, delivery, and performance of this Agreement by each Seller and to the taking by each Seller and the Partnership of all actions contemplated by this Agreement to be taken by such Person, including the sale of the Purchased Interests and the contribution of the Contributed Interests by each Seller to Buyer.

                  (b) At or prior to the Closing, each of the Sellers and the Partnership will enter into the Fourth Amendment to Contribution Agreement attached hereto as Exhibit C.

                  (c) TCID-MI, TCI LLC and their Affiliates may amend the Keepwell Agreement in their sole discretion at any time at or prior to the Closing, provided that no such amendment shall give rise to any obligations or liability of the Partnership or any Subsidiary post-closing.

                  (d) At or prior to the Closing, the Partnership may sell, transfer or distribute the Excluded Assets described on Schedule 5.9 for such consideration or no consideration and on such terms as the Sellers may determine; provided, however, that the Sellers shall cause the Partnership, its Subsidiaries and the Partnership Systems to have no obligations or liabilities after the Closing Date with respect to the Excluded Assets which are Contracts.

                  (e) For a period of 180 days after the Closing, the Partnership will be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights included in the Excluded Assets (the "Excluded Rights") to the extent incorporated in or on the Partnership Assets at the Closing on a royalty-free basis, provided that Buyer will cause the Partnership to exercise commercially reasonable efforts to remove all Excluded Rights (except to the extent otherwise permitted by the Seller to which such Excluded Rights are distributed) from the Partnership Assets as soon as reasonably practicable, and in any event within 180 days following the Closing. Notwithstanding the foregoing, nothing in this Section will require Buyer or the Partnership post-closing to remove or discontinue using any Excluded Rights embodied in a mark or logo that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in a similar fashion making such removal or discontinuation impracticable.

                  (f) Buyer covenants that, after the Closing, it shall not take any action or cause or permit any of its Affiliates to take any action that would result in a name change of the "Bresnan Arena" located in Mankato, Minnesota, as provided in that Exclusive Naming Agreement dated January 31, 1999, between Mankato State University and the Partnership.

         5.10 WARN Act. Buyer will not, on or within 90 days after the Closing Date, permit the Partnership to effectuate a "plant closing" or "mass layoff" resulting in "employment loss" at any of the employment sites of the Partnership (as those terms are defined in the WARN Act).

         5.11 Programming and Other Commitments. The SSI Supply Agreement shall be terminated concurrently with the Closing without any further action by the parties. Buyer agrees that the Partnership and the Subsidiaries will be bound by the programming and other commitments described on Exhibit B from and after the Closing.

         5.12 401(k) Plans. The Partnership is the sponsor or participating employer in a retirement plan qualified under Code section 401(a) that contains a cash or deferred arrangement under Code section 401(k) (hereinafter referred to as the "Bresnan Plan") and Bresnan Communications, Inc. ("BCI") is a participating employer in such plan. If, as of the Closing Date, BCI is still a participating employer in the Bresnan Plan, then, effective as of the Closing, BCI shall cease participation in the Bresnan Plan and no contributions shall be made to the Bresnan Plan with respect any of BCI's employees for compensation earned after the Closing. If, as of the Closing Date, any active employee or employees of BCI shall have account balances in the Bresnan Plan, then, as soon as practicable following the Closing Date, Buyer shall cause the trustee of the Bresnan Plan to transfer to the trustee of a successor plan established by BCI (the "Successor Plan") cash and/or assets, including plan loan obligations, equal to the value of the account balances of each of such BCI's employees under the Bresnan Plan as of the last valuation date immediately preceding the transfer date, which amount shall be credited to the respective account or accounts under the Successor Plan. Notwithstanding the foregoing, the amount so transferred with respect to any employee of BCI shall be reduced by any withdrawals and other distributions made from the Bresnan Plan to such employee between such valuation date and such transfer date.

         5.13 Notification of Certain Matters. Buyer will promptly notify the Sellers in writing of any fact, event, circumstance, action or omission of which Buyer obtains knowledge the existence or occurrence of (i) which if known at the date of this Agreement would have been required to be disclosed by Seller in or pursuant to this Agreement and (ii) the existence, occurrence or taking of which would result in the condition set forth in Section 6.1(a) not being satisfied at Closing.

         5.14 Offers. No Seller (and, where applicable, such Seller's directors, officers, employees, representatives and agents) shall directly or indirectly,
(i) offer its Partnership Interest, the Partnership Assets or the Partnership's Business for sale, (ii) solicit, encourage or entertain offers for such Partnership Interest, Partnership Assets or the Partnership's Business, (iii) initiate negotiations or discussions for the sale of such Partnership Interest, Partnership Assets or the Partnership's Business or (iv) make information about such Partnership Interest, Partnership Assets or the Partnership's Business available to any Third Party in connection with the possible sale of such Partnership Interest, Partnership Assets or the Partnership's Business prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

         5.15 Buyer Acquisition Documents. Upon execution of any material amendments or modifications to the purchase agreement and/or other acquisition documents in connection with or relating to any of the Pending Buyer Acquisitions, Buyer shall promptly deliver to Sellers a true and complete copy of any such amendment or modification. In addition, Buyer shall promptly deliver to the Sellers any information reasonably requested by the Sellers regarding the Pending Buyer Acquisitions. Upon execution of any purchase agreement and/or other acquisition documents to acquire, directly or indirectly, majority or other equity interests in, or the operating business of, any Person other than the Pending Buyer Acquisitions (a "Subsequent Buyer Acquisition"), Buyer shall promptly deliver to the Sellers (i) true and complete copies of the purchase agreement and/or other acquisition documents in connection with or relating to such Subsequent Buyer Acquisition, (ii) copies of the most recent audited (and, if later, or, if audited statements are not available, unaudited) financial statements of the Person which is the subject of such Subsequent Buyer Acquisition and (iii) other information reasonably requested by the Sellers regarding such Subsequent Buyer Acquisition. In each case, Buyer's obligations under this Section 5.15 shall be subject to reasonable confidentiality restrictions; provided that Buyer uses commercially reasonable efforts to secure a waiver of such restrictions.

         5.16     Other Agreements.

                  (a) Buyer and Sellers shall negotiate in good faith (i) within 90 days after the date hereof, the definitive Operating Agreement to be effective upon the Closing in accordance with the terms set forth on Exhibit E and such additional terms as Buyer and the Sellers may mutually agree and (ii) within 30 days after the date hereof, the definitive Exchange Agreement in accordance with the terms set forth on Exhibit F and such additional terms as Buyer and Sellers may mutually agree. If Buyer and the Sellers do not agree on a definitive Operating Agreement and/or a definitive Exchange Agreement prior to the Closing, the terms set forth in Exhibits E and F, respectively, shall be binding on each of Buyer and the Sellers.

                  (b) Prior to the Closing and issuance of the Equity Consideration to the Sellers, Buyer shall not dispose of its assets other than in the ordinary course of its business or other than for fair market value.

                  (c) If the entity defined as "Charter" in the Registration Rights Agreement ("PublicCo") is formed prior to the Closing, Buyer shall cause PublicCo to execute and deliver the Registration Rights Agreement and the Exchange Agreement at the Closing. If PublicCo is formed after the Closing, Buyer will cause PublicCo to execute and deliver the Registration Rights Agreement and the Exchange Agreement at the time of the formation of PublicCo.

                  (d) Concurrently with the delivery of this Agreement, Vulcan Ventures, Inc., an Affiliate of Buyer controlled by Paul G. Allen, has delivered into escrow a Put Agreement with respect to each Seller, in the form attached as Exhibit H (the "Vulcan Puts"). Buyer shall cause Paul G. Allen to deliver to an escrow agent reasonably acceptable to the Sellers no later than two weeks after the date of this Agreement pursuant to escrow instructions mutually acceptable to the parties, a Put Agreement with respect to each Seller, in the form attached as Exhibit H, duly executed by Paul G. Allen or his attorney-in-fact (conformed copies of which will be delivered to the Sellers). Upon such delivery, the Vulcan Puts shall be terminated and of no further force or effect. In the event any Put Agreement is executed by an attorney-in-fact of Paul G. Allen, Buyer shall deliver to the Sellers, concurrently with the delivery of such Put Agreement and again at Closing, a legal opinion of legal counsel reasonably acceptable to the Sellers, in form and substance satisfactory to the Sellers, confirming that such attorney-in-fact is duly empowered under a power of attorney that is in full force and effect to bind Paul G. Allen under the terms of the Put Agreements executed by such attorney-in-fact.

                  (e) Buyer shall deliver to each of TCID-MI and TCI LLC on the Closing Date, a TCI Put Agreement in the form attached as Exhibit J, duly executed by Buyer.

         5.17 Restructuring of the Partnership. At the election of Buyer, the Sellers will, and will cause the Partnership to, cooperate in good faith with Buyer in effecting a restructuring of the Partnership immediately prior to Closing, as a result of which the Partnership will be merged into or succeeded by a limited liability company. Such restructuring will be at the direction of, and at the sole expense of, Buyer; provided that none of the Sellers will be required to undertake any actions that would, or could reasonably be expected to (as determined by the affected Seller): (i) have an adverse economic effect or any other material adverse effect on such Seller or any of its Affiliates, unless Buyer makes such Seller or its Affiliates whole, or (ii) delay the Closing. If Buyer does not elect to so restructure the Partnership, it will acquire the Purchased Interests and the Contributed Interests in such a manner so as not to cause a dissolution of the Partnership under state law.

ARTICLE 6         CONDITIONS TO OBLIGATIONS OF BUYER AND SELLERS

         6.1 Conditions to Buyer's Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived by Buyer.

                  (a) Accuracy of Representations and Warranties. The representations and warranties of each Seller in this Agreement and in any Transaction Document, without giving effect to any references to or qualifications based on Material Adverse Effect or materiality contained therein, shall be true, complete and correct in all respects, at and as of the Closing with the same effect as if made at and as of the Closing, except for any representation or warranty which is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date; provided, this condition will be deemed satisfied if all such untrue or incorrect representations and warranties in the aggregate, do not have a Material Adverse Effect.

                  (b) Performance of Agreements. Each Seller shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

                  (c) Deliveries. Each Seller shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 7.2.

                  (d) Legal Proceedings. No Judgment shall have been entered and not vacated by any Governmental Authority or arbitration tribunal and no Legal Requirement shall have been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or arbitration tribunal, which would prevent or make illegal the purchase and sale of the Purchased Interests or the contribution of the Contributed Interests as contemplated by this Agreement.

                  (e) Franchise Required Consents. The aggregate number of Scheduled Subscribers in the Service Areas and the Acquisition Agreement Services Areas set forth on Schedule 6.1 that are, as of the Adjustment Time, Transferable Service Areas shall be at least 90% of the total Scheduled Subscribers; provided that Schedule 6.1 shall be amended from time to time as necessary to reflect all Acquisition Agreement Service Areas that are the subject of any pending Acquisition Agreements which have not been terminated.

                  (f) Other Required Consents. Seller shall have received evidence, in form and substance reasonably satisfactory to it, that the Required Consents marked with an asterisk on Schedule 3.2 have been obtained in accordance with this Agreement.

                  (g) No Material Adverse Change. Since December 31, 1998, no event has occurred which has had a Material Adverse Effect or has occurred which is reasonably likely to result in a Material Adverse Effect (for purposes of this paragraph a reduction in Equivalent Basic Subscribers shall not constitute by itself a Material Adverse Effect).

                  (h) Subscriber Adjustment. The Subscriber Adjustment (as reasonably estimated by the Sellers in the Preliminary Closing Statement) shall not be greater than $310,000,000.

                  (i) HSR Act Waiting Period. All necessary pre-merger notification filings required under the HSR Act will have been made with the FTC and the Antitrust Division and the prescribed waiting periods (and any extensions thereof) will have expired or been terminated.

         6.2 Conditions to Sellers' Obligations. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived if all Sellers so agree.

                  (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer in this Agreement and in any Transaction Document, without giving effect to any references to or qualifications based on Material Adverse Effect or materiality contained therein, shall be true, complete and correct in all respects, at and as of the Closing with the same effect as if made at and as of the Closing, except for any representation or warranty which is made as of a specified date, which representation or warranty shall be so true and correct as of such specified date; provided, this condition will be deemed satisfied if all such untrue or incorrect representations and warranties in the aggregate, do not have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.

                  (b) Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

                  (c) Deliveries. Buyer shall have delivered the items and documents required to be delivered by it pursuant to this Agreement, including those required under Section 7.3.

                  (d) Legal Proceedings. No Judgment shall have been entered and not vacated by any Governmental Authority or arbitration tribunal and no Legal Requirement shall have been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority or arbitration tribunal, which would prevent or make illegal the purchase and sale of the Purchased Interests or the contribution of the Contributed Interests contemplated by this Agreement.

                  (e) Subscriber Adjustment. Either (1) the Subscriber Adjustment (as reasonably estimated by the Sellers in the Preliminary Closing Statement) shall not be greater than $310,000,000, or (2) Buyer shall have waived its right to the Subscriber Adjustment in excess of $310,000,000.

                  (f) Debt. The consummation of the Closing will not constitute (or would not, with notice or passage of time or both, constitute) a default under the Credit Facility, Senior

Indenture or any related instruments, agreements or documents, unless such default shall have been waived or the debt under which such default would occur has been refinanced.

                  (g) HSR Act Waiting Period. All necessary pre-merger notification filings required under the HSR Act will have been made with the FTC and the Antitrust Division and the prescribed waiting periods (and any extensions thereof) will have expired or been terminated.

ARTICLE 7         CLOSING AND CLOSING DELIVERIES

         7.1 The Closing; Time and Place. Subject to the terms and conditions of this Agreement, the Closing shall be held at the offices of Irell & Manella LLP, in Los Angeles, California, at 10:00 a.m., local time, on the Business Day 10 days after the conditions set forth in Sections 6.1(e) and 6.1(f) shall have been satisfied or waived (provided that each Party shall have at least five days' prior notice of the scheduled Closing Date in order to prepare for the Closing), but in no event prior to February 3, 2000, or if the other conditions set forth in Article 6 (other than Sections 6.1(c) and 6.2(c)) are not then satisfied, on the earliest date thereafter when such conditions are satisfied, or at such other place, date and time as may be mutually agreed upon by the Parties. The transactions to be consummated at Closing shall be deemed to have been consummated as of 11:59 p.m., Eastern Time, on the Closing Date. The "Closing Date" is the date on which the Closing occurs.

         7.2 Deliveries by Sellers. Prior to or at the Closing, Sellers shall deliver or cause to be delivered to Buyer the following:

                  (a) Purchased Interests and Contributed Interests. Assignment agreements providing for the assignment of the Purchased Interests and the Contributed Interests to Buyer, in a form reasonably satisfactory to Buyer.

                  (b) Seller's Certificate. A certificate executed by each Seller, dated as of the Closing Date, certifying that the closing conditions specified in Sections 6.1(a) and (b) have been satisfied as to such Seller, except as disclosed in such certificate. Such certificate will merge into the Closing and will not give rise to any claim against any Seller.

                  (c) Consents. Copies of all Required Consents which have been obtained by the Sellers or the Partnership prior to the Closing.

                  (d) Lien Releases. The Sellers shall have delivered to Buyer at or prior to the Closing evidence reasonably satisfactory to Buyer that all Liens, if any, affecting or encumbering the Purchased Interests and the Contributed Interests have been terminated, released or waived, as appropriate, or original executed instruments in form reasonably satisfactory to Buyer effecting such terminations, releases or waivers.

         7.3 Deliveries by Buyer. Prior to or at the Closing, Buyer shall deliver to Sellers the following:

                  (a) Estimated Purchase Price. The Estimated Purchase Price for the Purchased Interests will be paid to the Sellers by wire or accounts transfer of immediately available funds to accounts designated by the Sellers by written notice to Buyer not less than two Business Days prior to the Closing.

                  (b) Equity Consideration. Assignment agreements providing for the assignment of the Equity Consideration to the Sellers, in a form reasonably satisfactory to the Sellers.

                  (c) Buyer's Certificate. A certificate executed by Buyer, dated as of the Closing Date, certifying that the closing conditions specified in Sections 6.2(a) and (b) have been satisfied as to Buyer, except as disclosed in such certificate. Such certificate will merge into the Closing and will not give rise to any claim against Buyer.

                  (d) Exchange Agreement. Subject to Section 5.16, the Exchange Agreement, in the form attached as Exhibit F, duly executed by Buyer and PublicCo.

                  (e) Registration Rights Agreement. The Registration Rights Agreement, in the form attached as Exhibit G, duly executed by PublicCo.

                  (f) Legal Opinion. The legal opinion (if any) required to be delivered under Section 5.16(d).

                  (g) Release of Escrow. Such notice or agreement as may be required to cause the escrow agent described in Section 5.16(d) to release the Put Agreements held by such escrow agent and deliver such Put Agreements to the Sellers, and such Put Agreements shall be in full force and effect without any default thereunder and in the form delivered to the Sellers as conformed copies under Section 5.16(d).

                  (h) TCI Put Agreements. The TCI Put Agreements, duly executed by Buyer.

ARTICLE 8          TERMINATION.

         8.1 Termination by Agreement. This Agreement may be terminated at any time prior to the Closing by mutual agreement among the Sellers and Buyer.

         8.2 Termination by the Sellers. This Agreement may be terminated at any time prior to the Closing by the Sellers and the purchase and sale of the Purchased Interests and contribution of the Contributed Interests abandoned, upon written notice to Buyer, upon the occurrence of any of the following:

                  (a) Uncured Breach. Prior to the Closing (if the Seller exercising such termination right is not then in material breach of any of its obligations contained in this Agreement), if Buyer is in material breach or default of any of its obligations in this Agreement, or if any of its representations in this Agreement is not true and correct, in either case in such a manner that would cause the conditions contained in Sections 6.2(a) or 6.2(b) not to be met if such breach, default, or other condition were not cured prior to Closing, if Sellers provide Buyer with prompt written notice that provides a reasonably detailed explanation of the facts and circumstances surrounding such breach or default; provided that Sellers shall have no right to terminate if (i) Buyer cures such breach or default within 30 days after its receipt of such written notice, unless such breach or default cannot be cured within such 30-day period; or (ii) the breach or default is capable of being cured prior to the Closing Date and Buyer commences to cure such breach or default within such 30-day period and diligently continues to take all action reasonably necessary to cure such breach or default prior to the Closing Date and such breach or default is cured prior to the Closing Date; provided, however, that if such breach is not cured prior to the Upset Date, the Sellers will have the right to terminate this Agreement under Section 8.2(c).

                  (b) Failure to Deliver Letter Regarding Delivery of the Put Agreements. If, within two weeks after the date of this Agreement, Buyer has not satisfied the delivery requirements contained in Section 5.16(d).

                  (c) Conditions. If the Closing shall not have occurred on any date designated therefor pursuant to Section 7.1 solely because Buyer has refused to consummate the Closing and all of the conditions set forth in Section
6.1 had been satisfied as of such date (or would have been satisfied by actions to be taken at the Closing).

                  (d) Upset Date. If the Closing shall not have occurred on or prior to the Upset Date, unless the failure of the Closing to occur was principally caused by any Seller's failure to act in good faith or a breach of its obligations in accordance with the terms of this Agreement.

         8.3 Termination by Buyer. This Agreement may be terminated at any time prior to the Closing by Buyer and the purchase and sale of the Purchased Interests and contribution of the Contributed Interests abandoned, upon written notice to the Sellers, upon the occurrence of any of the following:

                  (a) Uncured Breach. Prior to the Closing (if Buyer itself is not then in material breach of any of its obligations contained in this Agreement), if any Seller is in material breach or default of any of its obligations in this Agreement, or if any of its representations in this Agreement is not true and correct, in either case in such a manner that would cause the conditions contained in Sections 6.1(a) or 6.1(b) not to be met if such breach, default or other condition were not cured prior to Closing, if Buyer provides the breaching Seller with prompt written notice that provides a reasonably detailed explanation of the facts and circumstances surrounding such breach or default; provided that Buyer shall have no right to terminate if (i) the breaching Seller cures such breach or default within 30 days after its receipt of such written notice, unless such breach or default cannot be cured within such 30-day period; or (ii) the breach or default is capable of being cured prior to the Closing Date and the breaching Seller commences to cure such breach or default within such 30-day period and diligently continues to take all action reasonably necessary to cure such breach or default prior to the Closing Date and such breach or default is cured prior to the Closing Date; provided, however, that if such breach is not cured prior to the Upset Date, Buyer will have the right to terminate this Agreement under
Section 8.3(c).

                  (b) Conditions. If the Closing shall not have occurred on any date designated therefor pursuant to Section 7.1 solely because any Seller has refused to consummate the Closing and all of the conditions set forth in Section
6.2 had been satisfied as of such date (or would have been satisfied by actions to be taken at the Closing).

                  (c) Upset Date. If the Closing shall not have occurred on or prior to the Upset Date, unless the failure of the Closing to occur was principally caused by Buyer's failure to act in good faith or a breach of its obligations in accordance with the terms of this Agreement.

         8.4 Effect of Termination. If this Agreement is terminated as provided in this Article 8, then this Agreement will forthwith become null and void and there will be no liability on the part of any party hereto to any other party hereto or any other Person in respect thereof, provided that:

                  (a) Surviving Obligations. The obligations of the parties described in Sections 5.4, 8.4 and 9.1 (and all other provisions of this Agreement relating to expenses) will survive any such termination.

                  (b) Withdrawal of Applications. All filings, applications and other submissions relating to the transfer of the Purchased Interests and the Contributed Interests shall, to the extent practicable, be withdrawn from the Governmental Authority or other Person to whom made.

                  (c) Breach by Buyer. No such termination will relieve Buyer from liability for breach of its obligations under this Agreement, and in such event the Sellers shall have all rights and remedies available at law or equity, including the right of specific performance against Buyer.

                  (d) Breach by the Sellers. No such termination will relieve any Seller from liability for breach of its obligations under this Agreement, and in such event Buyer shall have all rights and remedies available at law or equity, including the remedy of specific performance against such breaching Seller.

         8.5 Attorneys' Fees. Notwithstanding any provision in this Agreement that may limit or qualify a party's remedies, in the event of a default by any party that results in a lawsuit or other proceeding for any remedy available under this Agreement, the prevailing party shall be entitled to reimbursement from the defaulting party of its reasonable legal fees and expenses (whether incurred in arbitration, at trial, or on appeal).

ARTICLE 9         MISCELLANEOUS

         9.1 Fees and Expenses. Except as otherwise provided in this Agreement, each party shall pay its own expenses incurred in connection with the authorization, preparation, execution, and performance of this Agreement, including all fees and expenses of counsel, accountants, agents, and representatives.

         9.2 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, shall be deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and shall be addressed to the recipient at the address specified below, or with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 9.2:

If to Buyer:                                c/o Charter Communications, Inc.
                                            12444 Powerscourt Drive, Suite 400
                                            St. Louis, Missouri 63131
                                            Attention:  Curtis S. Shaw, Esq.
                                            Telecopier: (314) 965-8793

with a copy (which shall not                Irell & Manella LLP
constitute notice) to:                      1800 Avenue of the Stars, Suite 900
                                            Los Angeles, California 90067
                                            Attention: Alvin G. Segel, Esq.
                                            Telecopier: (310) 203-7199

If to the General Partners
or WBresnan:                                c/o Bresnan Communications, Inc.
                                            709 Westchester Avenue
                                            White Plains, New York 10604
                                            Attention:  Jeffrey S. DeMond and
                                                        Robert V. Bresnan, Esq.
                                            Telecopier: (914) 993-6601

With a copy (which shall                 Paul, Hastings, Janofsky & Walker LLP
not constitute notice) to:               399 Park Avenue
                                         New York, New York 10022
                                         Attention:  Marie Censoplano, Esq.
                                         Telecopier: (212) 319-4090

If to BBC, BBCO or BFI:                  c/o The Blackstone Group
                                         345 Park Avenue
                                         New York, New York 10154
                                         Attention: Simon Lonergan
                                         Telecopy: (212) 583-5710

with a copy (which shall not             Simpson Thacher & Bartlett
constitute notice) to:                   425 Lexington Avenue
                                         New York, New York 10017-3954
                                         Attention: Wilson Neely, Esq.
                                         Telecopier: (212) 455-2502

If to TCID-MI or TCI LLC:                c/o AT&T Broadband & Internet Services
                                         9197 South Peoria Street
                                         Englewood, Colorado 80112
                                         Attention: Derek Chang
                                         Telecopier: (720) 875-5396

with a copy (which shall not             Sherman & Howard, L.L.C.
constitute notice) to:                   633 Seventeenth Street
                                         Suite 3000
                                         Denver, Colorado 80202
                                         Attention: Arlene S. Bobrow, Esq.
                                         Telecopier: (303) 299-8140

         9.3 Benefit and Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party hereto without the prior written consent of each other Party, except that Buyer may assign its rights and obligations under this Agreement to an Affiliate of Buyer or an entity in which Paul G. Allen has a direct or indirect equity interest of at least $100,000,000; provided, however, that no such assignment shall be permitted if it could reasonably be expected to delay the Closing. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and permitted assigns. This Agreement shall be for the sole benefit of the Parties hereto and their respective heirs, successors, permitted assigns and legal representatives and is not intended, nor shall be construed, to give any Person, other than the Parties hereto and their respective heirs, successors, assigns and legal representatives, any legal or equitable right, remedy or claim hereunder.

         9.4 Further Assurances. After the Closing the parties shall take any actions and execute any other documents that may be necessary or desirable to the implementation and consummation of this Agreement upon the reasonable request of the other party, at the expense of the requesting party. TCI shall further use commercially reasonable efforts to cooperate with the Partnership to obtain any material consents that were required to be obtained by TCI prior to the closing under the Contribution Agreement that have not yet been obtained and to execute any documents that may be necessary or desirable to evidence the transfer of assets to the Partnership pursuant to the Contribution Agreement.

         9.5 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         9.6 Entire Agreement. This Agreement and the Exhibits hereto, the Disclosure Letter and the other Transaction Documents to be delivered by the parties pursuant to this Agreement, collectively represent the entire understanding and agreement between Buyer and Sellers with respect to the subject matter of this Agreement and supersedes all prior agreements, understandings and negotiations between the parties.

         9.7 Amendments; Waiver of Compliance. This Agreement may be amended and any provision of this Agreement may be waived; provided that any such amendment or waiver (a) will be binding upon a Seller only if such amendment or waiver is set forth in a writing executed by such Seller, and (b) will be binding upon Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No waiver shall operate as a waiver of, or estoppel with respect to, any subsequent or other matter not expressly waived.

         9.8 Counterparts. This Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

         9.9 Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

         9.10     Survival.

                  (a) Covenants and Agreements. Sections 5.16(d), 5.16(e), 7.3(g) and 7.3(h) and all covenants and agreements contained in this Agreement which by their terms are to be performed after the Closing shall survive the Closing and shall survive until performed in full, including all such covenants and agreements contained in Article 2, and Sections 5.7, 5.8(b), 5.9(e), 5.11 and 9.1.

                  (b) Representations and Warranties of the Sellers. The representations and warranties of the Sellers contained in Article 3 of this Agreement (other than the representations and warranties contained in Sections 3.1(b), 3.1(c), 3.1(d), 3.2(a) and 3.14 which shall survive the

Closing until the expiration of the applicable statute of limitations) shall expire as of the Closing Date and shall not survive the Closing.

                  (c) Representations and Warranties of Buyer. The representations and warranties of Buyer contained in Article 4 of this Agreement (other than the representations and warranties contained in Sections 4.4, 4.5 and 4.6, which shall survive the Closing until the expiration of the applicable statute of limitations) shall expire as of the Closing Date and shall not survive the Closing.

                  (d) Acknowledgment by Buyer. Buyer understands that the representations and warranties of the Sellers contained in this Agreement will not survive the Closing (except as expressly set forth in Section 9.10(b)) and constitute the sole and exclusive representations and warranties of the Sellers to Buyer in connection with the transactions contemplated hereby. BUYER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE EXPRESSED OR IMPLIED (INCLUDING WARRANTIES OF MERCHANTABILITY OR FITNESS FOR PURPOSE AND ANY WARRANTIES RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF THE PARTNERSHIP) ARE SPECIFICALLY DISCLAIMED BY THE SELLERS. Buyer has conducted its own inspection of the Partnership's Business and the Partnership Systems to its own satisfaction and has independently investigated, analyzed and appraised the condition, value, prospects, and profitability thereof and the risks associated therewith.

                  (e) Acknowledgment by the Sellers. Each Seller understands that the representations and warranties of Buyer contained in this Agreement will not survive the Closing (except as expressly set forth in this Section 9.10) and constitute the sole and exclusive representations and warranties of Buyer to the Sellers in connection with the transactions contemplated hereby, and each Seller understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied are specifically disclaimed by Buyer.

         9.11     Limitation of Recourse against Sellers.

                  (a) Following the Closing, in the absence of its own actual fraud, no Seller shall have any liability or obligation to indemnify or otherwise hold harmless Buyer or the Partnership (or any of their successors or permitted assigns) for any claim or any loss or liability arising from or in any way relating to this Agreement or any of the transactions contemplated hereby (including any misrepresentation or inaccuracy in, or breach of, any representations or warranties (other than the representations or warranties contained in Sections 3.1(b), 3.1(c), 3.1(d), 3.2(a) and 3.14 ) or any breach or failure in performance prior to the Closing of any covenants or agreements made by the Sellers, or any of them, in this Agreement or in any exhibit or the Schedules hereto or any certificate or instrument delivered hereunder), and neither Buyer nor the Partnership (or any of their successors or permitted assigns) shall be entitled to bring any claim based on, relating to or arising out of any of the foregoing against any Seller (or any of their respective employees, directors, officers, attorneys, agents or representatives). Without limiting the generality of the foregoing, in the absence of actual fraud, neither Buyer nor its respective successors or permitted assigns shall be entitled to seek any rescission of the transactions consummated under this Agreement or other remedy at law or in equity. Notwithstanding the foregoing, this Section 9.11 shall not preclude Buyer from making any claim in respect of a breach of any representation, warranty, covenant or agreement which survives the Closing or any claim under the assignments delivered at the Closing or is contained in the Equity Agreements, which shall each be governed by its respective terms. Buyer agrees that, notwithstanding any other provision of this Agreement or any Transaction Document, and any rule of law or equity to the contrary, the Sellers' obligations and liabilities under this Agreement and the other Transaction Documents shall be nonrecourse to all direct and indirect stockholders, general and limited partners and members of the Sellers and to their successors and assigns and to all of their respective officers, directors, shareholders, employees, and agents, and none of the foregoing (except to the extent (i) it is a Seller (ii) of its interests in the assets of such Seller and
(iii) any distribution which has been received by it and which is required by applicable law to be returned, directly or indirectly, to such Seller) shall have any obligation or liability to Buyer arising out of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

                  (b) The Sellers shall not be jointly and severally liable to Buyer under this Agreement. Except as set forth below with respect to Sections 2.1, 3.1(b), 3.1(c), 3.2, 3.10(b) and 3.19, each Seller will be liable to Buyer solely for such Seller's Proportionate Interest of any liability or obligation owed to Buyer by any Seller hereunder (regardless of whether such liability or obligation is attributable to any particular Seller). Buyer waives all recourse against each Seller for claims in excess of such Proportionate Interest. Solely with respect to the obligations set forth in Section 2.1 or the representations and warranties set forth in Sections 3.1(b), 3.1(c), 3.2, 3.10(b) and 3.19, each Seller will be fully responsible for its own breach of such obligations or representations and warranties and will have no liability or obligation arising from any other Seller's breach of such obligations or representations and warranties.

         9.12 Limitation of Recourse against Buyer. Following the Closing, in the absence of actual fraud, Buyer shall not have any liability or obligation to indemnify or otherwise hold harmless the Sellers or the Partnership (or any of their successors or permitted assigns) for any claim or any loss or liability arising from or in any way relating to this Agreement or any of the transactions contemplated hereby (including any misrepresentation or inaccuracy in, or breach of, any representations or warranties (other than the representations or warranties contained in Sections 4.5 and 4.6) or any breach or failure in performance prior to the Closing of any covenants or agreements made by Buyer in this Agreement or in any exhibit or the Schedules hereto or any certificate or instrument delivered hereunder), and neither the Sellers nor any of their successors or permitted assigns shall be entitled to bring any claim based on, relating to or arising out of any of the foregoing against Buyer or the Partnership (or any of Buyer's or the Partnership' employees, directors, agents or representatives). Without limiting the generality of the foregoing, in the absence of actual fraud, neither the Sellers nor their respective successors or permitted assigns shall be entitled to seek any rescission of the transactions consummated under this Agreement or other remedy at law or in equity. Notwithstanding the foregoing, this Section 9.12 shall not preclude the Sellers from making any claim in respect of a breach of any representation, warranty, covenant or agreement which survives the Closing or is contained in the Equity Agreements, which shall each be governed by its respective terms. Concurrently with the execution of this Agreement, Charter Communications, Inc. has delivered to the Sellers a performance guaranty with respect to the terms of this Agreement (the "Purchase Guaranty"). Each Seller agrees that, notwithstanding any other provision of this Agreement or any Transaction Document, and any rule of law or equity to the contrary, and except as set forth in the Purchase Guaranty and the Equity Agreements, Buyer's obligations and liabilities under this Agreement and the other Transaction Documents shall be nonrecourse to all direct and indirect general and limited partners of Buyer and to their successors and assigns and to all of their respective officers, directors, shareholders, employees, and agents, and none of the foregoing (except to the extent (i) of its interests in the assets of Buyer and (iii) any distribution which has been received by it and which is required by applicable law to be returned, directly or indirectly, to Buyer) shall have any obligation or liability to any Seller arising out of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

         9.13 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to Section 9.5) without the requirement of posting a bond or other security therefor, in addition to any other remedy to which they may be entitled, at law or in equity.

         9.14 Commercially Reasonable Efforts. For purposes of this Agreement, "commercially reasonable efforts" or "reasonable commercial efforts" will not be deemed to require a party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any, or other payments with respect to any contract that are significant in the context of such contract (or are significant on an aggregate basis as to all contracts).

         9.15 Construction. This Agreement has been negotiated by the parties and their respective legal counsel, and legal or other equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.



                     [REMAINDER OF PAGE INTENTIONALLY BLANK;
                         SIGNATURES ON FOLLOWING PAGES]

         IN WITNESS WHEREOF, this Agreement has been executed by Buyer, the General Partner and the other Sellers as of the date first written above.

                                  BUYER:

                                  CHARTER COMMUNICATIONS HOLDING
                                  COMPANY, LLC


                                  By: /s/ Curtis S. Shaw
                                     ----------------------------------
                                  Curtis S. Shaw
                                  Senior Vice President

                                  GENERAL PARTNER:

                                  BCI (USA), LLC

                                  By: Bresnan Communications, Inc., its Managing
                                      Member


                                      By: /s/ William J. Bresnan
                                     ----------------------------------
                                      Name:
                                      Title: President and CEO



                            [THIS IS A SIGNATURE PAGE
                           TO THE PURCHASE AGREEMENT]

                                 OTHER SELLERS:

                                 BCI (USA), LLC

                                 By: Bresnan Communications, Inc., its Managing Member


                                      By: /s/ William J. Bresnan
                                         ____________________________
                                         Name:
                                         Title: President and CEO



                                         /s/ William J. Bresnan
                                         ____________________________
                                         William J. Bresnan, individually

                                         TCID OF MICHIGAN, INC.


                                      By: /s/ Derek Chang
                                         ____________________________
                                         Name:
                                         Title:

                                         TCI BRESNAN LLC


                                      By: /s/ Derek Chang
                                         ____________________________
                                         Name:
                                         Title:


                            [THIS IS A SIGNATURE PAGE
                           TO THE PURCHASE AGREEMENT]

                                 BLACKSTONE BC CAPITAL PARTNERS L.P.

                                 By:      Blackstone Management Associates
                                          III L.L.C., its General Partner



                                 By:  /s/
                                     -------------------------------------
                                 Name:
                                 Title:


                                 BLACKSTONE FAMILY INVESTMENT
                                 PARTNERSHIP III L.P.

                                 By:      Blackstone Management Associates
                                          III L.L.C., its General Partner



                                 By:  /s/
                                     -------------------------------------
                                          Name:
                                          Title:


                                 BLACKSTONE BC OFFSHORE CAPITAL
                                 PARTNERS L.P.

                                 By:      Blackstone Management Associates
                                          III L.L.C., its Investment General
                                          Partner



                                 By:  /s/
                                     -------------------------------------
                                          Name:
                                          Title:



                            [THIS IS A SIGNATURE PAGE
                           TO THE PURCHASE AGREEMENT]

                EXHIBIT D TO PURCHASE AND CONTRIBUTION AGREEMENT


                       FORM OF ADJUSTMENT ESCROW AGREEMENT

         This ADJUSTMENT ESCROW AGREEMENT (this "Agreement") is dated _____________ 2000, by and among BCI (USA), LLC, a Delaware limited liability company, and William J. Bresnan, Blackstone BC Capital Partners L.P., a Delaware limited partnership, Blackstone BC Offshore Capital Partners L.P., a Cayman Islands exempted limited partnership, Blackstone Family Investment Partnership III L.P., a Delaware limited partnership, and TCID of Michigan, Inc., a Nevada corporation (collectively, the "Sellers"), Charter Communications Holding Company, LLC, a Delaware limited liability company ("Buyer"), and _____________________ ("Escrow Agent").


                                R E C I T A L S:

         Buyer and the Sellers are parties to a Purchase and Contribution Agreement dated as of June ___, 1999 (the "Purchase Agreement"), pursuant to which the Sellers thereunder have agreed to sell, transfer and deliver to Buyer all of the partnership interests in Bresnan Communications Company Limited Partnership, a Michigan limited partnership (the "Partnership") held by the Sellers, for the consideration set forth in the Purchase Agreement. Pursuant to
Section 2.4(b) of the Purchase Agreement, Buyer and the Sellers have agreed that $_________ (the "Adjustment Deposit") shall be deposited in escrow with the Escrow Agent as set forth in this Agreement in order to provide a fund which shall be a source for any payment to be made by the Sellers to Buyer pursuant to
Section 2.5(b)(1) of the Purchase Agreement, subject to the terms and conditions set forth in the Purchase Agreement. Capitalized terms used, but not defined herein, have the meanings ascribed to such terms in the Purchase Agreement.

         In consideration of the above recitals and of the covenants and agreements contained herein, Buyer, the Sellers and Escrow Agent agree as follows:


                                   AGREEMENTS:

                           SECTION 1: ADJUSTMENT FUND

         1.1 Delivery. Buyer hereby delivers to the Escrow Agent, by accounts or wire transfer of immediately available funds to the account designated by the Escrow Agent, the Adjustment Deposit. The Adjustment Fund (as defined herein) shall be held by the Escrow Agent pursuant to the terms of this Agreement. The Adjustment Deposit, and all income, interest and other earnings thereon, shall be referred to collectively herein as the "Adjustment Fund." The Adjustment Fund shall be a source for any payment to be made by the Sellers to Buyer pursuant to
Section 2.5(b)(1)
of the Purchase Agreement, in each case, subject to the terms, conditions and limitations set forth in the Purchase Agreement.

         1.2 Receipt. The Escrow Agent hereby acknowledges receipt of the Adjustment Deposit. The Escrow Agent shall deposit, upon receipt, the Adjustment Deposit into a separate interest bearing account established for such purpose, the sole signatory of which shall be the Escrow Agent. The Escrow Agent agrees to hold and disburse the Adjustment Fund in accordance with the terms and conditions of this Agreement and for the uses and purposes stated herein.

          1.3 Investment and Income. Upon receipt of the Adjustment Deposit, the Escrow Agent shall, pending the disbursement thereof pursuant to this Agreement, invest the Adjustment Fund in accordance with the Sellers' instructions in (a) direct obligations of, or obligations fully guaranteed by, the United States of America or any agency thereof, (b) certificates of deposit issued by commercial banks having a combined capital, surplus and undivided profits of not less than Five Hundred Million Dollars ($500,000,000), (c) repurchase agreements collateralized by securities issued by the United States of America or any agency thereof, or by any private corporation the obligations of which are guaranteed by the full faith and credit of the United States of America, (d) prime banker's acceptances, (e) money market funds investing in any of the above, or (f) other investments of equal or greater security and liquidity.

                   SECTION 2: DISBURSEMENT OF ADJUSTMENT FUND

         The Escrow Agent shall dispose of or distribute the Adjustment Fund only in accordance with this Section 2. The procedure set forth in this Section 2 shall govern the application of the Adjustment Fund to satisfy any payment to be made pursuant to Section 2.5(b)(1) of the Purchase Agreement, in each case, as set forth therein. Notwithstanding the foregoing, the basis for claims for such payment, and any limitations thereon, shall be governed by the Purchase Agreement, which shall be controlling between Buyer and the Sellers for all purposes of this Agreement and shall be applicable between Buyer and the Sellers to the extent inconsistent with any provision of this Agreement.

         2.1 Disbursement Procedure. All disbursements of the Adjustment Fund under Section 2.5(b)(1) of the Purchase Agreement shall be made by joint written instructions of Buyer and the Sellers, which instructions shall designate the payee, the amount to be paid, and wire or other payment instructions. The Escrow Agent shall not pay any amount of the Adjustment Fund to the Sellers or Buyer, except (i) in accordance with Sections 2.2, 2.5, 2.6 and 6.8 hereof, (ii) pursuant to joint instructions in writing from Buyer and the Sellers under this
Section 2.1, or (iii) pursuant to a Court Order (as hereinafter defined).

         2.2 Release of Adjustment Fund. Upon receipt of joint instruction under
Section 2.1, the Escrow Agent shall promptly make the payment required to be made under such joint instructions by wire transfers of immediately available funds (or as the recipient shall have otherwise instructed the Escrow Agent) in accordance with such joint instructions. Prior to the disbursement of the

Adjustment Fund as specifically provided in this Section 2 and Section 6.8, the Sellers shall have no rights to receive, pledge, borrow or otherwise obtain the benefits of the money or other property constituting the Adjustment Fund.

         2.3 Dispute. In the event of any dispute among any of the parties to this Agreement, the Escrow Agent shall not comply with any claims or demands as long as such disagreements may continue, and in so refusing, the Escrow Agent shall make no delivery or other disposition of any property then held by it under this Agreement which is the subject of such dispute until it has received a final judgement or final court order from a court of competent jurisdiction directing disposition of such property (a "Court Order"). A judgment or order under any provision of this Agreement shall not be deemed to be final until the time within which an appeal may be taken therefrom has expired and no appeal has been taken, or until the entry of a judgment or order from which no appeal may be taken.

         2.4 Joint Instructions. In the event that the Escrow Agent receives joint instructions in writing from Buyer and the Sellers, such instructions may only be revoked pursuant to further joint instructions in writing of Buyer and the Sellers or a Court Order.

         2.5 Other Disbursements of the Adjustment Fund. Notwithstanding the provisions of Sections 2.1 through 2.3 above and Section 2.6 below, the Escrow Agent shall disburse the Adjustment Fund, or a portion thereof, in accordance with the following:

                  (a) upon receipt of written instructions signed by Buyer and the Sellers in accordance with such instructions; or

                  (b) in accordance with Section 6.8 of this Agreement.

         2.6 Taxes. Buyer shall be deemed to be the owner of the Adjustment Fund for tax purposes. Buyer shall provide the Escrow Agent with a correct taxpayer identification number on a substitute Form W-9 within 90 days following the date hereof and indicate thereon that it is not subject to backup withholding on income earned on any amounts received hereunder. To the extent that the Escrow Agent becomes liable for the payment of taxes on behalf of another party hereunder, including withholding taxes, in respect of interest, income and other earnings from the investment of the Adjustment Fund held hereunder or any payment made hereunder, the Escrow Agent may pay such taxes on behalf of such party. The Escrow Agent may withhold from any payment of monies to the party on whose behalf the taxes were paid, such amount as the Escrow Agent reasonably estimates to be sufficient to provide for the payment of such taxes not yet paid, and shall use the sums withheld solely for that purpose. The Escrow Agent shall be indemnified and held harmless against any liability for taxes and for any penalties or interest in respect of taxes on such interest, income or other earnings in the manner provided in Section 3.3. The Escrow Agent shall, promptly following the end of each taxable period in which the Adjustment Fund remains in existence, make distributions ("Tax Distributions") to Buyer from the interest, income or other earnings of the

Adjustment Fund in an amount equal to forty percent (40%) of such interest, income or other earnings to they extent they constitute taxable income.

         2.7 Purpose. None of the Adjustment Fund will be available for any purpose, other than as described in Section 2.5(b) of the Purchase Agreement, and the Adjustment Fund shall not be available to satisfy any other obligations of the Sellers arising under the Purchase Agreement.

                             SECTION 3: ESCROW AGENT

         3.1 Appointment and Duties. Buyer and the Sellers hereby appoint the Escrow Agent to serve hereunder and the Escrow Agent hereby accepts such appointment and agrees to perform all duties which are expressly set forth in this Agreement.

         3.2 Compensation. Compensation will be paid to the Escrow Agent one-half by Buyer and one-half by the Sellers, in the aggregate, as specified in Schedule A annexed hereto.

         3.3 Indemnification. Buyer and the Sellers will, at their expense, indemnify the Escrow Agent, hold it harmless, at their joint and several expense, from any and all claims, regardless of nature, arising out of or because of this Agreement, and exonerate the Escrow Agent from any liability in connection with this Agreement, at their joint and several expense, except as such may arise because of the Escrow Agent's gross negligence or willful misconduct. Promptly after the receipt by the Escrow Agent of notice of any claim, the Escrow Agent shall, if a claim in respect thereof is to be made against any of the other parties hereto, notify such other parties in writing. Notwithstanding the foregoing, but provided that such notice shall have been given, the failure by the Escrow Agent to give such notice promptly shall not relieve the parties from any liability which such parties may have to the Escrow Agent hereunder except to the extent the defense of such action is prejudiced thereby. Any payment to the Escrow Agent pursuant to this Section 3.3, as between Buyer, on the one hand, and the Sellers, on the other hand, shall be borne equally by Buyer, on the one hand, and the Sellers, on the other hand, on all such matters; provided, however, that any expense or loss incurred by the Escrow Agent as a result of participating in any proceeding brought by Buyer against the Sellers or by any Seller against Buyer shall be paid by the party against whom judgment is rendered in such proceeding. Nothing in this Section
3.3 shall constitute a waiver of any claim which Buyer, on the one hand, or the Sellers, on the other hand, may have against the other party for contributions arising from their joint obligation to indemnify and hold the Escrow Agent harmless hereunder.

         3.4 Resignation. The Escrow Agent may resign at any time upon giving the parties hereto 30 days' prior written notice to that effect. In such event, the successor shall be such person, firm or corporation as shall be mutually selected by Buyer and the Sellers. It is understood and agreed that such resignation shall not be effective until a successor agrees to act hereunder; provided, however, if no successor is appointed and acting hereunder within 30 days after such notice is given, the Escrow Agent may pay and deliver the Adjustment Fund into a court of competent jurisdiction.

                     SECTION 4: LIABILITIES OF ESCROW AGENT

         4.1 Limitations. The Escrow Agent shall be liable only to accept, hold and deliver the Adjustment Fund in accordance with the provisions of this Agreement and amendments thereto; provided, however, that the Escrow Agent shall not incur any liability with respect to (a) any action taken or omitted in good faith upon the advice of its counsel given with respect to any questions relating to its duties and responsibilities as Escrow Agent under this Agreement, so long as such action is consistent with the terms of this Agreement or (b) any action taken or omitted in reliance upon any instrument which the Escrow Agent shall in good faith believe to be genuine (including the execution, the identity or authority of any person executing such instrument, its validity and effectiveness, and the truth and accuracy of any information contained therein), to have been signed by a proper person or persons and to conform to the provisions of this Agreement. The Escrow Agent shall exercise the same degree of care toward the Adjustment Fund as it would exercise toward its own similar property.

         4.2 Collateral Agreements. The Escrow Agent shall not be bound in any way by any contract or agreement between other parties hereto, whether or not it has knowledge of any such contract or agreement or of its terms or conditions.

                             SECTION 5: TERMINATION

         This Agreement shall be terminated (i) upon disbursement or release of the entire or remaining Adjustment Fund by the Escrow Agent, (ii) by written mutual consent signed by all parties, or (iii) payment of the Adjustment Fund into a court of competent jurisdiction in accordance with Section 3.4 hereof. This Agreement shall not be otherwise terminated.

                           SECTION 6: OTHER PROVISIONS

         6.1 Notices. All notices, demands, and requests required or permitted to be given under the provisions of this Agreement shall be in writing, may be sent by telecopy (with automatic machine confirmation), delivered by personal delivery, or sent by commercial delivery service or certified mail, return receipt requested, shall be deemed to have been given on the date of actual receipt, which may be conclusively evidenced by the date set forth in the records of any commercial delivery service or on the return receipt, and shall be addressed to the recipient at the address specified below, or with respect to any party, to any other address that such party may from time to time designate in a writing delivered in accordance with this Section 6.1:

If to Buyer:                 c/o Charter Communications, Inc.
                             12444 Powerscourt Drive, Suite 400
                             St. Louis, Missouri 63131
                             Attention:  Curtis S. Shaw, Esq.
                             Telecopier: (314) 965-8793
with a copy (which shall not              Irell & Manella LLP
constitute notice) to:                    1800 Avenue of the Stars, Suite 900
                                          Los Angeles, California 90067
                                          Attention:  Alvin G. Segel, Esq.
                                          Telecopier: (310) 203-7199

If to the Sellers:                        c/o Bresnan Communications, Inc.
                                          709 Westchester Avenue
                                          White Plains, New York 10604
                                          Attention:  Jeffrey S. DeMond and
                                          Robert V. Bresnan, Esq.
                                          Telecopier: (914) 993-6601

                                          c/o The Blackstone Group
                                          345 Park Avenue
                                          New York, New York 10154
                                          Attention: Simon Lonergan
                                          Telecopy: (212) 583-5710

                                          c/o AT&T Broadband & Internet Services
                                          9197 South Peoria Street
                                          Englewood, Colorado 80112
                                          Attention: Derek Chang
                                          Telecopier: (720) 875-5396

with copies (which shall not              Paul, Hastings, Janofsky & Walker LLP
constitute notice) to:                    399 Park Avenue
                                          New York, New York 10022
                                          Attention:  Marie Censoplano, Esq.
                                          Telecopier: (212) 319-4090

                                          Simpson Thacher & Bartlett
                                          425 Lexington Avenue
                                          New York, New York 10017-3954
                                          Attention: Wilson Neely, Esq.
                                          Telecopier: (212) 455-2502

                                          Sherman & Howard, L.L.C.
                                          633 Seventeenth Street
                                          Suite 3000
                                          Denver, Colorado 80202
                                          Attention: Arlene S. Bobrow, Esq.
                                          Telecopier: (303) 299-8140

If to Escrow Agent:                         ____________________________________
                                            ____________________________________
                                            ____________________________________
                                            ____________________________________
                                            Attention:
                                            Telecopier:

         6.2 Benefit and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that (a) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Sellers without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), (b) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by Buyer without the prior written consent of the Sellers (which consent shall not be unreasonably withheld or delayed) and (c) neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by the Escrow Agent without the prior written consent of Buyer and the Sellers (which consent shall not be unreasonably withheld or delayed), except as otherwise expressly provided herein. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

         6.3 Entire Agreement; Amendment. This Agreement and the Purchase Agreement contain all the terms agreed upon by the parties with respect to the subject matter hereto. This Agreement may be amended or modified only by written agreement executed by Buyer and the Sellers and if the amendment in any way affects the compensation, duties and/or responsibilities of the Escrow Agent, by a duly authorized representative of the Escrow Agent. No waiver of any provision hereof or rights hereunder shall be binding upon a party unless evidenced by a writing signed by such party.

         6.4 Headings. The headings of the sections and subsections of this Agreement are for ease of reference only and do not evidence the intentions of the parties.

         6.5 Governing, Law. THIS AGREEMENT SHALL BE GOVERNED, CONSTRUED, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF [NEW YORK] (WITHOUT REGARD TO THE CHOICE OF LAW PROVISIONS THEREOF).

         6.6 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

         6.7 Counterparts. This Agreement may be signed upon any number of counterparts with the same effect as if the signatures on all counterparts were upon the same instrument.

         6.8 Earnings. All interest, income and other earnings upon any of the Adjustment Deposit or the Adjustment Fund shall be paid to the party or parties receiving the principal portion of such funds pro rata based on the amount of such funds received by such party or parties. For purposes of the preceding sentence, any Tax Distributions made to Buyer will be applied as a credit against any interest, income or other earnings required to be paid to Buyer under this Section 6.8. In no event, however, will Buyer be required to refund in cash to the Sellers or the Adjustment Fund any portion of the Tax Distributions received by it. All income and earnings upon the Adjustment Deposit or the Adjustment Fund not distributed as of the end of any taxable period shall be deemed for tax reporting purposes to have accrued for the account of Buyer.


                     [REMAINDER OF PAGE INTENTIONALLY BLANK;
                         SIGNATURES ON FOLLOWING PAGES]

         IN WITNESS WHEREOF, this Agreement has been executed by each of Buyer, the Sellers, and Escrow Agent as of the date first written above.

                          BUYER:



                          ______________________________________________________

                          By:___________________________________________________
                          Curtis S. Shaw
                          Senior Vice President

                          THE SELLERS:

                          BCI (USA), LLC

                          By:      Bresnan Communications, Inc., its Managing
                                   Member


                                   By:__________________________________________
                                   Name:
                                   Title:

                          OTHER SELLERS:

                          BCI (USA), LLC

                          By:      Bresnan Communications, Inc., its Managing
                                   Member


                                   By:__________________________________________
                                   Name:
                                   Title:



                          ______________________________________________________
                          William J. Bresnan, individually

                                   TCID OF MICHIGAN, INC.


                                   By:__________________________________________
                                   Name:
                                   Title:

                                   BLACKSTONE BC CAPITAL PARTNERS L.P.

                                   By: Blackstone Management Associates III L.L.C., its General Partner


                                   By:__________________________________________
                                   Name:
                                   Title:

                                           BLACKSTONE FAMILY INVESTMENT
                                           PARTNERSHIP III L.P.

                                   By: Blackstone Management Associates III L.L.C., its General Partner


                                             By:________________________________
                                             Name:
                                             Title:

                                   BLACKSTONE BC OFFSHORE CAPITAL PARTNERS L.P.

                                   By: Blackstone Management Associates III L.L.C., its Investment General Partner


                                             By:________________________________
                                             Name:
                                             Title:

                                  ESCROW AGENT:

                                  ______________________________________________


                                  By:___________________________________________
                                     Name:
                                     Title:

                                    EXHIBIT E

                    TERMS OF CHARTER LLC OPERATING AGREEMENT

Issuance of Units in Charter LLC      Charter Communications Holding Company,
                                      LLC ("Charter LLC") is currently
                                      wholly-owned by Charter Communications,
                                      Inc. ("CCI"). Charter LLC currently owns
                                      all of the membership interests in Charter
                                      Communications Holdings, LLC ("Charter
                                      Holdings").

                                      At the Closing of the Charter/Bresnan
                                      transaction, Bresnan partners will
                                      contribute to Charter LLC a portion of the partnership interest owned by them in Bresnan Communications Company Limited
                                      Partnership ("Bresnan") in exchange for
                                      common membership interests in Charter LLC represented by units (the "Units"). The contribution by the Bresnan partners is intended to be a tax-free contribution to Charter LLC by the Bresnan partners (but it is understood that it may involve some tax liability for the Bresnan partners not affiliated with Blackstone as a result of shifting of partnership liabilities).

Transfer of Bresnan Units             The Units received by the Bresnan Holders
                                      will be transferable in accordance with
                                      the following: the Bresnan Holders will
                                      have the right to transfer their Units in
                                      Charter LLC pursuant to the tag along
                                      rights and to their Permitted Transferees
                                      (as defined below), and to freely transfer
                                      any Units with respect to which any Put
                                      Option has been exercised and Paul Allen
                                      or Charter LLC has breached their purchase
                                      obligations under the Put provided,
                                      however, that (i) each such transferee
                                      must agree to be bound by the terms of the
                                      Charter LLC Operating Agreement and other
                                      applicable equity documents (including the
                                      Exchange Agreement), (ii) each such
                                      transferee must represent that it is an
                                      accredited investor and give such other
                                      investment representations and other
                                      undertakings as are customarily given by
                                      persons acquiring securities in a private
                                      placement, and (iii) the transfer to such
                                      transferee must be effected pursuant to an
                                      exemption from registration under
                                      applicable securities laws. All Units will
                                      be freely exchangeable into common stock
                                      of PublicCo and freely transferable
                                      without restriction to Paul G. Allen (or
                                      any other person or

                                      entity to whom Units may be put under the Put Agreement) in accordance with the Put
                                      Agreement. "Permitted Transferees" shall be defined as described in the Registration Rights Agreement.

                                      References to the Put Agreement include
                                      the TCI Put Agreement, as applicable.

IPO It is the current intent of CCI to effect an initial public offering of stock in a corporation ("PublicCo") that will acquire an interest in Charter LLC (an "IPO").
                                      Each of the Bresnan Holders may at any
                                      time and from time to time exchange its
                                      Units in Charter LLC, in whole or in part, for stock in PublicCo on the terms set forth in an Exchange Agreement.

                                      If an initial public offering is effected other than through PublicCo (i.e., through CCI or Charter LLC), the Bresnan Holders will have rights and protections that will put them in the same economic position as if the IPO had been effected through PublicCo.

Dilution for Events Prior to IPO      After Closing and prior to an IPO, upon
                                      the contribution by CCI (or any affiliate
                                      of CCI) of assets to Charter LLC, the
                                      members' interests in Charter LLC will be
                                      adjusted, and additional Units will be
                                      issued to CCI (or affiliate) based on the
                                      valuation of Charter LLC and the
                                      contributed assets determined in good
                                      faith by the Board of Charter LLC and
                                      Jerald Kent.

                                      Prior to an IPO (whether before or after Closing), upon the issuance of Units in Charter LLC to an entity unrelated to CCI
                                      (or any affiliate of CCI), and upon the
                                      issuance of Units in Charter LLC to
                                      employees of Charter LLC in their capacity as employees, the Bresnan Holders' interest in Charter LLC will be diluted on a proportional basis with CCI.

Dilution Upon and After IPO           In connection with an IPO, the Bresnan
                                      Holders' interest in Charter LLC will be
                                      diluted on a proportional basis with CCI
                                      and any affiliate of CCI.

                                      If, after an IPO, CCI or any affiliate of CCI contributes assets to Charter LLC, the Bresnan Holders' interest in Charter LLC will be diluted on a proportional basis with PublicCo.

                                      Upon the issuance of Units in Charter LLC to an

                                      entity unrelated to CCI (or any affiliate of CCI), and upon the issuance of Units in Charter LLC to employees of Charter LLC in their capacity as employees, the Bresnan
                                      Holders' interest in Charter LLC will be diluted on a proportional basis with CCI.

Nondiscrimination                     In any transactions between Charter LLC
                                      and any holders of Charter LLC Units in
                                      their capacities as such, the Bresnan
                                      Holders must be treated in a
                                      nondiscriminatory manner to the Units held
                                      by CCI, Paul Allen or their affiliates.
                                      For instance, any proposed redemption of
                                      Units held by CCI, Paul Allen and their
                                      affiliates must be offered to the Bresnan
                                      Holders on the same proportionate terms
                                      and conditions offered to such other
                                      holders of Units.

Tag-along Rights                      Prior to an IPO, if Paul Allen disposes of
                                      more than 25% (cumulatively) of his
                                      current interests in CCI (or control,
                                      irrespective of the amount of interests
                                      sold), or if CCI disposes of more than 25%
                                      (cumulatively) of its current interests in
                                      Charter LLC (or control, irrespective of
                                      the amount of interests sold), each of the
                                      Bresnan Holders will have the right to
                                      sell a proportionate share of its Units on
                                      the same economic terms and conditions and
                                      for proportionate consideration. The
                                      examples below illustrate the operation of
                                      this provision:

                                      Example 1: Assume CCI owns 100 units of
                                      Charter LLC and sells 30 of those units
                                      (but not control) to an unaffiliated third party. The Bresnan Holders have the right to sell 30% of their Units in the sale.

                                      Example 2: Assume CCI owns 100 units of
                                      Charter LLC and sells 20 of those units
                                      (but not control) to an unaffiliated third party. The Bresnan Holders have no tag along rights in the sale.

                                      Example 3: Same facts as Example 2, but
                                      after the sale CCI sells 10 units to
                                      another unaffiliated party. The Bresnan
                                      Holders have the right to sell 12.5% of
                                      their Units.

                                      Example 4: Same facts as Example 2, but
                                      after the sale CCI sells 30 units (but not control) to another unaffiliated party.
                                      The Bresnan Holders have the right to sell
                                      37.5% of their Units in the sale.

Distributions                         After satisfying any distribution
                                      requirements on preferred units (if any),
                                      distributions from Charter LLC shall be
                                      made in proportion to the number of Units
                                      held by each member. Subject to any
                                      limitations in contractual covenants of
                                      Charter LLC or its subsidiaries (provided
                                      that Charter LLC shall negotiate such
                                      covenants in good faith to permit tax
                                      distributions) and subject to applicable
                                      law, within 90 days after the end of each
                                      fiscal year, Charter LLC will distribute
                                      to all holders, in proportion to the
                                      number of Units held by them, cash in an
                                      amount which, in the reasonable judgment
                                      of Charter LLC, is sufficient to pay the
                                      federal, state, and local income taxes on
                                      each holder's share of Charter LLC's
                                      taxable income for such fiscal year at the
                                      highest combined marginal rate applicable
                                      to the ordinary income of an individual
                                      residing in New York City. Distributions
                                      on dissolution or liquidation will be made
                                      in accordance with capital accounts.

Book and Tax Allocations              Profit and Loss for book purposes under
                                      Section 704(b) of the Internal Revenue
                                      Code (the "Code") of Charter LLC will be
                                      computed without taking into account
                                      depreciation and amortization deductions.
                                      Such Profit or Loss will be allocated in
                                      accordance with Units. Depreciation and
                                      amortization deductions will first be
                                      specially allocated for Code Section
                                      704(b) book purposes to the Bresnan
                                      Holders to the extent necessary to cause
                                      depreciation and amortization to be
                                      allocated to the Bresnan Holders for tax
                                      purposes so as to eliminate any taxable
                                      income to the Bresnan Holders from Charter
                                      LLC (taking into account the effect of
                                      making allocations pursuant to the
                                      traditional method under Section 704(c) of
                                      the Code). All remaining depreciation and
                                      amortization deductions will be specially
                                      allocated to CCI (and any members
                                      resulting from the transactions listed in
                                      Attachment A to the LLC Unit Formula Term
                                      Sheet and PublicCo as CCI may agree with
                                      such members). For the sixth and later
                                      taxable years of Charter LLC ending after
                                      the Closing, the special allocations will
                                      be changed as among the Bresnan Holders
                                      and CCI to achieve substantially the same
                                      result as if the remedial method of
                                      allocation of depreciation and
                                      amortization under Section 704(c) of the
                                      Code was in place. TCI Bresnan LLC and
                                      TCID of Michigan, Inc. (as a group) shall
                                      have the right to elect, in lieu of the
                                      foregoing, to have the special allocations
                                      above made

                                      to achieve substantially the same result as if the remedial method of allocation of depreciation and amortization under Section
                                      704(c) of the Code (unless it is determined that the remedial method under Section
                                      704(c) of the Code can be elected with
                                      respect to the assets attributable only to those entities) for all years, if such election is made 5 days before the earlier of (I) the date the final Form S-1 for the IPO is to be filed with the SEC or (II) the Closing. With respect to the Falcon holders, CCI may offer to them that these special allocations either (i) will apply to them or
                                      (ii) will be modified such that the Falcon holders will be treated in the same way as if allocations in accordance with the remedial method under Section 704(c) of the Code were in place. To the extent not inconsistent with the foregoing, there will be a chargeback allocation mechanism to make
                                      CCI economically whole via its capital
                                      account over time. The parties will work in good faith to implement the foregoing principles in a reasonably practicable fashion in the Operating Agreement.

Section 754 election                  At the request of a transferee of (or
                                      other successor to) Units that takes an
                                      increased tax basis in such Units, the
                                      Manager shall cause Charter LLC to make an
                                      election under Section 754 of the Code,
                                      unless the Manager determines that any
                                      member who holds a number of Units (or
                                      other equity interests) at least as great
                                      as the number (or value) being transferred
                                      has a built-in tax loss with respect to
                                      such Units (or other equity interests)
                                      held.

Access to information                 The Bresnan Holders shall have reasonable
                                      access to Charter LLC's book and records
                                      and will be entitled to receive such
                                      periodic operating and financial reports
                                      as they may reasonably request. As soon as
                                      reasonably practicable following the end
                                      of each fiscal year, but in no event later
                                      than July 15, Charter LLC shall furnish to
                                      each Bresnan Holder its Schedule K-1, and
                                      to any Bresnan Holder requesting such
                                      information, a complete copy of Charter
                                      LLC's federal information return (Form
                                      1065) for such fiscal year (as filed) and
                                      a schedule setting forth each member's
                                      capital account balance as of the end of
                                      such fiscal year; provided, however, that
                                      for the taxable year of Charter LLC in
                                      which the Closing occurs, such information
                                      must be furnished no later

                                      than August 15 following the end of such fiscal year.

Governance                            The Bresnan Holders will have no voting
                                      rights, except that the operating
                                      agreement of Charter LLC cannot be amended
                                      in a manner that is adverse to the Bresnan
                                      Holders, without the consent of Holders
                                      owning a majority of the Units adversely
                                      affected. Prior to the beginning of the
                                      Put Period (as defined in the Allen Put
                                      Agreement) Charter LLC will not dissolve
                                      or liquidate without the consent of all
                                      Bresnan Holders, which consent shall not
                                      be unreasonably withheld; provided that at
                                      no time will Charter LLC be dissolved or
                                      liquidated unless (i) such dissolution or
                                      liquidation can be accomplished in a
                                      manner that does not cause adverse tax or
                                      economic consequences to TCI Bresnan LLC
                                      and/or TCID of Michigan, Inc. (taking into
                                      account any compensation to be provided to
                                      such entities) in excess of $1 million or
                                      (ii) Charter LLC receives the written
                                      consent of the adversely affected entity.
                                      The Bresnan Holder affiliated with the
                                      Blackstone Group L.P. will be entitled to
                                      consultative rights reasonably acceptable
                                      to Charter in order to maintain its VCOC
                                      status.

                                      It is the current intention of Charter LLC and CCI, and they will in good faith attempt, to keep in place the notes and credit facility and the terms and conditions relating to their security and collateral (other than the Keepwell
                                      Agreement, which may be amended as set
                                      forth in the Purchase Agreement) of
                                      Bresnan and its Subsidiaries.

                                      Charter LLC will be a manager-managed (and not a member-managed) limited liability company, and the manager(s) will be CCI, PublicCo, and/or their affiliates.

                                    EXHIBIT F

                          EXCHANGE AGREEMENT TERM SHEET

Certain definitions                   Charter LLC: Charter Communications
                                      Holding Company, LLC, which owns all
                                      interests in Charter Communications
                                      Holdings, LLC ("CCH"). Currently, Charter
                                      LLC is wholly owned by Charter
                                      Communications, Inc., but in the event of
                                      an IPO, it is expected that PublicCo would
                                      own a portion of Charter LLC. Certain
                                      other parties, such as the Sellers of the
                                      partnership interests in Falcon and BCCLP,
                                      are expected to acquire portions of
                                      Charter LLC over time, either through
                                      acquisitions or otherwise.

                                      PublicCo: the entity through which Charter effects an initial public offering of indirect equity interests in Charter LLC, and its successors.

Right to exchange interests           Any holder of a membership interest in
                                      Charter LLC will have the right at any
                                      time (subject to the conditions specified
                                      in "Conditions to Exchange" below) to
                                      exchange all or part of its membership
                                      interest in Charter LLC for shares of
                                      PublicCo common stock.

                                      The shares of PublicCo common stock
                                      received in the exchange would be:

                                      - of the same class as the shares of
                                        PublicCo common stock that are publicly
                                        traded

                                      - duly authorized, validly issued, fully
                                        paid, and nonassessable

                                      - freely tradable and transferable,
                                        subject only to restrictions imposed by
                                        applicable securities laws

                                      - "Registrable Securities" for purposes of
                                        a Registration Rights Agreement to be
                                        entered into pursuant to the Purchase
                                        Agreement (it being agreed that such
                                        shares may be registered even prior to
                                        their actually being issued in an
                                        exchange)

Conditions to exchange                A holder's right to exchange its
                                      membership interest in Charter LLC for
                                      PublicCo's common stock would be
                                      conditioned on (1) the holder's execution
                                      and delivery to PublicCo of such
                                      investment representations and other
                                      undertakings as are customarily given by
                                      persons acquiring securities in a private
                                      placement (subject to the holder's ability
                                      to resell (possibly immediately) in a
                                      registered offering or under Rule 144),
                                      and (2) Charter's reasonable satisfaction
                                      that the exchange and the issuance of
                                      PublicCo common stock to the holder
                                      complies with applicable securities laws.

Exchange ratio                        The exchange ratio will be determined in a
                                      manner that preserves the exchanging
                                      member's relative ownership interest in
                                      Charter LLC.

                                      If PublicCo has no assets other than its membership interests in Charter LLC and has no debt or preferred stock outstanding, the exchange will yield to the exchanging holder a number of shares in PublicCo that provide an indirect interest in Charter LLC equal to the direct interest represented by the LLC interests being exchanged.

                                      If PublicCo has assets other than its
                                      membership interests in Charter LLC or has debt or preferred stock outstanding, the value of the shares of PublicCo common stock received in the exchange will be the same as the value of the membership interest in Charter LLC exchanged for such shares.

                                      The Shares of PublicCo common stock would be valued as follows:

                                      - shares of PublicCo common stock would be
                                        valued at the price to the public of
                                        such shares in PublicCo's initial public offering (before any underwriting or brokerage discounts and commissions) if the exchange occurs concurrently with
                                        PublicCo's initial public offering

                                      - shares of PublicCo common stock would be
                                        valued at the weighted average trading
                                        price of such shares for the twenty
                                        trading days prior to the exchange if
                                        the exchange occurs after PublicCo's
                                        initial public offering

                                      Regardless of which method is used to
                                      value shares of PublicCo common stock, the membership interest in Charter LLC being exchanged would be valued in accordance with the following:

                                      - the value of a membership interest in
                                        Charter LLC would be the product of the
                                        percentage interest represented by such

                                        membership interest times the aggregate
                                        value of Charter LLC

                                      - the aggregate value of Charter LLC would
                                        equal the value of PublicCo's membership interest in Charter LLC divided by the percentage interest represented by
                                        PublicCo's membership interest in
                                        Charter LLC

                                      - the value of PublicCo's membership
                                        interest in Charter LLC would equal the
                                        sum of (i) the aggregate value of all
                                        outstanding shares of PublicCo common
                                        stock, with each share valued as
                                        described above, plus (ii) the amount of any outstanding PublicCo liabilities
                                        (other than deferred taxes) and
                                        preferred stock, minus (iii) the gross
                                        fair market value of any other assets of PublicCo other than deferred tax assets and other than its membership interest in Charter LLC (such assets, the "Non-Charter LLC Assets"). If PublicCo has subsidiaries that are not consolidated with Charter LLC, the amounts in (ii) and (iii) above shall be calculated for PublicCo on a consolidated basis (without duplication). For purposes of clause
                                        (iii) above, (1) if Non-Charter LLC
                                        Assets have an aggregate value of less
                                        than $100 million, the value of such
                                        assets shall be determined in good faith by the Board of PublicCo, and (2) if Non-Charter LLC Assets have an aggregate value of more than $100 million, then
                                        PublicCo shall engage a nationally
                                        recognized investment banking firm on a
                                        reasonable periodic basis to value such
                                        assets, and the value at any given time
                                        shall be the value given such assets
                                        pursuant to the most recent appraisal.

Modification of formulas              This term sheet does not prescribe the
for calculating the                   capital structure of either Charter LLC or
exchange ratio                        PublicCo and, therefore, equity interests
                                      (such as preferred or convertible
                                      interests) or liabilities of Charter LLC
                                      or PublicCo, or assets of PublicCo other
                                      than its interest in Charter LLC may exist
                                      that prevent the formulas described under
                                      the above from preserving an exchanging
                                      member's relative ownership interest in
                                      Charter LLC. The Exchange Agreement will
                                      include appropriate provisions to deal
                                      with such equity interests, liabilities,
                                      or assets.

                                    EXHIBIT G

                          REGISTRATION RIGHTS AGREEMENT

         THIS REGISTRATION RIGHTS AGREEMENT (the "Agreement"), dated as of __________, is entered into by and among [Charter], a Delaware corporation ("Charter") and the other Persons executing this Agreement.

                             PRELIMINARY STATEMENTS

         In connection with the consummation of the transactions contemplated by the Purchase Agreement, dated as of June 29, 1999 (the "Purchase Agreement"), among BCI (USA), LLC, William J. Bresnan, Blackstone BC Capital Partners, L.P., Blackstone BC Offshore Capital Partners, L.P., Blackstone Family Investment Partnership III L.P., TCI Bresnan LLC and TCID of Michigan, Inc. (collectively, the "Sellers"), Charter Communications Holding Company, LLC ("Charter Holding Company"), the Sellers have acquired membership interests in Charter Holding Company. Pursuant to the Exchange Agreement, the holder of a membership interest in Charter Holding Company may exchange such membership interest for shares of Common Stock (as hereinafter defined).

         As a result of such transactions, each of the parties to this Agreement (other than Charter), either holds a membership interest in Charter Holding Company and has the right to exchange its membership interest in Charter Holding Company for shares of Common Stock or holds shares of Common Stock that were issued in exchange for a membership interest in Charter Holding Company.

         In the Purchase Agreement, Charter Holding Company agreed that Charter would enter into this Agreement to provide for certain registration rights with respect to the shares of Common Stock issued or issuable in exchange for membership interests in Charter Holding Company.

         NOW, THEREFORE, in consideration of the premises and of the mutual agreement and covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Certain Definitions.

         1.1 Terms Defined in this Section. For purposes of this Agreement, the following terms have the following meanings:

         "Allen" means Paul G. Allen.

         "Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banking institutions in New York, New York are required or authorized by law to remain closed.

         "Charter Indemnified Parties" means Charter, its officers, directors, employees, and agents, and each Person, if any, who controls Charter within the meaning of either the Securities

Act or the Exchange Act, and the officers, directors, employees, and agents of the foregoing parties.

         "Common Stock" means the [Series __] Common Stock, par value $__________ per share, of Charter and any securities into or for which such securities are converted or exchanged by Charter.

         "Exchange Act" means the Securities Exchange Act of 1934, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, in each case as amended from time to time.

         "Exchange Agreement" means [Exchange Agreement to be entered into by Bresnan holders].

         "Falcon Purchase Agreement" means the Contribution and Purchase Agreement, dated as of May 26, 1999, by and among Charter Communications, Inc., Falcon Communications, L.P, Falcon Holding Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable Trust, Falcon Holding Group, Inc. and DHN, Inc., as amended or supplemented from time to time.

         "Falcon Registration Rights Agreements" means the registration rights agreements entered into in connection with, relating to, or as a result of the Falcon Purchase Agreement.

         "Indemnified Party" means a Person claiming a right to indemnification pursuant to Section 6 of this Agreement.

         "Indemnifying Party" means a Person required to provide indemnification pursuant to Section 6 of this Agreement.

         "IPO" means the initial primary underwritten public offering of shares of Common Stock by Charter.

         "Losses" means any losses, claims, damages, or liabilities, and any related legal or other fees and expenses.

         "Permitted Bresnan Transferee" shall mean (i) any affiliate of William Bresnan ("WBresnan") that is, directly or indirectly, at least 80% owned or controlled by WBresnan, (ii) WBresnan's spouse and descendants (including spouses of his descendants), any trust established solely for the benefit of any of the foregoing individuals, or any partnership or other entity at least 80% owned or controlled directly or indirectly by any of the foregoing persons, or
(iii) WBresnan.

         "Permitted Transferee" means (1) with respect to TCI Bresnan LLC and TCID of Michigan, Inc., any entity controlled by AT&T Corp., and (2) with respect to BCI (USA), LLC and William J. Bresnan, any Permitted Bresnan Transferee. There are no Permitted Transferees with respect to Blackstone BC Capital Partners, L.P., Blackstone BC Offshore Capital Partners, L.P., or Blackstone Family Investment Partnership III L.P.

         "Person" means any individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, organization, or other entity.

         "Prospectus" means the prospectus included in a Registration Statement as of the date it becomes effective under the Securities Act and, in the case of references to the Prospectus as of a date subsequent to the effective date of the Registration Statement, as amended or supplemented as of such date, including all documents incorporated by reference therein, each as amended, and each applicable prospectus supplement relating to the offering and sale of any of the Registrable Securities pursuant to such Registration Statement.

         "Put Agreement" means, with respect to any Stockholder, the Put Agreement between such Stockholder and Allen dated as of June 29, 1999; and in addition, with respect to TCID of Michigan, Inc., "Put Agreement" shall include the TCI Put Agreement (as defined in the Purchase Agreement).

         "Put Default" means, with respect to a Stockholder who has properly and validly exercised its Put Option under a Put Agreement, a failure by the Put Party under such Put Agreement to satisfy its obligations under such Put Agreement to purchase the securities as to which the Put Option has been exercised within the time period specified for such purchase in the Put Agreement after the Stockholder has tendered delivery of such securities to the Put Party in accordance with the terms of the Put Agreement; provided, however, solely for purposes of Section 2.1, the failure of Charter Holding Company to purchase securities pursuant to the Capped Ownership Put Option of the TCI Put Agreement shall not constitute a "Put Default."

         "Put Option" means, with respect to a Stockholder, the meaning ascribed to the term "Put Option" in such Stockholder's Put Agreement.

         "Put Party" means, with respect to a Put Agreement, the party obligated under such Put Agreement to purchase from the applicable Stockholder the securities subject to the Put Option.

         "Registrable Securities" means:

         (i) any shares of Common Stock that are issued or issuable to a Stockholder in exchange for membership interests in Charter Holding Company, pursuant to the Exchange Agreement, and

         (ii) any securities of Charter or its successors issued or issuable with respect to any shares referred to in paragraph (i) whether by way of conversion, exchange, dividend, or stock split or in connection with a combination of shares, recapitalization, merger, consolidation, or other reorganization or otherwise.

         Securities that are Registrable Securities will cease to be Registrable
Securities:

         (i) when a registration statement with respect to the sale of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement,

         (ii) when such securities shall have been sold pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other transaction in which the applicable purchaser does not receive "restricted securities" (as that term is defined for purposes of Rule 144 under the Securities Act),

         (iii) on the first date on which such securities can be sold without regard to the volume and manner of sale limitations set forth in Rule 144 (or any successor provision), or

         (iv) when such securities cease to be outstanding.

         "Registration Statement" means a registration statement (including the related Prospectus) of Charter under the Securities Act on any form selected by Charter for which Charter then qualifies and which permits the sale thereunder of the number and type of Registrable Securities (and any other securities of Charter) to be included therein in accordance with this Agreement by the applicable sellers in the manner described herein. The term "Registration Statement" shall also include all exhibits, financial statements, and schedules and all documents incorporated by reference in such Registration Statement when it becomes effective under the Securities Act, and in the case of the references to the Registration Statement as of a date subsequent to the effective date, as amended or supplemented as of such date.

         "Rule 144-Eligible Securities" means Registrable Securities that can then be sold by the Stockholder owning such Registrable Securities without registration under the Securities Act pursuant to Rule 144 (or any successor provision) under the Securities Act. Except as provided in Section 3.1(d), any reference in this Agreement to "Registrable Securities" that does not expressly exclude Rule 144-Eligible Securities shall be interpreted as a reference to all Registrable Securities, including all Rule 144-Eligible Securities.

          "SEC" means the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act or the Exchange Act.

         "Securities Act" means the Securities Act of 1933, or any successor federal statute, and the rules and regulations of the SEC promulgated thereunder, in each case as amended from time to time.

         "Selling Stockholder" means any Stockholder whose Registrable Securities are included at the request of such Stockholder in any Registration Statement pursuant to Section 2 or Section 3.

         "Stockholder" means each party to this Agreement who owns Registrable Securities or has the right to acquire Registrable Securities pursuant to the Exchange Agreement and any other Person:

         (i) to whom any Registrable Securities or any rights to acquire any Registrable Securities are transferred by any Person that was, immediately prior to such transfer, a Stockholder,

         (ii) who continues to hold such Registrable Securities or the right to acquire such Registrable Securities,

         (iii) to whom the transferring Stockholder has assigned any of its rights under this Agreement, in whole or in part, in accordance with the provisions of Section 8.6 of this Agreement with respect to such Registrable Securities, and

         (iv) who has executed a counterpart hereof in connection with the transfer of such Registrable Securities.

         "Stockholder Representative" means BCI (USA), LLC or such other party as the Sellers shall notify Charter from time to time in a writing signed by all of the Sellers.

         "Stockholder Indemnified Parties" means each Selling Stockholder, its officers, directors, members, partners, employees, and agents, each Person (if any) who controls such Selling Stockholder within the meaning of either the Securities Act or the Exchange Act, and the officers, directors, members, partners, employees, and agents of the foregoing parties.

         "Third-Party Demand Stockholder" means any Person having the right to require that Charter effect a registration under the Securities Act of securities owned by such Person, other than pursuant to this Agreement, and any other Person exercising incidental rights of registration pursuant to the agreement under which such first Person has the right to require registration.

         1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have the meanings set forth in the sections indicated:


Term                                               Section
----                                               -------
Demand Registration                                Section 2.1
Demand Request                                     Section 2.2(a)
Demanding Stockholders                             Section 2.2(a)
Incidental Registration                            Section 3.1(a)
Material Event                                     Section 2.6(a)
Minimum Condition                                  Section 2.2(c)
Registration Expenses                              Section 5.1


         1.3 Terms Generally. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context requires, any pronoun includes the corresponding masculine, feminine, and neuter forms. The words "include," "includes," and "including" are not limiting. Any reference in this Agreement to a "day" or number of "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

         2. Demand Registration.

         2.1 Demand Registration. At any time on or after the 180th day following the consummation of the IPO, the Stockholders (through the Stockholder Representative, as described below) shall have the right to require that Charter register under the Securities Act the offer or sale of all or a portion of the Registrable Securities held by the Stockholders on the terms and subject to the conditions and limitations set forth herein. In addition, if an IPO has not occurred and a Put Default has occurred with respect to a Stockholder, such Stockholder shall have the right (through the Stockholder Representative as described below) to require that Charter (i) form an entity through which an indirect ownership interest in Charter Holding Company may be offered to the public (provided that the form, organization, capital structure, voting control and other organizational aspects of the formation and establishment of such entity shall be determined by Charter Holding Company in its sole and absolute discretion, except that such entity shall be the manager of Charter Holding Company), and (ii) through such entity, register under the Securities Act the offer or sale of all or a portion of the Registrable Securities held by such Stockholder on the terms and subject to the conditions and limitations set forth herein at any time from and after such Put Default. The registration of Registrable Securities under the Securities Act in accordance with this Section 2 is referred to in this Agreement as a "Demand Registration." The number of Demand Registrations to which the Stockholders collectively shall be entitled shall not exceed four.

         2.2 Procedure for Stockholder Representative; Procedures for Demand Registrations.

                  (a) The Stockholder Representative may initiate a Demand Registration pursuant to this Section 2.2(a) by furnishing Charter and each Stockholder with a written notice ("Demand Request") specifying (i) the number of Registrable Securities the Stockholders desire to have registered, which must be an amount at least equal to the Minimum Condition, (ii) the Stockholders intending to register their Registrable Securities, (iii) the respective amount of Registrable Securities intended to be registered by each such Stockholder,
(iv) whether any of such Registrable Securities are Rule 144-Eligible Securities, and (v) the intended method or methods of distribution of all such Registrable Securities by such Stockholders. The Registrable Securities that the Stockholders desire to have registered, as specified in the Demand Request, must include some Registrable Securities that are not Rule 144-Eligible Securities. The Stockholders whose Registrable Securities are included in the Demand Request are referred to as the "Demanding Stockholders."

                  (b) If the number of Registrable Securities (excluding any Rule 144-Eligible Securities) that the Stockholder Representative desires to have registered, as specified in the Demand Request, does not satisfy the Minimum Condition, then Charter will have no obligation to effect a Demand Registration in response to such Demand Request.

                  (c) The "Minimum Condition" means that the number of Registrable Securities (other than any Rule 144-Eligible Securities) that the Stockholder Representative desires to have registered, as specified in the Demand Request,

                           (i) have an aggregate market value on the date of the
delivery of the Demand Request (before any underwriting or brokerage discounts and commissions) of not less than $40,000,000; or

                           (ii) have an aggregate value at the price to the
public of shares of Common Stock in the IPO (before any underwriting or brokerage discounts and commissions, and adjusted as necessary for any events described in Section 2.9(d) occurring between the consummation of the IPO and the calculation of the Minimum Condition) of not less than $60,000,000.

                  (d) Following the effectiveness of a Registration Statement filed in connection with a Demand Registration, Charter will not be required to file a Registration Statement for a subsequent Demand Registration within six months after the date on which it received the Demand Request pursuant to
Section 2.2(a) for the immediately preceding Demand Registration.

                  (e) As soon as reasonably practicable after receipt of a Demand Request (which satisfies the Minimum Condition), subject to Section 2.6(a) and Section 2.6(d), Charter will file with the SEC and use its reasonable best efforts to cause to become effective as promptly as practicable a Registration Statement that covers the Registrable Securities requested to be registered in the manner set forth above. Subject to the provisions of Section
2.3 below, each Registration Statement may also include securities to be sold for the account of Charter, for Stockholders who do not participate as Demanding Stockholders but who exercise their rights under Section 3 below, or for any stockholder of Charter not holding Registrable Securities.

         2.3 Underwriters.

         (a) The Stockholder Representative shall have the right to select the lead book running managing underwriter for any underwritten public offering in connection with a Demand Registration, which lead managing underwriter shall be reasonably acceptable to Charter.

         (b) Each Demanding Stockholder electing to participate in a Demand Registration involving an underwritten public offering shall, as a condition to Charter's obligation under this Section 2 to include such Demanding Stockholder's Registrable Securities in the Demand Registration, enter into and perform its obligations under an underwriting agreement or other similar arrangement in customary form with the lead underwriter of such offering.

         2.4 Shelf Registration. If at the time the Minimum Condition is satisfied, Charter is eligible to file a registration statement on Form S-3 (or any equivalent successor form), then the Stockholder Representative may elect to require that the Demand Registration be effected pursuant to a shelf registration under Rule 415 of the Securities Act; provided, however, that (a) Charter will not be required to effect the Demand Registration pursuant to a shelf registration under Rule 415 of the Securities Act if Charter has been advised by an independent investment banking firm of nationally recognized standing that such method of distribution could reasonably be expected to materially and adversely affect the public market for the Common Stock or materially and adversely affect any financing then being contemplated by Charter; (b) the Stockholder Representative may not elect to require that the Demand Registration be effected pursuant to a shelf registration under Rule 415 of the Securities Act unless the Registrable Securities to be included in the Demand Registration have an aggregate market value on the date of the Stockholder Representative's election (before any underwriting or brokerage discounts and commissions) of at least $100,000,000, or such lesser amount as may be represented by all the remaining Registrable Securities; and (c) during the time any such shelf registration is effective, Charter may require from time to time that the Selling Stockholders refrain from selling pursuant to such registration under the circumstances, in the manner, and for the time period described in Section 2.6. Charter will use its reasonable best efforts to cause any Demand Registration effected as a shelf registration under Rule 415 of the Securities Act to remain effective for a period ending on the earlier of (i) the date that is a number of days after the effective date of the Registration Statement equal to 365 plus the number of days that the Selling Stockholders must refrain from selling pursuant to Section 2.6, and (ii) the date on which all Registrable Securities covered by the Registration Statement have been sold pursuant to the Demand Registration; and
(d) Charter will not be required under this Section 2.4 to effect more than one Demand Registration as a shelf registration under Rule 415 of the Securities Act.

         2.5 Limitation on Inclusion of Registrable Securities.

         (a) If the book running managing underwriter of any underwritten public offering in connection with a Demand Registration determines in good faith that the aggregate number of Registrable Securities to be offered exceeds the number of shares that could be sold without having an adverse effect on such offering (including the price at which the Registrable Securities may be sold), then the number of Registrable Securities to be offered for the accounts of the Demanding Stockholders in such offering shall be reduced or limited on a pro rata basis, based on the respective numbers of Registrable Securities requested to be included in such offering by all Demanding Stockholders, to the extent necessary to reduce the total number of shares to be included in such offering to the amount recommended by the book running managing underwriter; provided, however, that if such registration includes securities other than Registrable Securities of the Demanding Stockholders (whether for the account of Charter or for any stockholder of Charter not exercising rights under Section 2.2), such reduction shall be made:

                  (i) first, from securities held by Persons who are not Stockholders and from securities being offered for the account of Charter, allocated between Charter and such other Persons as Charter may determine, subject to any agreements between Charter and such other Persons; and

                  (ii) second, from the number of Registrable Securities requested to be included in such offering by the Demanding Stockholders, on a pro rata basis, based on the number of Registrable Securities requested to be included in the registration by the Demanding Stockholders.

         (b) The Stockholder Representative may elect not to proceed with the registration if less than 75% of the Registrable Securities requested to be registered by each of the Demanding Stockholders are included in such registration. If the Stockholder Representative elects not to proceed with the registration pursuant to this Section 2.5(b), the Registration Statement for such registration shall be promptly withdrawn, and if the Stockholder Representative so elects, a Demand Registration shall not be deemed to have been effected for purposes of this Agreement (including the limitations on the number of Demand Registrations set forth in Section 2.1 above) and the Demanding Stockholders will pay all out-of-pocket Registration Expenses incurred by Charter in connection with such Registration Statement.

         2.6 Delay of Filing or Sales.

         (a) Charter shall have the right, exercisable by giving written notice of the exercise of such right to the applicable Selling Stockholders, subject to
Section 2.6(b), at any time and from time to time, to delay filing or the declaration of effectiveness of a Registration Statement or to require the applicable Selling Stockholders not to sell any Registrable Securities pursuant to an effective Registration Statement for a period not in excess of 120 days beginning on the date on which such notice is given, or such shorter period of time as may be specified in such notice or in a subsequent notice delivered by Charter to such effect prior to or during the effectiveness of the Registration Statement, if:

                  (i) Charter is engaged in discussions or negotiations with respect to, or there otherwise is pending, any merger, acquisition, or other form of business combination that is "probable" (within the meaning of the Securities Act), any divestiture, tender offer, financing, or other event that, in any such case, is material to Charter (any such activity or event, a "Material Event"),

                  (ii) such Material Event would, in the judgment of Charter's board of directors (after consultation with counsel), require disclosure so as to permit the Registrable Securities to be sold in compliance with law, and

                  (iii) disclosure of such Material Event would, in the judgment of Charter's board of directors (after consultation with counsel), be adverse to its interests.

         (b) Charter may not delay the filing of a Registration Statement or the sale of any Registrable Securities, whether pursuant to one or more notices pursuant to Section 2.6(a), for more than an aggregate of 120 days within any 12-month period.

         (c) If Charter postpones its obligations under this Agreement by reason of a Material Event as described in Section 2.6(a), any Selling Stockholder will have the right to withdraw its Registrable Securities from the applicable Demand Registration or Incidental Registration, by giving notice to Charter at any time following delivery of Charter's notice pursuant to Section 2.6(a) and if all Selling Stockholders withdraw their Registrable Securities following delivery of such notice, a Demand Registration shall not be deemed to have been effected for purposes of this Agreement.

         (d) The Stockholder Representative may not deliver a Demand Request pursuant to the first sentence of Section 2.2(a) during the period of any postponement pursuant to Section 2.6(a) until Charter notifies all Stockholders of the end of such Material Event or the expiration of the 120-day period described in Section 2.6(a).

         (e) Charter shall have the right, exercisable by giving notice of the exercise of such right to the applicable Selling Stockholders, to delay filing or the declaration of effectiveness of a Registration Statement during any period in which, as a result of Charter's failure to satisfy the conditions in Rule 3-01(c) of Regulation S-X, Charter is required to include in the Registration Statement audited financial statements of Charter prior to the date on which such audited financial statements would normally have been prepared in accordance with Charter's past practices and the SEC's periodic reporting requirements.

         2.7 Withdrawal.

         (a) If (i) a Registration Statement filed pursuant to this Section 2 does not remain effective under the Securities Act for the period specified in
Section 2.8(a) due to a stop order, injunction, or other order of the SEC or other governmental agency, and (ii) each of the Demanding Stockholders has not sold at least two-thirds of its Registrable Securities registered under such Registration Statement, then the Demanding Stockholders may elect to withdraw such Registration Statement by written notice to Charter; and, in such an event, such registration shall not be deemed to have been a Demand Registration for purposes of the limitations on the number of Demand Registrations contained in
Section 2.1, and Charter shall bear the Registration Expenses incurred in connection with such registration.

         (b) Each Selling Stockholder may, no less than five Business Days before any Registration Statement becomes effective, withdraw some or all of its Registrable Securities from inclusion in the Registration Statement. If such withdrawals result in the Minimum Condition not being satisfied, then Charter may withdraw such Registration Statement unless the remaining Demanding Stockholders agree to include additional Registrable Securities (excluding any Rule 144-Eligible Securities) in the registration such that the Minimum Condition would be satisfied or agree to bear the Registration Expenses incurred by Charter in connection with such registration.

         (c) If Charter withdraws a Registration Statement pursuant to Section 2.7(b), then the requested registration shall be deemed to have been a Demand Registration for purposes of the limitations on the number of Demand Registrations contained in Section 2.1 unless

                  (i) at the time of a Stockholder's withdrawal of Registrable Securities pursuant to Section 2.7(b), there has been a material adverse change in the operating results, financial condition, or business of Charter that was not publicly known at the time that the Minimum Condition was originally satisfied; or

                  (ii) Charter has postponed its obligations under this Agreement by reason of a Material Event as described in Section 2.6(a).

         2.8 Effectiveness of Registration Statement.

         (a) In connection with any Demand Registration pursuant to Section 2.2, subject to Section 2.6, Charter will use its best efforts to prepare and file with the SEC any amendments and supplements to the Registration Statement and the Prospectus used in connection therewith, and to take any other actions, that may be necessary to keep the Registration Statement and the Prospectus effective, current, and in compliance with the provisions of the Securities Act, until the sooner to occur of (i) the sale of all of the Registrable Securities covered by such Registration Statement in accordance with the intended methods of distribution thereof or (ii) the 90th day following the effective date of such Registration Statement.

         (b) A Demand Registration shall not be deemed to have been effected for purposes of this Agreement (including the limitations on the number of Demand

Registrations set forth in Section 2.1 above) until the Registration Statement therefor shall have been declared effective under the Securities Act by the SEC (and is not then subject to any stop order, injunction, or other order or requirement of the SEC or other governmental agency or court for any reason) for the period specified in Section 2.8.

         2.9 Right to Purchase Shares. In lieu of undertaking to effect a Demand Registration at any time that Charter would otherwise be required to do so under this Agreement, Charter may instead elect to purchase, or cause to be purchased, all Registrable Securities that the Demanding Stockholders desire to have registered, as specified in the Demand Request, on the following terms:

         (a) Charter may elect to purchase all, but not less than all, of such Registrable Securities by delivering written notice of its election to the Demanding Stockholders within five Business Days after the delivery of a Demand Request pursuant to Section 2.2(a).

         (b) Charter may not make an election pursuant to this Section 2.9 unless all Registrable Securities specified in the Demand Request are securities for which the "average trading price" can be determined in accordance with
Section 2.9(d). Charter may not make an election pursuant to this Section 2.9 if such purchase would require any waiver, consent, or approval of any Person that could impede or materially delay the closing of the purchase and sale of the Registrable Securities required to be purchased.

         (c) Upon Charter's delivery of notice of its election pursuant to
Section 2.9(a), Charter shall be obligated to purchase, or to cause to be purchased, and each Demanding Stockholder shall be obligated to sell, the Registrable Securities specified in the Demand Request.

         (d) The purchase price per share for such Registrable Securities shall be the "average trading price" (determined as provided below) as of the date on which the Stockholder Representative sent the Demand Request pursuant to Section 2.2(a) of a share of the same class as such Registrable Securities and shall be payable to each Selling Stockholder in immediately available funds at the closing. The "average trading price" as of any date of any securities will be the average for the twenty full trading days preceding such date of (i) the last reported sales prices, regular way, as reported on the principal national securities exchange on which such securities are listed or admitted for trading or (ii) if such securities are not listed or admitted for trading on any national securities exchange, the last reported sales prices, regular way, as reported on the Nasdaq National Market or, if such securities are not listed on the Nasdaq National Market, the average of the highest bid and lowest asked prices on each such trading day as reported on the Nasdaq Stock Market, or (iii) if such securities are not listed or admitted to trading on any national securities exchange, the Nasdaq National Market or the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on each such trading day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. For purposes of this Section 2.9(d), a "trading day" means a day on which the principal national securities exchange on which such securities are listed or admitted to trading, or the Nasdaq National Market or the Nasdaq Stock Market, as applicable, if such securities are not listed or admitted to trading on any national securities exchange, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if such securities are not listed or admitted to trading on any national securities exchange, the Nasdaq National Market or the Nasdaq Stock Market, any Business Day. For purposes of determining the "average trading price" of any securities, (i) the applicable sales price or bid and asked prices of such securities on any day prior to any "ex-dividend" date or any similar date occurring prior to the closing of the purchase of Registrable Securities pursuant to this Section 2.9 for any dividend or distribution (other than a dividend or distribution contemplated by clause
(ii)(B) of this sentence) paid or to be paid with respect to such securities shall be reduced by the fair value of the per share amount of such dividend or distribution and (ii) the applicable sales price or bid and asked prices of such securities on any day prior to (A) the effective date of any subdivision (by stock split or otherwise) or combination (by reverse stock split or otherwise) of outstanding shares of such securities occurring prior to the closing of the purchase of Registrable Securities pursuant to this Section 2.9 or (B) any "ex-dividend" date or any similar date occurring prior to the closing of the purchase of Registrable Securities pursuant to this Section 2.9 for any dividend or distribution with respect to such securities to be made in shares of such securities or securities that are convertible, exchangeable, or exercisable for shares of Common Stock shall be appropriately adjusted, as determined by the Board of Directors of Charter, to reflect such subdivision, combination, dividend, or distribution.

         (e) The closing of the purchase and sale of such Registrable Securities shall take place on a date determined by Charter and set forth in the notice of its election pursuant to Section 2.9(a) which shall not be fewer than seven nor more than thirty days after the date of Charter's notice of its election pursuant to Section 2.9(a)

         (f) An election by Charter pursuant to this Section 2.9 shall not affect the number of Demand Registrations to which the Stockholders are entitled under Section 2.1.

     3. Incidental Registration.

         3.1 Notice of Incidental Registration.

         (a) Subject to Section 3.1(b) and Section 3.1(c), if Charter at any time proposes to register under the Securities Act any shares of the same class as any of the Registrable Securities (whether in an underwritten public offering or otherwise and whether or not for the account of Charter or for any stockholder of Charter, including Selling Stockholders registering Registrable Securities in a Demand Registration pursuant to Section 2.2), in a manner that would permit the registration under the Securities Act of Registrable Securities for sale to the public, Charter will give written notice to each Stockholder of its intention to do so not later than ten days prior to the anticipated filing date of the applicable Registration Statement. If the proposed registration is intended to be a Demand Registration, Charter shall give the notice described in the preceding sentence but only to the Stockholders that did not previously elect to become Demanding Stockholders pursuant to Section 2.2 with respect to such registration. Any Stockholder may elect to participate in such registration on the same basis as the planned method of distribution contemplated by the proposed registration by delivering written notice of its election to Charter within five days after its receipt of Charter's notice pursuant to this Section 3.1(a). A Stockholder's election pursuant to this Section 3.1(a) must (i) specify the amount of Registrable Securities desired to be included in such registration by such Stockholder and (ii) include any other information that Charter reasonably requests be included in such registration statement. Upon its receipt of a Stockholder's election pursuant to this Section 3.1(a), Charter will, subject to Section 3.2, use its reasonable best efforts to include in such registration all Registrable Securities requested to be included. Any registration of Registrable Securities pursuant to this Section 3 is referred to as an "Incidental Registration."

         (b) Charter shall have no obligation under this Section 3 with respect to any registration effected pursuant to a registration statement on Form S-4 (or any other registration statement registering shares issued in a merger, consolidation, acquisition, or similar transaction) or Form S-8 or any successor or comparable forms, or a registration statement filed in connection with an exchange offer or any offering of securities solely to Charter's existing stockholders or otherwise pursuant to a dividend reinvestment plan, stock purchase plan, or other employee benefit plan.

         (c) Charter shall have no obligation under this Section 3 with respect to any registration initiated by Allen if the applicable registration rights agreement between Charter and Allen prohibits the inclusion in such registration of securities other than those offered by Allen.

         (d) Solely for purposes of this Section 3, Rule 144-Eligible Securities will not be deemed to be Registrable Securities, and any Stockholder owning any Rule 144-Eligible Securities will have no rights to require an Incidental Registration of its Rule 144-Eligible Securities, in the case of any registration in which no stockholder of Charter has the right to include any securities that could then be sold by such stockholder without registration under the Securities Act pursuant to Rule 144 (or any successor provision) under the Securities Act (regardless of whether any such stockholder elects to include such securities in such registration).

         3.2 Limitation on Inclusion of Registrable Securities; Priorities. If the proposed method of distribution in connection with an Incidental Registration is an underwritten public offering and the lead managing underwriter thereof determines in good faith that the amount of securities to be included in such offering would adversely affect such offering (including an adverse effect on the price at which the securities proposed to be registered may be sold), the amount of securities to be offered may be reduced or limited to the extent necessary to reduce the total number of securities to be included in such offering to the amount recommended by the lead managing underwriter as follows:

         (a) in connection with an offering initiated by Charter, if securities are being offered for the account of other Persons (including any Stockholders) such reduction shall be made:

                  (i) first, from the securities intended to be offered by such other Persons (including any Stockholders), on a pro rata basis, based on the number of Registrable Securities and other securities that are requested to be included in such offering; and

                  (ii) last, from the number of securities to be offered for the account of Charter;

         (b) in connection with an offering initiated by a Third-Party Demand Stockholder, such reduction shall be made:

                  (i) first, from securities held by Persons who are not Stockholders, Third-Party Demand Stockholders, or other stockholders entitled under any agreements between them and Charter to participate pari passu with the Selling Stockholders in such Incidental Registration, and from securities being offered for the account of Charter, allocated between Charter and such other Persons as Charter may determine, subject to any agreements between Charter and such other Persons;

                  (ii) second, from the number of Registrable Securities requested to be included in such offering by the Selling Stockholders and any other stockholders entitled under any agreements between them and Charter to participate pari passu with the Selling Stockholders in such Incidental Registration, on a pro rata basis, based on the number of Registrable Securities and other securities which are requested to be included in the registration; and

                  (iii) last, from securities being offered by the Third-Party Demand Stockholders.

         (c) For purposes of Section 3.2(b), the rights of the Stockholders shall rank pari passu with the incidental rights of the stockholders pursuant to the Falcon Registration Rights Agreements (except to the extent that such other stockholders are Third-Party Demand Stockholders).

         3.3 Delay or Withdrawal of Registration. Charter may, without the consent of any Stockholder, delay, suspend, abandon, or withdraw any proposed registration in which any Stockholder has requested inclusion of such Stockholder's Registrable Securities pursuant to this Section 3.

         3.4 Withdrawal by Selling Stockholder. Each Selling Stockholder may, no less than five Business Days before the anticipated effective date of the applicable Registration Statement for an Incidental Registration, withdraw some or all of its Registrable Securities from inclusion in the Registration Statement. No such withdrawal shall relieve any withdrawing Selling Stockholder of its obligation to pay expenses incurred solely with respect to such withdrawn Registrable Securities.

         3.5 Underwriters; Underwriting Agreement. In connection with any Incidental Registration involving an underwritten public offering of securities for the account of Charter or a Third-Party Demand Stockholder, (a) the managing and lead underwriters shall be selected by Charter, unless otherwise provided in any agreement between Charter and any Third-Party Demand Stockholder, and (b) each Selling Stockholder electing to participate in the Incidental Registration shall, as a condition to Charter's obligation under this Section 3 to include such Selling Stockholder's Registrable Securities in such Incidental Registration, enter into and perform its obligations under an underwriting agreement or other similar arrangement in customary form with the managing underwriter of such offering.

    4. Obligations with Respect to Registration.

     4.1 Obligations of Charter. Whenever Charter is obligated by the provisions of this Agreement to effect the registration of any Registrable Securities under the Securities Act, Charter shall:

         (a) Subject to the provisions of Section 4.2, use its reasonable best efforts to cause the applicable Registration Statement to become effective as promptly as practicable, and to prepare and file with the SEC any amendments and supplements to the Registration Statement and to the Prospectus used in connection therewith as may be necessary to keep the Registration Statement and the Prospectus effective, current, and in compliance with the provisions of the Securities Act, during the periods when Charter is required by this Agreement to keep the Registration Statement effective and current.

         (b) Within a reasonable time not to exceed ten Business Days prior to filing a Registration Statement or Prospectus or any amendment or supplement thereto (other than any amendment or supplement in the form of a filing that Charter makes pursuant to the Exchange Act), furnish to each Selling Stockholder and each underwriter, if any, of the Registrable Securities covered by such Registration Statement copies of such Registration Statement or Prospectus as proposed to be filed, which documents will be subject to the reasonable review and comments of the Selling Stockholders (and their respective counsel) during such period, and Charter will not file any Registration Statement or any Prospectus or any amendment or supplement thereto containing any statements with respect to any Selling Stockholder or the distribution of the Registrable Securities to be included in such Registration Statement for sale by such Selling Stockholder if such Selling Stockholder reasonably objects in writing. Thereafter, Charter will furnish to each Selling Stockholder and each underwriter, if any, such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and any documents incorporated by reference), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as such Selling Stockholder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Selling Stockholder.

         (c) After the filing of the Registration Statement, promptly notify each Selling Stockholder of the effectiveness thereof and of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it at the earliest possible moment if entered and promptly notify each Selling Stockholder of the lifting or withdrawal of any such order.

         (d) Immediately notify each Selling Stockholder holding Registrable Securities covered by the applicable Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of (i) the determination that a Material Event exists or (ii) the occurrence of an event requiring the preparation of a supplement or amendment to such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading and promptly make available to such Selling Stockholder any such supplement or amendment, and subject to the provisions of this Agreement regarding the existence of a Material Event, Charter will promptly prepare and furnish to each such Selling Stockholder a supplement to or an amendment of such Prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such Prospectus will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading.

         (e) Enter into customary agreements (including an underwriting agreement in customary form including customary indemnification provisions) and perform its obligations under any such agreements and shall take such other actions as are reasonably required in order to expedite or facilitate the disposition of such Registrable Securities.

         (f) Make available for inspection by any Selling Stockholder covered by such Registration Statement, any underwriter selected by the Stockholder Representative pursuant to Section 2.3 participating in any disposition pursuant to such Registration Statement, and any attorney, accountant, or other professional retained by any such Selling Stockholder or underwriter, all financial and other records, pertinent corporate documents, and properties of Charter as shall be reasonably necessary to enable them to exercise their due diligence responsibility in connection therewith, and cause Charter's officers, directors, and employees to supply all information reasonably requested by any of such Persons in connection with such Registration Statement. Information that Charter determines, in good faith, to be confidential and notifies such Persons is confidential shall not be disclosed by such Persons unless (i) the release of such information is ordered pursuant to a subpoena or other order from a court, or other governmental agency or tribunal, of competent jurisdiction or (ii) such information becomes public other than through a breach by such Persons of the confidentiality obligations of such Persons. Each Selling Stockholder agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be used by it as the basis for any transactions in the securities of Charter or for any other purpose unless and until such information is made generally available to the public.

         (g) Furnish, in the case of an underwritten public offering, to each Selling Stockholder and to each underwriter a signed counterpart of (i) an opinion or opinions of in-house counsel or outside counsel, as requested by the lead underwriter, to Charter addressed to such Selling Stockholder and underwriters (on which opinion both such Selling Stockholder and each such underwriter shall be entitled to rely) and (ii) a comfort letter or comfort letters from Charter's independent public accountants, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the Stockholder Representative or the managing underwriter therefor reasonably requests.

         (h) Register or qualify the Registrable Securities covered by a Registration Statement under the securities or blue sky laws of such United States jurisdictions as the Stockholder Representative shall reasonably request, and do any and all other acts and things which may be necessary to enable each Selling Stockholder to consummate the disposition in such jurisdictions of such Registrable Securities in accordance with the method of distribution described in such Registration Statement; provided, however, that Charter shall not be required (i) to qualify to do business as a foreign corporation in any jurisdiction where it is not otherwise required to be so qualified, (ii) to conform its capitalization or the composition of its assets at the time to the securities or blue sky laws of such jurisdiction, (iii) to execute or file any general consent to service of process under the laws of any jurisdiction, or (iv) to subject itself to taxation in any jurisdiction where it has not theretofore done so.

                  (i) Use its reasonable best efforts to (i) cause such Registrable Securities covered by a Registration Statement to be listed on the principal exchange or exchanges or qualified for trading on the principal over-the-counter market or listed on the automated quotation market on which securities of the same class and series as the Registrable Securities (or into which such Registrable Securities will be or have been converted) are then listed, traded, or quoted upon the sale of such Registrable Securities pursuant to such Registration Statement and (ii) provide a transfer agent and registrar for such Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement.

         (j) Make and keep information publicly available relating to Charter so as to satisfy the requirements of Rule 144 under the Securities Act (or any successor or corresponding rule) and file with the SEC all reports and other documents required of Charter under the Securities Act and the Exchange Act in a timely manner.

         (k) Make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months, but not more than eighteen months, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act (provided that Charter shall not be deemed in violation of this paragraph so long as it files customary quarterly reports with the SEC for such period), and not file any amendment or supplement to such Registration Statement or Prospectus to which any of the Selling Stockholders shall have reasonably objected on the grounds that such amendment or supplement does not comply in all material respects with the requirements of the Securities Act.

         (l) Use its reasonable best efforts to cause such Registrable Securities covered by such Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof to consummate the disposition of such Registrable Securities.

         (m) Use its reasonable best efforts, subject to the other duties and responsibilities of Charter's senior executive officers, to make available one or more senior executive officer of Charter (the selection of whom shall be in Charter's sole discretion) to participate with the Selling Stockholders and any underwriters in any "road show" (which shall not involve presentations at more than two cities) that may be reasonably requested by the Stockholders Representative in connection with the distribution of Registrable Securities, pursuant to a Demand Registration; provided, however, the number of "road shows" that the Stockholders shall collectively be entitled to require Charter to participate in pursuant to such requests shall be two.

         (n) If requested by the managing underwriter or any Selling Stockholder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriter or such Selling Stockholder reasonably requests to be included therein, including, without limitation, with respect to the number of Registrable Securities being sold by such Selling Stockholder to such underwriter, the purchase price being paid therefor by such underwriter and with respect to any other terms of the underwritten offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters incorporated in such prospectus supplement or post-effective amendment.

         (o) Cooperate with the Selling Stockholder and the managing underwriter to facilitate the timely preparation and delivery of certificates (not bearing any restrictive legends) representing securities to be sold under the Registration Statement, and enable such securities to be in such denominations and registered in such names as the managing underwriter or such Selling Stockholder may request.

         (p) Cooperate with each Selling Stockholder and each underwriter participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD.

         4.2 Selling Stockholders' Obligations. Charter's obligations under this Agreement to a Selling Stockholder shall be conditioned upon such Selling Stockholder's compliance with the following:

         (a) Such Selling Stockholder shall cooperate with Charter in connection with the preparation of the Registration Statement, and for so long as Charter is obligated to keep the Registration Statement effective, such Selling Stockholder will provide to Charter, in writing, for use in the Registration Statement, all information regarding such Selling Stockholder, its intended method of disposition of the applicable Registrable Securities, and such other information as Charter may reasonably request to prepare the Registration Statement and Prospectus covering the Registrable Securities and to maintain the currency and effectiveness thereof.

         (b) Such Selling Stockholder agrees that, upon receipt of any notice from Charter of the happening of any event of the kind described in Section 4.1(d), such Selling Stockholder will discontinue its offering and sale of Registrable Securities pursuant to the applicable Registration Statement until such Selling Stockholder's receipt of either (i) notice from Charter that a Material Event no longer exists (but for no longer than the end of the 120-day period described in Section 2.6) or (ii) the copies of the supplemented or amended Prospectus contemplated by Section 4.1(d), and, in either case, if so directed by Charter, such Stockholder will deliver to Charter all copies in its possession of the most recent Prospectus covering such Registrable Securities at the time of receipt of such notice. In the event Charter shall give any such notice, the period mentioned in clause (ii) of Section 2.8(a) shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to Section 4.1(d) and including the date when each seller of Registrable Securities covered by such Registration Statement shall have received the copies of the supplemented or amended prospectus contemplated by Section 4.1(d).

         4.3 Underwriting Agreement. Neither Charter nor any other Person may participate in any underwritten public offering in connection with a Demand Registration or an Incidental Registration unless such Person (i) agrees to sell its securities on the basis provided in any underwriting arrangements approved by the Person or Persons selecting the lead managing underwriters for such offering and (ii) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements, and other documents reasonably required under the terms of such underwriting arrangements and this Agreement.

         4.4 Holdback by Charter. Charter agrees not to engage in any public sale or distribution by it of any securities of the same class or series as the Registrable Securities or securities convertible into, or exchangeable or exercisable for, or the value of which relates to or is based upon, such securities during the ten days prior to, and during the 45-day period beginning on, the effective date of any Registration Statement filed with respect to any public offering of Registrable Securities to the extent the lead book running managing underwriter for such offering advises Charter in writing that a public sale or distribution during such 45-day period (including a sale pursuant to Rule 144 under the Securities Act) of Registrable Securities by Charter other than pursuant to the underwritten public offering contemplated by such Registration Statement would materially adversely impact such underwritten public offering), except as part of such registration; provided, however, that the limitation set forth in this Section 4.4 shall not apply: (a) to registrations by Charter on Form S-4 or any other registration of shares issued in a merger, consolidation, acquisition, or similar transaction or on Form S-8, or any successor or comparable forms, or a registration statement filed in connection with an exchange offer of securities of Charter made solely to Charter's existing stockholders or otherwise pursuant to a dividend reinvestment plan, stock purchase plan, or other employee benefit plan; (b) to sales by Charter upon exercise or exchange, by the holder thereof, of options, warrants or convertible securities; (c) to any employee benefit plan (if necessary to allow such plan to fulfill its funding obligations in the ordinary course); or
(d) to any Demand Registration effected as a shelf registration under Rule 415 of the Securities Act. This Section 4.4 shall not limit any public sale or distribution of any securities of Charter by any Third-Party Demand Stockholder or any Person having the right to require that Charter include its securities in any registration initiated by any Third-Party Demand Stockholder.

         5. Expenses of Registration.

         5.1 Registration Expenses. Except as provided in Section 5.2 and
Section 5.3, all Registration Expenses incurred in connection with any Demand Registration or Incidental Registration and the distribution of any Registrable Securities in connection therewith shall be borne by Charter. For purposes of this Agreement, the term "Registration Expenses" means all:

         (a) registration, application, filing, listing, transfer, and registrar fees,

         (b) NASD fees and fees and expenses of registration or qualification of Registrable Securities under state securities or blue sky laws

         (c) printing expenses (or comparable duplication expenses), delivery charges, and escrow fees,

         (d) fees and disbursements of counsel for Charter,

         (e) fees and expenses for independent certified public accountants retained by Charter (including the expenses of any comfort letters or costs associated with the delivery by independent certified public accountants of a comfort letter or comfort letters),

         (f) fees and expenses of any special experts retained by Charter in connection with such registration;

         (g) reasonable fees and disbursements of underwriters and broker-dealers customarily paid by issuers or sellers of securities, and

         (h) fees and expenses of listing the Registrable Securities on a securities exchange or over-the-counter market; and

         (i) all fees and disbursements of one counsel for all such Selling Stockholders as a group attributable to the registration and sale of the Registrable Securities of such Selling Stockholders included in such registration.



         5.2 Selling Stockholder Expenses. Each Selling Stockholder shall pay all stock transfer fees or expenses (including the cost of all transfer tax stamps), if any, all underwriting or brokerage discounts and commissions and all fees and disbursements of counsel for such Selling Stockholder (other than the one counsel described in Section 5.1(i)) attributable to the distribution of the Registrable Securities of such Selling Stockholder included in such registration.

         5.3 Internal Expenses of Charter. Notwithstanding any other provision of this Agreement, Charter shall be obligated to bear all internal expenses of Charter in connection with any Demand Registration or Incidental Registration (including all salaries and expenses of its officers and employees performing accounting and legal functions and related expenses).

         6. Indemnification.

         6.1 By Charter. Charter agrees to indemnify and hold harmless each Stockholder Indemnified Party from and against any Losses, joint or several, to which such Stockholder Indemnified Party may become subject under the Securities Act, the Exchange Act, state securities or blue sky laws, common law or otherwise, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the applicable Registration Statement or Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and Charter will reimburse each such Stockholder Indemnified Party for any reasonable fees and expenses of outside legal counsel for such Stockholder Indemnified Parties, or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such claims; provided, however, that Charter will not indemnify or hold harmless any Stockholder Indemnified Party from or against any such Losses (including any related expenses) to the extent such Losses (including any related expenses) result from an untrue statement, omission or allegation thereof which were (a) made in reliance upon and in conformity with written information provided by or on behalf of the applicable Selling Stockholder specifically and expressly for use or inclusion in the applicable Registration Statement or Prospectus or (b) made in any Prospectus used after such time as Charter advised such Selling Stockholder that the filing of a post-effective amendment or supplement thereto was required, except that this proviso shall not apply if the untrue statement, omission, or allegation thereof is contained in the Prospectus as so amended or supplemented. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Stockholder Indemnified Parties and shall survive the transfer of such securities by the Selling Stockholders.

         6.2 By Selling Stockholders. Each Selling Stockholder, individually and not jointly, agrees to indemnify and hold harmless each Charter Indemnified Party and each other Stockholder Indemnified Party from and against any Losses, joint or several, to which such Charter Indemnified Party or any other Stockholder Indemnified Party may become subject, insofar as such Losses (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the applicable Registration Statement or the Prospectus, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, if the statement or omission was made in reliance upon and in conformity with written information provided by or on behalf of such Selling Stockholder or any Person who controls such Selling Stockholder specifically and expressly for use or inclusion in the applicable Registration Statement or Prospectus; provided, however, that such Selling Stockholder will not indemnify or hold harmless any Charter Indemnified Party or other Stockholder Indemnified Party from or against any such Losses (including any related expenses) (a) to the extent the untrue statement, omission, or allegation thereof upon which such Losses (including any related expenses) are based was made in any Prospectus used after such time as such Selling Stockholder advised Charter that the filing of a post-effective amendment or supplement thereto was required, except the Prospectus as so amended or supplemented, or (b) in an amount that exceeds the net proceeds received by such Selling Stockholder from the sale of Registrable Securities pursuant to such Registration Statement. Such indemnity shall remain in full force and effect regardless of any investigation by or on behalf of Charter Indemnified Parties or the Stockholder Indemnified Parties, and shall survive the transfer of such securities by the Selling Stockholder.

         6.3 Procedures. Each Indemnified Party shall give notice to each Indemnifying Party promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and the Indemnifying Party may participate at its own expense in the defense, or if it so elects, assume the defense of any such claim and any action or proceeding resulting therefrom, including the employment of counsel and the payment of all expenses; provided that such counsel shall be reasonably satisfactory to the Indemnified Party. The failure of any Indemnified Party to give notice as provided in this Section 6.3 shall not relieve the Indemnifying Party from its obligations to indemnify such Indemnified Party, except to the extent the Indemnified Party's failure to so notify actually prejudices the Indemnifying Party's ability to defend against such claim, action, or proceeding. If the Indemnifying Party elects to assume the defense in any action or proceeding, an Indemnified Party shall have the right to employ separate counsel in such action or proceeding and to participate in the defense thereof, but such Indemnified Party shall pay the fees and expenses of such separate counsel unless (a) the Indemnifying Party has agreed to pay such fees and expenses, or (b) the named parties to any such action or proceeding (including any impleaded parties) include such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that there is or would be a conflict of interest between such Indemnified Party and the Indemnifying Party in the conduct of the defense of such action (in which case, if such

Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not assume the defense of such action or proceeding on such Indemnified Party's behalf) or (c) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party within a reasonable time after notice of the institution of such claim. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party (which consent will not be unreasonably withheld), consent to entry of any judgment, or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

         6.4 Contribution. If the indemnification provided for under this
Section 6 is unavailable to or insufficient to hold the Indemnified Party harmless under Section 6.1 or Section 6.2 above in respect of any Losses referred to therein for any reason other than as specified therein, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other, in connection with the statements or omissions that resulted in such Losses. The relative fault of each Indemnifying Party or Indemnified Party, as the case may be, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by (or that was failed to be supplied by) such Indemnifying Party or Indemnified Party, such party's relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

         6.5 Other Indemnification. Indemnification similar to that specified in the preceding provisions of Section 6.1 (mutatis mutandis) shall be given by Charter and each seller of Registrable Securities to the applicable Indemnified Parties with respect to any required registration or other qualification of securities under any federal or state law or regulation or governmental authority other than the Securities Act.

         7. Limitation on Other Registration Rights. Charter shall not grant to any Person any demand registration right, incidental registration right, or other right that would conflict with any of the rights granted to Stockholders herein.

         8. Miscellaneous.

         8.1 Notices.

         (a) All notices, requests, demands, waivers, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed, certified or registered mail with postage prepaid, or sent by reliable overnight courier, or facsimile transmission, to the address or facsimile number specified for the applicable party on Schedule A attached to this Agreement, or to such other Person, address, or facsimile number as any party shall specify by notice in writing to the other parties.

         (b) Any notice or other communication to a party in accordance with the provisions of this Agreement shall be deemed to have been given (i) three Business Days after it is sent by certified or registered mail, postage prepaid, return receipt requested, (ii) upon receipt when delivered by hand or transmitted by facsimile (confirmation received), or (iii) one Business Day after it is sent by a reliable overnight courier service, with acknowledgment of receipt requested. Notwithstanding the preceding sentence, notice of change of address shall be effective only upon actual receipt thereof.

         8.2 Amendment. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing among Charter and each Stockholder, executed in the same manner as this Agreement. No consent, waiver, or similar act shall be effective unless in writing.

         8.3 Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto and supersedes all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof.

         8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         8.5 Governing Law. This Agreement shall be governed by and interpreted in accordance with the internal laws of the State of New York, without giving effect to principles of conflicts of laws.

         8.6 Assignment.

         (a) Except as expressly provided in this Section 8.6, the rights of the parties hereto cannot be transferred or assigned and any purported assignment or transfer to the contrary shall be void ab initio. So long as the terms of this
Section 8.6 are followed, any Stockholder may transfer any of its rights under this Agreement, without the consent of Charter, to any Person to whom such holder transfers any Registrable Securities or any rights to acquire Registrable Securities, whether such transfer is by sale, gift, assignment, pledge, or otherwise:

                  (i) If the IPO has occurred or no Put Default has occurred with respect to such transferring Stockholder, then so long as (x) such transfer is not made pursuant to an effective Registration Statement or pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act or in any other manner the effect of which is to cause the transferred securities to be freely transferable without regard to the volume and manner of sale limitations set forth in Rule 144 (or any successor provision) in the hands of the transferee as of the date of such transfer; and (y) such transfer is made to a Permitted Transferee.

                  (ii) If the IPO has not occurred and a Put Default has occurred with respect to such transferring Stockholder, then so long as (x) such transfer is not made pursuant to an effective Registration Statement or into the public market pursuant to Rule 144 or Rule 145 (or any successor provisions) under the Securities Act; and (y) such transfer is made to a Permitted Transferee.

         (b) Notwithstanding Section 8.6(a), unless the IPO has not occurred and a Put Default has occurred with respect to such Stockholder, no Stockholder may assign any of its rights under this Agreement to any Person to whom such Stockholder transfers any Registrable Securities unless the transfer of such Registrable Securities did not require registration under the Securities Act.

         (c) The nature and extent of any rights assigned shall be as agreed to between the assigning party and the assignee. No Person may be assigned any rights under this Agreement unless Charter is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee, identifying the securities of Charter as to which the rights in question are being assigned, and providing a detailed description of the nature and extent of the rights that are being assigned. Any assignee hereunder shall receive such assigned rights subject to all the terms and conditions of this Agreement, including the provisions of this Section 8.6. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

         8.7 Binding Agreement; No Third Party Beneficiaries. This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. Except as set forth herein and by operation of law, no party to this Agreement may assign or delegate all or any portion of its rights, obligations, or liabilities under this Agreement without the prior written consent of each other party to this Agreement.

                            [Signature page follows.]

         IN WITNESS WHEREOF, Charter and each of the other parties hereto has executed this Agreement as of the date first above written.

                                   EXHIBIT H


                                  PUT AGREEMENT


         This Put Agreement ("Agreement") is made as of June 29, 1999, by and between Vulcan Ventures Inc., a Washington corporation ("Vulcan"), and the party set forth on the third signature page hereto (the "Holder"), with reference to the following facts:


         A. Charter Communications Holding Company, LLC ("Charter LLC") is a party to that certain Purchase and Contribution Agreement (the "Purchase Agreement") of even date herewith, pursuant to which Charter LLC has agreed to acquire, subject to the terms and conditions set forth therein, all of the outstanding equity of Bresnan Communications Company Limited Partnership.


         B. Vulcan is an entity controlled by Paul G. Allen ("Allen"), who is the controlling stockholder of Charter LLC's parent company.

         C. Under the Purchase Agreement, the Holder has agreed to acquire, subject to the terms and conditions set forth therein, units of limited liability company interests in Charter LLC, which are exchangeable for shares of common stock of the entity through which Charter Communications, Inc. effects an initial public offering of indirect equity interests in Charter LLC ("PublicCo").

         D. As an inducement for the Holder to enter into the Purchase Agreement, Charter LLC agreed that Allen would grant the Holder a put option substantially in the form of the Put Option Agreement attached hereto as Exhibit A (the "Allen Put"), and the execution and delivery of the Allen Put by Allen is a condition to closing under the Purchase Agreement.

         E. Pending the delivery of the originally executed Allen Put to Sherman & Howard L.L.C. or such other escrow agent reasonably acceptable to the parties (the "Escrow Agent") or to the Holder, Vulcan has agreed to execute and deliver this Agreement to the Escrow Agent.

         F. Upon the delivery of the originally executed Allen Put to the Escrow Agent or to the Holder, this Agreement shall terminate, all obligations and liabilities of Vulcan hereunder shall immediately terminate, and this Agreement shall be returned to Vulcan.

         NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties and the Holder's entering into the Purchase Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

         1. Definitions. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement. As used in this Agreement, the following terms have the following meanings:

            "Base Price" means the amount of the Equity Consideration divided by the aggregate number of Put Units of Charter LLC issued to the Sellers under the Purchase Agreement, as such number of Put Units may be increased or decreased following the closing under the Purchase Agreement in accordance with Paragraph C or D of
Exhibit I to the Purchase Agreement (LLC Unit Formula Term Sheet).

            "Exchange Agreement" means the exchange agreement entered into in accordance with Section 5.16 of the Purchase Agreement.

            "Fair Market Value" means the fixed cash price at which a willing seller would sell and a willing buyer would buy, as of the date of exercise of the Put Option, all of the common equity of Charter LLC (or its successor) having full knowledge of all material facts, in an arm's length transaction with the expectation of concluding the purchase and sale within a reasonable time on the basis of an agreement containing customary terms and conditions. Section 3.4 describes the procedure for determining Fair Market Value.

            "IPO" shall mean the consummation of a bona fide firm commitment underwritten public offering of the common stock of PublicCo involving aggregate gross proceeds of at least $500 million, or a series of such offerings with gross proceeds aggregating to at least $500 million.

            "Permitted Bresnan Transferee" shall mean (i) any affiliate of William Bresnan ("WBresnan") that is, directly or indirectly, at least 80% owned or controlled by WBresnan, (ii) WBresnan's spouse and descendants (including spouses of his descendants), any trust established solely for the benefit of any of the foregoing individuals, or any partnership or other entity at least 80% owned or controlled directly or indirectly by any of the foregoing persons, or
(iii) WBresnan.

            "Permitted Transferee" means (1) if the Holder is TCI Bresnan LLC or TCID of Michigan, Inc., any entity controlled by AT&T Corp.; (2) if the Holder is BCI (USA), LLC or William J. Bresnan, any Permitted Bresnan Transferee; and
(3) if the Holder is Blackstone BC Capital Partners, L.P., Blackstone BC Offshore Capital Partners, L.P., or Blackstone Family Investment Partnership III L.P. then the Holder shall have no Permitted Transferees.

            "Put Unit" means, initially, one unit of Charter LLC delivered to the initial Holder at the closing of the transactions contemplated by the Purchase Agreement and, after the closing under the Purchase Agreement, any additional or other interests, securities or other property received or receivable in respect of that which immediately prior to the relevant event comprised a Put Unit, whether as a result of a reorganization, merger, consolidation, recapitalization, reclassification, subdivision, combination, stock split, stock dividend, or other similar transaction, including without limitation shares of common stock of PublicCo received in respect of a Put Unit in accordance with the Exchange Agreement. Notwithstanding the foregoing, in the event additional units of Charter LLC are issued to the Holder (or the Holder surrenders Units to Charter LLC) following the closing under the Purchase Agreement in accordance with Exhibit I to the Purchase Agreement (LLC Unit Formula Term Sheet), such issuance (or surrender) will result in additional (or fewer) Put Units being outstanding (rather than adjusting that which is deemed to comprise a single Put Unit). By way of example, if after the Holder received 10,000 units of Charter LLC at the closing of the Purchase Agreement, Charter LLC terminated a pending acquisition and was obligated under the Purchase Agreement to issue to the Holder an additional 2,000 units, then the Holder would own 12,000 Put Units, each consisting of one Charter LLC unit. If each unit of Charter LLC were subsequently exchanged for 10 shares of PublicCo common stock, then the Holder would own 12,000 Put Units, each consisting of 10 shares of common stock. If the Holder then transferred 30,000 shares of PublicCo common stock to a Permitted Transferee, the Holder would then own 9,000 Put Units, each consisting of 10 shares of common stock.

         2. Put Option. Vulcan hereby grants to the Holder, effective upon the closing of the transactions contemplated by the Purchase Agreement and the issuance of the Put Units and subject to the terms and conditions set forth herein, the right and option (the "Put Option"), exercisable by delivery of written notice to Vulcan during the Put Period (as defined in Section 7), to sell to Vulcan or its assignee, any or all of the Holder's Put Units. Upon the giving of such notice, Vulcan shall be obligated to buy or to cause its assignee to buy and the Holder shall be obligated to sell the Holder's Put Units as to which the Put Option has been exercised, at the price and upon the terms and conditions specified in Section 3. This Put Option may not be exercised more than once.

         3. Purchase Price; Closing.

            3.1 The purchase price per Put Unit to be paid upon the exercise of the Put Option (the "Purchase Price") shall be equal to:

                  (a) if an IPO has not occurred prior to the exercise of the Put Option, the higher of (i) the Base Price, and (ii) the value of such Put Unit based on such Put Unit's proportionate share of Fair Market Value; or

                  (b) if an IPO has occurred prior to the exercise of the Put Option, the Base Price, plus four and one-half percent (4.5%) thereof per year, compounded annually, for the period from the date of the closing under the Purchase Agreement through the closing of the purchase and sale of the Put Units hereunder (the "Closing").

             3.2 The Purchase Price and the liabilities of Charter LLC and its non-corporate Subsidiaries attributable to any Put Unit purchased pursuant to this Put Agreement (together the "Purchase Consideration") shall be allocated among the portions of the assets of Charter LLC and its non-corporate Subsidiaries (to the extent applicable) attributable to the Put Unit in an allocation agreement (the "Allocation Agreement") to be prepared in accordance with the rules under Sections 743(b), 751, 755 and 1060 of the Internal Revenue Code. The parties agree that the Purchase Consideration shall be allocated among the assets of Charter LLC and its non-corporate subsidiaries by allocating an amount to the portion of the tangible assets of Charter LLC and its non-corporate subsidiaries attributable to the Put Unit equal to the portion of the book value for financial statement purposes of such tangible assets attributable to the Put Unit, allocating an amount to the portions of the stock of the corporate subsidiaries of Charter LLC attributable to the Put Unit equal to their fair value as reasonably determined by Charter LLC and allocating the remainder to the portion of the franchises of Charter LLC and its non-corporate subsidiaries attributable to the Put Unit. Vulcan shall deliver a draft of the Allocation Agreement to the Holder within thirty (30) days after the Closing and Vulcan and Holder shall mutually agree upon the Allocation Agreement. Neither Vulcan nor Holder shall unreasonably withhold its approval and consent with respect to the Allocation Agreement. Unless otherwise required by applicable law, Vulcan and Holder agree to act, and cause their respective affiliates to act, in accordance with the computations and allocations contained in the Allocation Agreement in any relevant tax returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code ("1060 Forms")), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable law and to not take any position inconsistent with such Allocation Agreement upon examination of any tax refund or refund claim, in any litigation or otherwise.

         3.3 At the Closing, (a) Vulcan or its assignee shall pay to the Holder the Purchase Price (or, if the next sentence applies, the Base Price) in immediately available funds by wire transfer or certified bank check; and (b) the Holder shall deliver to Vulcan or its assignee one or more certificates evidencing the Put Units to be purchased and sold at the Closing (if such Put Units are certificated securities), together with duly executed assignments separate from certificate in form and substance sufficient to effectuate the transfer of such Put Units to Vulcan or its assignee, together with a certificate of the Holder and its Permitted Transferee, if applicable, reaffirming the representations in Section 4. Notwithstanding the foregoing, if the Purchase Price per Put Unit is to be calculated pursuant to Section 3.1 above and if the Fair Market Value has not been determined by the Closing, then only the Base Price shall be paid at the Closing. Within 30 days after the date that the Fair Market Value has been determined in accordance with the terms of this Agreement, Vulcan or its assignee shall pay to the Holder, for each Put Unit purchased, the excess (if any) of the Purchase Price over the Base Price in immediately available funds by wire transfer or certified bank check.

         3.4 The Closing shall be held at the offices of Irell & Manella LLP in Los Angeles, California, on a business day selected by Vulcan (as to which prompt written notice is to be given to the Holder) no later than 90 days after the delivery of notice that the Put Option is being exercised, or at such other time and place as the Holder and Vulcan may agree. The Holder and Vulcan will cooperate so as to permit all documents required to be delivered at the Closing to be delivered by mail, delivery service or courier without requiring either party or his or its representatives to be physically present at the Closing.

         3.5 Fair Market Value.

             (a) At the request of a Holder in connection with its exercise of the Put Option, Vulcan and such Holder will attempt to agree on Fair Market Value. If they are unable to agree on Fair Market Value within 10 days of such request, then Vulcan and the Holder will each select within two business days after the end of such 10 day period a qualified appraiser, and such selected appraisers will, within 20 days of their selection, render their respective determinations of Fair Market Value. Such determinations will be delivered concurrently, so that Vulcan and the Holder will each learn at the same time the determination of the other's appraiser.

             (b) If the Fair Market Value reflected in the higher of the two appraisals (the "Higher Initial Appraisal") is not greater than 105% of the Fair Market Value reflected in the lower of the two appraisals (the "Lower Initial Appraisal"), Fair Market Value will be the average of the two appraisals. If the two appraisals are not within this range, the two appraisers will within two business days select a third qualified appraiser to determine Fair Market Value. The third appraiser will deliver to Vulcan and the Holder its determination of Fair Market Value within 20 days of its selection.

             (c) If the Higher Initial Appraisal is greater than 105% but not greater than 120% of the Lower Initial Appraisal, then Fair Market Value will be equal to the average of the two of the three appraisals that are closest to one another (or if the highest and lowest appraisal are equidistant from the middle, then Fair Market Value will be equal to the middle appraisal).

             (d) If the Higher Initial Appraisal is greater than 120% of the Lower Initial Appraisal, then Fair Market Value will be equal to either the Higher Initial Appraisal or the Lower Initial Appraisal, whichever is closest to the third appraisal (or if the Higher Initial Appraisal and the Lower Initial Appraisal are equidistant from the third appraisal, then such Fair Market Value will be equal to the third appraisal).

             (e) Charter LLC will pay the cost of the appraisals and will promptly make available to Vulcan, the Holder, their respective representatives and the appraisers selected as provided above (subject to appropriate and customary confidentiality agreements) all information concerning Charter LLC and its finances and operations as may be reasonably requested for purposes of determining Fair Market Value.

         4. Representations of the Holder. The Holder represents and warrants to Vulcan and any of its assignees that on the date hereof and at each Closing: (a) the Holder has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby; (b) this Agreement is the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms; (c) at the Closing, the Holder will own all of the Put Units required to be purchased and sold at the Closing, both of record and beneficially, free and clear of all liens, encumbrances or adverse interests of any kind or nature whatsoever (including any restriction on the right to vote, sell or otherwise dispose of the Put Units (other than restrictions set forth in the Charter LLC Operating Agreement, those arising under applicable law and those arising under the organizational documents of the issuer of the Put Units)); (d) upon the transfer of the Put Units pursuant to
Section 3, Vulcan or its assignee will receive good title to the Put Units, free and clear of all liens, encumbrances and adverse interests created by the Holder, other than those arising under applicable law or those arising under the organizational documents of the relevant issuer.

         5. Termination of Put Option; Surrender of Put Agreement. Upon the execution and delivery of the executed Allen Put to the Escrow Agent or to the Holder, this Agreement and all liabilities and obligations of Vulcan hereunder shall immediately terminate and the Holder shall immediately surrender this Agreement to Vulcan (if the Agreement has previously been delivered to the Holder), whether or not the closing of the transactions contemplated by the Purchase Agreement have occurred.

         6. Representations of Vulcan. Vulcan represents and warrants to the Holder and each Permitted Transferee that on the date hereof and at all times hereafter through the Closing: (a) Vulcan has full corporate power and authority to execute and deliver this

Agreement and consummate the transactions contemplated hereby; (b) this Agreement constitutes the legal, valid and binding obligation of Vulcan, enforceable against Vulcan in accordance with its terms, except as the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally or by judicial discretion in the enforcement of equitable remedies; and (c) its execution and delivery of this Agreement does not, and his performance of his obligations under this Agreement will not, violate, conflict with or constitute a breach of, or a default under, its bylaws or articles of incorporation, or any material agreement, indenture or instrument to which it is a party or which is binding on it, and will not result in the creation of any lien on, or security interest in, any of its assets (other than such violations, breaches, defaults, liens or security interests that would not materially and adversely affect its ability to perform its obligations under this Agreement).

         7. Put Period.

             7.1 The "Put Period" shall begin on the second anniversary of the Closing under the Purchase Agreement; provided, however, if any representation and warranty in Section 6 is or becomes untrue, the Put Period will begin at that point. Irrespective of the date on which the Put Period begins, the Put Period shall terminate at the close of business on the sixtieth day (or, if such day is not a business day, the next succeeding business day) after the second anniversary of the date of the closing under the Purchase Agreement.

             7.2 Upon termination of the Put Period, this Put Option and all rights hereunder (other than rights associated with the proper exercise of the Put Option during the Put Period) shall immediately terminate.

             7.3 The Put Option shall terminate as to any Put Units on the date on which such Put Units are first transferred by the Holder to a person or entity that is not a Permitted Transferee.

         8. Miscellaneous.

             8.1 Complete Agreement; Modifications. This Agreement constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes all other agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by both parties.

             8.2 Additional Documents. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

             8.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person or transmitted by telecopy or similar means of recorded electronic communication to the relevant party, addressed as follows (or at such other address as either party shall have designated by notice as herein provided to the other party):

                  If to the Holder, to the address set forth in the Notice provision of the Purchase Agreement.

                  If to Vulcan:

                           William D. Savoy @ Vulcan Northwest
                           110 110th Avenue Northwest
                           Bellevue, Washington 98004
                           Telecopy: (425) 453-1985

                  with a copy to:

                           Irell & Manella LLP
                           1800 Avenue of the Stars, Suite 900
                           Los Angeles, California 90067-4276
                           Attention: Alvin G. Segel
                           Telecopy: (310) 203-7199

Any such notice or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a business day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following business day); provided, however, that any such notice or other communication shall be deemed to have been given and received on the day on which it is sent if delivery thereof is refused or if delivery thereof in the manner described above is not possible because of the intended recipient's failure to advise the sending party of a change in the intended recipient's address or telecopy number.

         8.4 No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party to this Agreement, other than any Permitted Transferees of the Holder.

         8.5 Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alternation, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

         8.6 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

         8.7 Undertakings. All authority herein conferred or agreed to be conferred upon a party to this Agreement and all agreements of a party contained herein shall survive the death or incapacity of such party (or any of them).

         8.8 Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, estates, personal representatives, conservators, successors and permitted assigns.

         8.9 Assignments.

             (a) The Holder may transfer some or all of its Put Units to any person or entity that is a Permitted Transferee, and the Holder may assign its rights under this Agreement with respect to the transferred Put Units, without the consent of Vulcan, to such Permitted Transferee.

             (b) Upon the transfer of Put Units to any Permitted Transferee and the assignment to such Permitted Transferee of the Holder's rights under this Agreement with respect to the transferred Put Units, Vulcan and the Permitted Transferee will enter into a Put Agreement in the form hereof, and Vulcan and the Permitted Transferee will thereupon have the rights and be subject to the obligations set forth in such Put Agreement. A Permitted Transferee may only transfer Put Units to a person or entity who would have been "Permitted Transferees" of the original Holder of such Put Units.

             (c) Vulcan is entitled, in his sole discretion, to assign his rights to purchase any Put Units under this Agreement to one or more entities controlled by Vulcan and organized under the laws of the United States or any state thereof, but no such assignment will relieve Vulcan of any of its obligations under this Agreement.

         8.10 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to any choice of law provisions of that state or the laws of any other jurisdiction.

         8.11 Headings. The Section headings in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or interpret the scope of this Agreement or of any particular Section.

         8.12 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and neuter; and the neuter gender includes the masculine and feminine; and (b) the singular tense and number includes the plural, and the plural tense and number includes the singular.

         8.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         8.14 Costs. Except as otherwise provided in this Agreement, each party will bear his or its own costs in connection with the exercise of the Holder's right under this Agreement and the purchase and sale of any Put Units pursuant to this Agreement.

         8.15 Default. In the event of any legal action between the parties arising out of or in relation to this Agreement, the prevailing party in such legal action shall be entitled to recover, in addition to any other legal remedies, all of his or its costs and expenses, including reasonable attorney's fees, from the non-prevailing party, regardless of whether such legal action is prosecuted to completion.

         8.16 No Obligations Until Purchase Transactions Close; Termination. Notwithstanding anything to the contrary herein, Vulcan shall have no obligations or liabilities whatsoever pursuant to this Agreement prior to the closing of the transactions contemplated pursuant to the Purchase Agreement. Upon the termination of the Purchase Agreement, this Agreement shall immediately terminate (without further action required by Vulcan) and Vulcan shall have no further liabilities or obligations hereunder.

         8.17 No Obligations With Respect to the Purchase Agreement. Vulcan shall have no obligations or liabilities under the Purchase Agreement (or any related documents or agreements, except for this Agreement) or under any claim based on, in respect of, or by reason of, any representations, warranties, covenants, obligations or liabilities set forth therein (collectively, "Purchase Agreement Obligations"). By executing this Agreement, and as consideration for Vulcan's execution of this Agreement, the Holder hereby waives and releases Vulcan of any and all claims in respect of Purchase Agreement Obligations.



                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

                      [FIRST SIGNATURE PAGE TO PUT OPTION]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

                                    VULCAN VENTURES INC.



                                     By: _________________________________
                                         Name: William D. Savoy

                                         Title: Vice President

                      [SECOND SIGNATURE PAGE TO PUT OPTION]



                                    Its signature below evidences solely the agreement of Charter LLC to comply with its obligations described in Section 3.5. Charter LLC shall have no other obligations or liabilities hereunder.



                                    CHARTER COMMUNICATIONS
                                    HOLDING COMPANY, LLC



                                    By: _________________________________
                                        Name:

                                        Title:

                      [THIRD SIGNATURE PAGE TO PUT OPTION]

                                    BRESNAN COMMUNICATIONS COMPANY
                                    LIMITED PARTNERSHIP

                                        By: BCI (USA), LLC, its General Partner
                                        By: Bresnan Communications, Inc., its
                                            Managing Member

                                            By:________________________________

                                            Name: _____________________________

                                            Title______________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]


                                     BCI (USA), LLC

                                          By: Bresnan Communications, Inc., its
                                          Managing Member

                                            By:________________________________

                                            Name: _____________________________

                                            Title______________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]


                                           ------------------------------------
                                           William J. Bresnan, individually

                      [THIRD SIGNATURE PAGE TO PUT OPTION]



                                           TCID OF MICHIGAN, INC.

                                              By:______________________________

                                              Name: ___________________________

                                              Title____________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]


                                            TCI BRESNAN LLC

                                               By:_____________________________

                                               Name: __________________________

                                               Title___________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]


                                       BLACKSTONE BC CAPITAL PARTNERS L.P.
                                       By: Blackstone Management Associates III
                                           L.L.C., its General Partner

                                           By:_________________________________

                                           Name: ______________________________

                                           Title_______________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]



                                       BLACKSTONE FAMILY INVESTMENT
                                       PARTNERSHIP III L.P.
                                       By: Blackstone Management Associates III
                                       L.L.C., its General Partner

                                          By:__________________________________

                                          Name: _______________________________

                                          Title________________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]



                                       BLACKSTONE BC OFFSHORE CAPITAL
                                       PARTNERS L.P.
                                       By: Blackstone Management Associates III
                                       L.L.C., its Investment General Partner

                                           By:_________________________________

                                           Name: ______________________________

                                           Title_______________________________

                                  PUT AGREEMENT


         This Put Agreement ("Agreement") is made as of June 29, 1999, by and between Paul G. Allen, an individual ("Allen"), and the party set forth on the third signature page hereto (the "Holder"), with reference to the following facts:

         A. Charter Communications Holding Company, LLC ("Charter LLC") is a party to that certain Purchase and Contribution Agreement (the "Purchase Agreement") of even date herewith, pursuant to which Charter LLC has agreed to acquire, subject to the terms and conditions set forth therein, all of the outstanding equity of Bresnan Communications Company Limited Partnership. Allen is the controlling stockholder of Charter LLC's parent company and expects to derive benefit upon the closing of the transactions contemplated by the Purchase Agreement.

         B. Under the Purchase Agreement, the Holder has agreed to acquire, subject to the terms and conditions set forth therein, units of limited liability company interests in Charter LLC, which are exchangeable for shares of common stock of the entity through which Charter Communications, Inc. effects an initial public offering of indirect equity interests in Charter LLC ("PublicCo").

         C. As an inducement for the Holder to enter into the Purchase Agreement, Charter LLC agreed that Allen would grant the Holder the Put Option provided for herein, and the execution and delivery of this Agreement by Allen is a condition to the Holder's performance of its obligations under the Purchase Agreement.

         NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties and the Holder's entering into the Purchase Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

         1. Definitions. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement. As used in this Agreement, the following terms have the following meanings:

                  "Base Price" means the amount of the Equity Consideration divided by the aggregate number of Put Units of Charter LLC issued to the Sellers under the Purchase Agreement, as such number of Put Units may be increased or decreased following the closing under the Purchase Agreement in accordance with Paragraph C or D of Exhibit I to the Purchase Agreement (LLC Unit Formula Term Sheet).

                  "Exchange Agreement" means the exchange agreement entered into in accordance with Section 5.16 of the Purchase Agreement.

                  "Fair Market Value" means the fixed cash price at which a willing seller would sell and a willing buyer would buy, as of the date of exercise of the Put Option, all of the common equity of Charter LLC (or its successor) having full knowledge of all material facts, in an arm's length transaction with the expectation of concluding the purchase and sale within a reasonable time on the basis of an agreement containing customary terms and conditions. Section 3.4 describes the procedure for determining Fair Market Value.

                  "IPO" shall mean the consummation of a bona fide firm commitment underwritten public offering of the common stock of PublicCo involving aggregate gross proceeds of at least $500 million, or a series of such offerings with gross proceeds aggregating to at least $500 million.

                  "Permitted Bresnan Transferee" shall mean (i) any affiliate of William Bresnan ("WBresnan") that is, directly or indirectly, at least 80% owned or controlled by WBresnan, (ii) WBresnan's spouse and descendants (including spouses of his descendants), any trust established solely for the benefit of any of the foregoing individuals, or any partnership or other entity at least 80% owned or controlled directly or indirectly by any of the foregoing persons, or
(iii) WBresnan.

                  "Permitted Transferee" means (1) if the Holder is TCI Bresnan LLC or TCID of Michigan, Inc., any entity controlled by AT&T Corp.; (2) if the Holder is BCI (USA), LLC or William J. Bresnan, any Permitted Bresnan Transferee; and (3) if the Holder is Blackstone BC Capital Partners, L.P., Blackstone BC Offshore Capital Partners, L.P., or Blackstone Family Investment Partnership III L.P. then the Holder shall have no Permitted Transferees.

                  "Put Unit" means, initially, one unit of Charter LLC delivered to the initial Holder at the closing of the transactions contemplated by the Purchase Agreement and, after the closing under the Purchase Agreement, any additional or other interests, securities or other property received or receivable in respect of that which immediately prior to the relevant event comprised a Put Unit, whether as a result of a reorganization, merger, consolidation, recapitalization, reclassification, subdivision, combination, stock split, stock dividend, or other similar transaction, including without limitation shares of common stock of PublicCo received in respect of a Put Unit in accordance with the Exchange Agreement. Notwithstanding the foregoing, in the event additional units of Charter LLC are issued to the Holder (or the Holder surrenders Units to Charter LLC) following the closing under the Purchase Agreement in accordance with Exhibit I to the Purchase Agreement (LLC Unit Formula Term Sheet), such issuance (or surrender) will result in additional (or fewer) Put Units being outstanding (rather than adjusting that which is deemed to comprise a single Put Unit). By way of example, if after the Holder received 10,000 units of Charter LLC at the closing of the Purchase Agreement, Charter LLC terminated a pending acquisition and was obligated under the Purchase Agreement to issue to the Holder an additional 2,000 units, then the Holder would own 12,000 Put Units, each consisting of one Charter LLC unit. If each unit of Charter LLC were subsequently exchanged for 10 shares of PublicCo common stock, then the Holder would own 12,000 Put Units, each consisting of 10 shares of common stock. If the Holder then transferred 30,000 shares of PublicCo common stock to a Permitted Transferee, the Holder would then own 9,000 Put Units, each consisting of 10 shares of common stock.

         2. Put Option. Allen hereby grants to the Holder, effective upon the closing of the transactions contemplated by the Purchase Agreement and the issuance of the Put Units to the Holder and subject to the terms and conditions set forth herein, the right and option (the

"Put Option"), exercisable by delivery of written notice to Allen during the Put Period (as defined in Section 7), to sell to Allen or his designee, any or all of the Holder's Put Units. Upon the giving of such notice, Allen shall be obligated to buy or to cause his designee to buy and the Holder shall be obligated to sell the Holder's Put Units as to which the Put Option has been exercised, at the price and upon the terms and conditions specified in Section
3. This Put Option may not be exercised more than once.

         3. Purchase Price; Closing.

            3.1 The purchase price per Put Unit to be paid upon the exercise of the Put Option (the "Purchase Price") shall be equal to:

                  (a) if an IPO has not occurred prior to the exercise of the Put Option, the higher of (i) the Base Price, and (ii) the value of such Put Unit based on such Put Unit's proportionate share of Fair Market Value; or

                  (b) if an IPO has occurred prior to the exercise of the Put Option, the Base Price, plus four and one-half percent (4.5%) thereof per year, compounded annually, for the period from the date of the closing under the Purchase Agreement through the closing of the purchase and sale of the Put Units hereunder (the "Closing").

            3.2 The Purchase Price and the liabilities of Charter LLC and its non-corporate Subsidiaries attributable to any Put Unit purchased pursuant to this Put Agreement (together the "Purchase Consideration") shall be allocated among the portions of the assets of Charter LLC and its non-corporate Subsidiaries (to the extent applicable) attributable to the Put Unit in an allocation agreement (the "Allocation Agreement") to be prepared in accordance with the rules under Sections 743(b), 751, 755 and 1060 of the Internal Revenue Code. The parties agree that the Purchase Consideration shall be allocated among the assets of Charter LLC and its non-corporate subsidiaries by allocating an amount to the portion of the tangible assets of Charter LLC and its non-corporate subsidiaries attributable to the Put Unit equal to the portion of the book value for financial statement purposes of such tangible assets attributable to the Put Unit, allocating an amount to the portions of the stock of the corporate subsidiaries of Charter LLC attributable to the Put Unit equal to their fair value as reasonably determined by Charter LLC and allocating the remainder to the portion of the franchises of Charter LLC and its non-corporate subsidiaries attributable to the Put Unit. Allen shall deliver a draft of the Allocation Agreement to the Holder within thirty (30) days after the Closing and Allen and Holder shall mutually agree upon the Allocation Agreement. Neither Allen nor Holder shall unreasonably withhold its approval and consent with respect to the Allocation Agreement. Unless otherwise required by applicable law, Allen and Holder agree to act, and cause their respective affiliates to act, in accordance with the computations and allocations contained in the Allocation Agreement in any relevant tax returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code ("1060 Forms")), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable law and to not take any position inconsistent with such Allocation Agreement upon examination of any tax refund or refund claim, in any litigation or otherwise.

         3.3 At the Closing, (a) Allen or his designee shall pay to the Holder the Purchase Price (or, if the next sentence applies, the Base Price) in immediately available funds by wire transfer or certified bank check; and (b) the Holder shall deliver to Allen or his designee one or more certificates evidencing the Put Units to be purchased and sold at the Closing (if such Put Units are certificated securities), together with duly executed assignments separate from certificate in form and substance sufficient to effectuate the transfer of such Put Units to Allen or his designee, together with a certificate of the Holder and its Permitted Transferee, if applicable, reaffirming the representations in Section 4. Notwithstanding the foregoing, if the Purchase Price per Put Unit is to be calculated pursuant to Section 3.1 above and if the Fair Market Value has not been determined by the Closing, then only the Base Price shall be paid at the Closing. Within 30 days after the date that the Fair Market Value has been determined in accordance with the terms of this Agreement, Allen or his designee shall pay to the Holder, for each Put Unit purchased, the excess (if any) of the Purchase Price over the Base Price in immediately available funds by wire transfer or certified bank check.

         3.4 The Closing shall be held at the offices of Irell & Manella LLP in Los Angeles, California, on a business day selected by Allen (as to which prompt written notice is to be given to the Holder) no later than 90 days after the delivery of notice that the Put Option is being exercised, or at such other time and place as the Holder and Allen may agree. The Holder and Allen will cooperate so as to permit all documents required to be delivered at the Closing to be delivered by mail, delivery service or courier without requiring either party or his or its representatives to be physically present at the Closing.

         3.5 Fair Market Value.

                  (a) At the request of a Holder in connection with its exercise of the Put Option, Allen and such Holder will attempt to agree on Fair Market Value. If they are unable to agree on Fair Market Value within 10 days of such request, then Allen and the Holder will each select within two business days after the end of such 10 day period a qualified appraiser, and such selected appraisers will, within 20 days of their selection, render their respective determinations of Fair Market Value. Such determinations will be delivered concurrently, so that Allen and the Holder will each learn at the same time the determination of the other's appraiser.

                  (b) If the Fair Market Value reflected in the higher of the two appraisals (the "Higher Initial Appraisal") is not greater than 105% of the Fair Market Value reflected in the lower of the two appraisals (the "Lower Initial Appraisal"), Fair Market Value will be the average of the two appraisals. If the two appraisals are not within this range, the two appraisers will within two business days select a third qualified appraiser to determine Fair Market Value. The third appraiser will deliver to Allen and the Holder its determination of Fair Market Value within 20 days of its selection.

                  (c) If the Higher Initial Appraisal is greater than 105% but not greater than 120% of the Lower Initial Appraisal, then Fair Market Value will be equal to the average of the two of the three appraisals that are closest to one another (or if the highest and lowest appraisal are equidistant from the middle, then Fair Market Value will be equal to the middle appraisal).

                  (d) If the Higher Initial Appraisal is greater than 120% of the Lower Initial Appraisal, then Fair Market Value will be equal to either the Higher Initial Appraisal or the Lower Initial Appraisal, whichever is closest to the third appraisal (or if the Higher Initial Appraisal and the Lower Initial Appraisal are equidistant from the third appraisal, then such Fair Market Value will be equal to the third appraisal).

                  (e) Charter LLC will pay the cost of the appraisals and will promptly make available to Allen, the Holder, their respective representatives and the appraisers selected as provided above (subject to appropriate and customary confidentiality agreements) all information concerning Charter LLC and its finances and operations as may be reasonably requested for purposes of determining Fair Market Value.

         4. Representations of the Holder. The Holder represents and warrants to Allen and any of his designees or assignees that on the date hereof and at each
Closing: (a) the Holder has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby; (b) this Agreement is the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms; (c) at the Closing, the Holder will own all of the Put Units required to be purchased and sold at the Closing, both of record and beneficially, free and clear of all liens, encumbrances or adverse interests of any kind or nature whatsoever (including any restriction on the right to vote, sell or otherwise dispose of the Put Units (other than restrictions set forth in the Charter LLC Operating Agreement, those arising under applicable law and those arising under the organizational documents of the issuer of the Put Units)); (d) upon the transfer of the Put Units pursuant to
Section 3, Allen or his designee will receive good title to the Put Units, free and clear of all liens, encumbrances and adverse interests created by the Holder, other than those arising under applicable law or those arising under the organizational documents of the relevant issuer.

         5. Transfer of CCI Stock. If Allen transfers more than 5% of his shares of Charter Communications Inc. ("CCI") in any one transaction, or has transferred more than 20% of his shares in CCI cumulatively, to any other entity or entities controlled by him, Allen will concurrently with each such transfer cause such other entity to enter into a counterpart of this Put Agreement, so that the entity or entities holding such shares becomes a joint and several obligor with respect to the Put Option; provided, however, that for purposes of determining whether the 20% threshold has been reached, Allen shall be deemed to own any shares owned by an entity that has previously executed a counterpart to this Put Agreement pursuant to this Section 5.

         6. Representations of Allen. Allen represents and warrants to the Holder and each Permitted Transferee that on the date hereof and at all times hereafter through the Closing: (a) Allen has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby;
(b) this Agreement constitutes the legal, valid and binding obligation of Allen, enforceable against Allen in accordance with its terms, except as the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally or by judicial discretion in the enforcement of equitable remedies; (c) his execution and delivery of this Agreement does not, and his performance of his obligations under this Agreement will not, violate, conflict with or constitute a breach of, or a default under, any material agreement, indenture or instrument to which he is a party or which is binding on him, and will not result in the creation of any lien on, or security interest in, any of his assets (other than such violations, breaches, defaults, liens or security interests that would not materially and adversely affect his ability to perform his obligations under this Agreement); and (d) his Net Worth is and will be greater than $4 billion. At the request of the Holder made no more frequently than every 180 days, Allen will within 10 days of such request deliver to the Holder a certificate signed by him or his attorney-in-fact as to the representation and warranty in clause (d) being true and correct at such time. "Net Worth" means the excess of the fair market value of Allen's assets over the aggregate amount of Allen's liabilities.

         7. Put Period.

             7.1 The "Put Period" shall begin on the second anniversary of the Closing under the Purchase Agreement; provided, however, if any representation and warranty in Section 6 is or becomes untrue, the Put Period will begin at that point. Irrespective of the date on which the Put Period begins, the Put Period shall terminate at the close of business on the sixtieth day (or, if such day is not a business day, the next succeeding business day) after the second anniversary of the date of the closing under the Purchase Agreement.

             7.2 Upon termination of the Put Period, this Put Option and all rights hereunder (other than rights associated with the proper exercise of the Put Option during the Put Period) shall immediately terminate.


             7.3 The Put Option shall terminate as to any Put Units on the date on which such Put Units are first transferred by the Holder to a person or entity that is not a Permitted Transferee.

         8. Miscellaneous.

             8.1 Complete Agreement; Modifications. This Agreement constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes all other agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by both parties.

             8.2 Additional Documents. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

             8.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person or transmitted by telecopy or similar means of recorded electronic communication to the relevant party, addressed as follows (or at such other address as either party shall have designated by notice as herein provided to the other party):

                  If to the Holder, to the address set forth in the Notice provision of the Purchase Agreement.

                  If to Allen:

                           Paul G. Allen
                           c/o William D. Savoy @ Vulcan Northwest
                           110 110th Avenue Northwest
                           Bellevue, Washington 98004
                           Telecopy: (425) 453-1985

                  with a copy to:

                           Irell & Manella LLP
                           1800 Avenue of the Stars, Suite 900
                           Los Angeles, California 90067-4276
                           Attention: Alvin G. Segel
                           Telecopy: (310) 203-7199

Any such notice or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a business day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following business day); provided, however, that any such notice or other communication shall be deemed to have been given and received on the day on which it is sent if delivery thereof is refused or if delivery thereof in the manner described above is not possible because of the intended recipient's failure to advise the sending party of a change in the intended recipient's address or telecopy number.

             8.4 No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party to this Agreement, other than any Permitted Transferees of the Holder.

             8.5 Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alternation, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

             8.6 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

             8.7 Undertakings. All authority herein conferred or agreed to be conferred upon a party to this Agreement and all agreements of a party contained herein shall survive the death or incapacity of such party (or any of them).

             8.8 Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, estates, personal representatives, conservators, successors and permitted assigns.

             8.9 Assignments.

                  (a) The Holder may transfer some or all of its Put Units to any person or entity that is a Permitted Transferee, and the Holder may assign its rights under this Agreement with respect to the transferred Put Units, without the consent of Allen, to such Permitted Transferee.

                  (b) Upon the transfer of Put Units to any Permitted Transferee and the assignment to such Permitted Transferee of the Holder's rights under this Agreement with respect to the transferred Put Units, Allen and the Permitted Transferee will enter into a Put Agreement in the form hereof, and Allen and the Permitted Transferee will thereupon have the rights and be subject to the obligations set forth in such Put Agreement. A Permitted Transferee may only transfer Put Units to a person or entity who would have been "Permitted Transferees" of the original Holder of such Put Units.

                  (c) Allen is entitled, in his sole discretion, to assign his rights to purchase any Put Units under this Agreement to one or more entities controlled by Allen and organized under the laws of the United States or any state thereof, but no such assignment will relieve Allen of any of his obligations under this Agreement.

             8.10 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to any choice of law provisions of that state or the laws of any other jurisdiction.

             8.11 Headings. The Section headings in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or interpret the scope of this Agreement or of any particular Section.

             8.12 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and neuter; and the neuter gender includes the masculine and feminine; and (b) the singular tense and number includes the plural, and the plural tense and number includes the singular.

             8.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

             8.14 Costs. Except as otherwise provided in this Agreement, each party will bear his or its own costs in connection with the exercise of the Holder's right under this Agreement and the purchase and sale of any Put Units pursuant to this Agreement.

             8.15 Default. In the event of any legal action between the parties arising out of or in relation to this Agreement, the prevailing party in such legal action shall be entitled to recover, in addition to any other legal remedies, all of his or its costs and expenses, including reasonable attorney's fees, from the non-prevailing party, regardless of whether such legal action is prosecuted to completion.

             8.16 No Obligations Until Purchase Transactions Close; Termination. Notwithstanding anything to the contrary herein, Allen shall have no obligations or liabilities whatsoever pursuant to this Agreement prior to the closing of the transactions contemplated pursuant to the Purchase Agreement. Upon the termination of the Purchase Agreement, this Agreement shall immediately terminate (without further action required by Allen) and Allen shall have no further liabilities or obligations hereunder.

             8.17 No Obligations With Respect to the Purchase Agreement. Allen shall have no obligations or liabilities under the Purchase Agreement (or any related documents or agreements, except for this Agreement) or under any claim based on, in respect of, or by reason of, any representations, warranties, covenants, obligations or liabilities set forth therein (collectively, "Purchase Agreement Obligations"). By executing this Agreement, and as consideration for Allen's execution of this Agreement, the Holder hereby waives and releases Allen of any and all claims in respect of Purchase Agreement Obligations.



                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

                      [FIRST SIGNATURE PAGE TO PUT OPTION]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.





                                     -------------------------------------
                                     Paul G. Allen, by William D. Savoy,
                                     attorney-in-fact

                      [SECOND SIGNATURE PAGE TO PUT OPTION]



                                       Its signature below evidences solely the agreement of Charter LLC to comply with its obligations described in Section 3.5. Charter LLC shall have no other obligations or liabilities hereunder.



                                       CHARTER COMMUNICATIONS
                                       HOLDING COMPANY, LLC



                                       By:
                                          -------------------------------------
                                            Name:

                                            Title:

                      [THIRD SIGNATURE PAGE TO PUT OPTION]

                                    BRESNAN COMMUNICATIONS COMPANY
                                    LIMITED PARTNERSHIP

                                        By: BCI (USA), LLC, its General Partner
                                        By: Bresnan Communications, Inc., its
                                        Managing Member

                                             By:_______________________________

                                             Name: ____________________________

                                             Title_____________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]


                                     BCI (USA), LLC

                                         By: Bresnan Communications, Inc.,
                                             its Managing Member

                                              By:______________________________

                                              Name: ___________________________

                                              Title____________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]


                                              -----------------------------
                                              William J. Bresnan, individually

                      [THIRD SIGNATURE PAGE TO PUT OPTION]



                                     TCID OF MICHIGAN, INC.

                                        By:__________________________

                                        Name: _______________________

                                        Title________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]


                                    TCI BRESNAN LLC

                                        By:______________________________

                                        Name: ___________________________

                                        Title____________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]


                                      BLACKSTONE BC CAPITAL
                                      By: Blackstone Management Associates III
                                          L.L.C., its General Partner

                                         By:___________________________________

                                         Name: ________________________________

                                         Title_________________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]



                                   BLACKSTONE FAMILY INVESTMENT
                                   PARTNERSHIP III L.P.
                                   By: Blackstone Management Associates III
                                       L.L.C., its General Partner

                                            By:________________________________

                                            Name: _____________________________

                                            Title______________________________

                      [THIRD SIGNATURE PAGE TO PUT OPTION]



                                   BLACKSTONE BC OFFSHORE CAPITAL PARTNERS L.P.
                                   By: Blackstone Management Associates III
                                       L.L.C., its Investment General Partner

                                        By:____________________________________

                                        Name: _________________________________

                                        Title__________________________________

                                    EXHIBIT I

                           LLC UNIT FORMULA TERM SHEET

A. The number of units ("Units") of Charter Communications Holding Company, LLC ("Charter LLC") issued to the Bresnan partners will be a fraction of all Units in Charter LLC outstanding on the Closing plus any Units expected to be issued under acquisitions described on Attachment A or in Paragraph B(5) (such sum, the "Total Estimated Units"), the numerator of which will equal the amount of the Equity Consideration (as defined in the Purchase Agreement), and the denominator of which will equal the Charter Holdings Value calculated pursuant to the methodology set forth on Attachment A hereto.

B.       "Charter Holdings Value" will equal $27,173,760,000:

(1) less liabilities (other than deferred taxes) and preferred equity of Charter LLC and its Subsidiaries (determined on a consolidated basis in accordance with Generally Accepted Accounting Principles) at the Closing, and less Charter LLC's best estimate of the pro forma liabilities (other than deferred taxes) and preferred equity to be incurred or assumed in connection with the transactions included in Attachment A, if any, which are pending but not yet consummated at Closing,

(2) plus, with respect to acquisitions of assets that consist predominantly of cable television systems in the U.S. ("Cable Assets"), that are acquired by Charter LLC or its Subsidiaries on or before the Closing, and that are not reflected on Attachment A other than assets described in clause (4), the product of 17 and the projected EBITDA of such assets for fiscal year ended December 31, 2000, determined in good faith on a reasonable basis and otherwise in a manner consistent with the methodology employed in estimating future EBITDA for the acquired companies referred to in Attachment A,

(3) plus, with respect to acquisitions of non-Cable Assets that are acquired by Charter LLC or its Subsidiaries on or before the Closing and that are not reflected on Attachment A (other than assets described in clause (4)), the fair market value of such assets determined by a nationally recognized valuation firm reasonably acceptable to Charter LLC and the Bresnan Holders (an "Appraiser"),

(4) plus, the fair market value, as determined by an Appraiser of assets that are acquired by or contributed to Charter LLC on or before the Closing from parties related to CCI, provided that Cable Assets will be valued in accordance with clause (2),

(5) plus, with respect to acquisitions of Cable Assets not included in Attachment A that are subject to definitive agreements entered into prior to the Closing, but which have not been acquired by Charter LLC or its Subsidiaries on or before Closing, the product of 17 and the projected EBITDA of such assets for fiscal year ended December 31, 2000, determined in good faith on a reasonable basis and otherwise in a manner consistent with the methodology employed in estimating future EBITDA for the acquired companies referred to in Attachment A, less Charter LLC's best estimate of the pro forma liabilities (other than deferred taxes) and preferred equity to be incurred or assumed in connection with such acquisitions.

C. After the Closing, to the extent that the assets described in clause (5) above or included in Attachment A hereto have not been acquired by Charter LLC or its Subsidiaries and the "Definitive Agreements" to which such assets are subject are terminated, then the Bresnan Holders shall be issued additional Units in Charter LLC in an amount sufficient to provide the Bresnan Holders with the same economic interests in Charter LLC that they would have had (i) if the Charter Holdings Value determined at the Closing had been (x) reduced by the value of such assets as determined on Attachment A or as determined in clause
(5) above, and (y) increased by any liabilities (other than deferred taxes) and preferred equity previously subtracted pursuant to clause (1) or (5) above, estimated to have been incurred or assumed in respect of transactions referred to in Attachment A or clause (1) or (5) above that are not consummated, (ii) taking into account distributions from Charter LLC to its members and other events occurring after the Closing but prior to the issuance of additional Units to the Bresnan Holders and (iii) reducing the number of Total Estimated Units by the number of Units that had been expected to be issued in such terminated transaction. Similarly, if the amount of liabilities (other than deferred taxes) and preferred stock actually incurred or assumed in connection with a pending transaction is different from the amounts estimated to be incurred or assumed for purposes of clauses (1) or (5) as a result of an increase or decrease in the amount of common equity assumed to be contributed in connection with the relevant transaction, an appropriate adjustment to Charter Holdings Value will be made, and either additional Units will be issued to the Bresnan Holders or Units will be surrendered to Charter LLC by the Bresnan Holders, in each case, pro rata based on the relative amount of Equity Consideration received by each such Bresnan Holder.

D. If the purchase price for any of the transactions included in Attachment A is reduced after the date of the Purchase Agreement, whether before of after the Closing, an appropriate redetermination of the Charter Holdings Value will be made to account for any lower projection of 2000 EBITDA that relates to such reduction. If such a redetermination occurs after the Closing, the Bresnan Holders will receive additional Units pro rata based on the relative amount of Equity Consideration received by each such Bresnan Holder.

E. The Bresnan Holders shall have reasonable access to the information and documents necessary to verify the calculations made in accordance with the methodology set forth above.

                                  ATTACHMENT A
                                       TO
                           LLC UNIT FORMULA TERM SHEET

Charter Communications, Inc. Ownership Percentage Calculation
(all amounts in 000's)


Projected 2000 EBITDA*                                            $  1,578,200

Multiple                                                                  17.0

Enterprise Value                                                  $ 26,829,400

Plus Strike Price of Options**                                    $    344,360
                                                                  ------------
Subtotal:  Enterprise Value                                       $ 27,173,760

Less Pro-Forma Debt At Closing                                    $(10,897,000)
                                                                  ------------
Equity Value                                                      $ 16,276,760

Equity Contributed by Bresnan***                                  $  1,000,000

Pro-Forma Ownership Percentage                                            6.14%


* See Next Page

** Assumes all options are exercised

***Assumes Equity Consideration is $1 billion

Charter Communications, Inc.
Historical/Pro-forma System Cash Flow

(All amounts in thousands)

                                                  1998            Projected        Projected
                                                 Per S-4             1999            2000
                                                 -------             ----            ----
Charter/Marcus                                  $ 490,767         $ 540,600        $ 595,600
American Cable                                  $  18,843         $  19,700        $  21,700
Renaissance                                     $  31,116         $  35,300        $  38,800
Greater Media                                   $  33,756         $  39,600        $  40,700
Intermedia                                      $  89,174         $  95,800        $ 104,700
Helicon                                         $  38,230         $  45,400        $  49,900
Rifkin                                          $ 100,086         $ 115,300        $ 126,600
Vista                                           $   7,991         $  10,900        $  12,600
                                                ----------        ---------        ---------
Total System Cash Flow
for Charter Holdings                            $ 809,963         $ 902,600        $ 990,600
Less Corporate Overhead                                                  --        $ (30,000)
                                                                                   ---------
Charter EBITDA                                                                     $ 960,600
Avalon                                                                             $  62,200
Falcon                                                                             $ 248,000
Fanch                                                                              $ 147,400
Bresnan                                                                            $ 160,000
                                                                                   ---------
Total Charter                                                                      $1,578,200

                                                                           FINAL


                                    EXHIBIT J


                                TCI PUT AGREEMENT


         This Put Agreement ("Agreement") is made as of ______ __, 2000, by and among Charter Communications Holding Company, LLC, a Delaware limited liability company ("Charter LLC"), TCI Bresnan LLC, a Delaware limited liability company ("TCI Bresnan") and TCID of Michigan, Inc., a Nevada corporation ("TCID-MI") (each of TCI Bresnan and TCID-MI a "Holder," and collectively, the "Holders"), with reference to the following facts:

         A. Charter LLC is a party to that certain Purchase and Contribution Agreement dated as of June 29, 1999 (the "Purchase Agreement"), pursuant to which Charter LLC is acquiring, as of the date hereof, all of the outstanding equity of Bresnan Communications Company Limited Partnership.

         B. Under the Purchase Agreement, the Holders are acquiring, as of the date hereof, units of limited liability company interests in Charter LLC, which are exchangeable for shares of common stock of the entity through which Charter Communications, Inc. effects an initial public offering of indirect equity interests in Charter LLC ("PublicCo").

         C. As an inducement for the Holders to consummate the transactions contemplated by the Purchase Agreement, Charter LLC agreed to grant the Holders the Put Options provided for herein, and the execution and delivery of this Agreement by Charter LLC is a condition to closing under the Purchase Agreement.

         NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties and the Holders' consummating the transactions contemplated by the Purchase Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

         1. Definitions. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement. As used in this Agreement, the following terms have the following meanings:

                  "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with the specified Person, where "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person.

                  "Annual Put Period" means the 90-day period beginning on __________ [insert month and day of closing] for each of the years ________ [2003 (i.e., third year after closing)] through __________ [2010 (i.e., tenth year after closing)].

                  "Average Trading Price" as of any date, with respect to any securities, means the average for the twenty full trading days preceding such date of (i) the last reported sales prices, regular way, as reported on the principal national securities exchange on which such securities are listed or admitted for trading or (ii) if such securities are not listed or admitted for trading on any national securities exchange, the last reported sales prices, regular way, as reported on the Nasdaq National Market or, if such securities are not listed on the Nasdaq National Market, the average of the highest bid and lowest asked prices on each such trading day as reported on the Nasdaq Stock Market, or (iii) if such securities are not listed or admitted to trading on any national securities exchange, the Nasdaq National Market or the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on each such trading day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization. For purposes of this definition, a "trading day" means a day on which the principal national securities exchange on which such securities are listed or admitted to trading, or the Nasdaq National Market or the Nasdaq Stock Market, as applicable, if such securities are not listed or admitted to trading on any national securities exchange, is open for the transaction of business (unless such trading shall have been suspended for the entire day) or, if such securities are not listed or admitted to trading on any national securities exchange, the Nasdaq National Market or the Nasdaq Stock Market, any day other than a Saturday, Sunday, or other day on which commercial banking institutions in New York, New York are required or authorized by law to remain closed.

                  "Capped Ownership Put Option" means the Put Option provided in
Section 2.1.2.

                  "Capped Ownership Put Period" means (i) with respect to any Proposed Transaction (other than transactions pursuant to Public Equity Repurchase Programs), the period beginning on the date that is two (2) days prior to the closing of the Proposed Transaction (or, if later, the date notice is received by the Holders pursuant to Section 2.1.1(b) with respect to such Proposed Transaction) and ending on the 90th day following such beginning date, and (ii) with respect to a Public Equity Repurchase Program, the period beginning on the date on which the Put Units owned by Holders (and their Permitted Transferees) represent more than 4.9%, in the aggregate, of all of the outstanding common equity interests in Charter LLC, and ending 90 days after the beginning of such period (or, if later, 5 days after termination of the Public Equity Repurchase Program in question).

                  "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

                  "Exchange Agreement" means the exchange agreement entered into in accordance with Section 5.16 of the Purchase Agreement.

                  "Executive Officer" shall have the meaning set forth in Rule 3b-7 under the Exchange Act.

                  "Fair Market Value" means the fixed cash price at which a willing seller would sell and a willing buyer would buy, as of the date of exercise of any Put Option, all of the common equity of Charter LLC (or its successor) having full knowledge of all material facts, in an arm's length transaction with the expectation of concluding the purchase and sale within a reasonable time on the basis of an agreement containing customary terms and conditions. Section 3.5 describes the procedure for determining Fair Market Value.

                  "IPO" shall mean the consummation of a bona fide firm commitment underwritten public offering of the common stock of PublicCo involving aggregate gross proceeds of at least $500 million, or a series of such offerings with gross proceeds aggregating to at least $500 million.

                  "Permitted Transferee" shall mean any entity controlled by AT&T Corp.

                  "Person" means any natural person, corporation, general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

                  "Proposed Transaction" shall have the meaning set forth in
Section 2.1.1.

                  "Public Equity Repurchase Program" means a repurchase program by PublicCo or an Affiliate thereof of PublicCo's common equity securities in the public markets (or other similar program or series of transactions).

                  "Publicly Traded" shall have the following meaning: PublicCo shall be "Publicly Traded" on any date (i) if an IPO has occurred prior to such date and, on such date, (ii) the aggregate value of common equity securities of PublicCo (determined based on the Average Trading Price of such securities calculated as of the trading day immediately preceding such date) held by all Persons who are not Affiliates or Executive Officers of PublicCo exceeds $500 million, (iii) the number of outstanding common equity securities of PublicCo owned by Persons who are not Affiliates or Executive Officers of PublicCo is greater than one-sixth of the aggregate number of common equity securities of PublicCo sold in the IPO and (iv) PublicCo is subject to the reporting requirements under Section 12 or Section 15 of the Exchange Act and is not eligible to terminate such reporting pursuant to the rules and regulations adopted pursuant to the Exchange Act.

                  "Put Period" means the Capped Ownership Put Period or any Annual Put Period, as applicable.

                  "Put Unit" means, initially, one unit of Charter LLC delivered to the initial Holders at the closing of the transactions contemplated by the Purchase Agreement and, after the closing under the Purchase Agreement, any additional or other interests, securities or other property received or receivable in respect of that which immediately prior to the relevant event comprised a Put Unit, whether as a result of a reorganization, merger, consolidation, recapitalization, reclassification, subdivision, combination, stock split, stock dividend, or other similar transaction, including without limitation shares of common stock of PublicCo received in respect of a Put Unit in accordance with the Exchange Agreement. Notwithstanding the foregoing, in the event additional units of Charter LLC are issued to the Holder (or the Holder surrenders Units to Charter LLC) following the closing under the Purchase Agreement in accordance with Exhibit I to the Purchase Agreement (LLC Unit Formula Term Sheet), such issuance (or surrender) will result in additional (or fewer) Put Units being outstanding (rather than adjusting that which is deemed to comprise a single Put

Unit). By way of example, if after the Holder received 10,000 units of Charter LLC at the closing of the Purchase Agreement, Charter LLC terminated a pending acquisition and was obligated under the Purchase Agreement to issue to the Holder an additional 2,000 units, then the Holder would own 12,000 Put Units, each consisting of one Charter LLC unit. If each unit of Charter LLC were subsequently exchanged for 10 shares of PublicCo common stock, then the Holder would own 12,000 Put Units, each consisting of 10 shares of common stock. If the Holder then transferred 30,000 shares of PublicCo common stock to a Permitted Transferee, the Holder would then own 9,000 Put Units, each consisting of 10 shares of common stock.

         2. Put Option Rights. Charter LLC hereby grants to the Holder, subject to the terms and conditions set forth herein, the following rights and options (each, a "Put Option", and collectively, the "Put Options"):

            2.1 Capped Ownership Put Option.

                  2.1.1 Charter LLC to Provide Notice to Holders of Certain Transactions. Charter LLC shall give written notice to the Holders (a) prior to the commencement of a Public Equity Repurchase Program, and (b) no later than 15 days prior to the consummation of any proposed transaction (other than a transaction pursuant to a Public Equity Repurchase Program) the effect of which would reasonably be expected to cause the Put Units owned by the Holders (and their Permitted Transferees) to represent more than 4.9% in the aggregate of all of the common equity interests of Charter LLC (either type of transaction, a "Proposed Transaction"). In addition, Charter LLC shall give written notice to the Holders promptly following the termination of a Public Equity Repurchase Program. Charter LLC shall provide the Holders with such information as is reasonably requested by the Holders regarding the expected timing of a Proposed Transaction and the expected effect of such Proposed Transaction on the percentage ownership of the Holders (and their Permitted Transferees) (subject to reasonable and customary confidentiality agreements).

                  2.1.2 With respect to any Proposed Transaction, the Holders shall each have the right, exercisable by delivery of written notice to Charter LLC during the Capped Ownership Put Period with respect to such Proposed Transaction, to sell to Charter LLC or its designee, a number of such Holder's Put Units not to exceed the amount necessary to cause the Put Units owned by the Holders (and their Permitted Transferees) not to be more than 4.9% in the aggregate of all of the common equity interests of Charter LLC. Notwithstanding the foregoing, in no event shall a Holder be permitted to exercise the Capped Ownership Put Option if PublicCo is Publicly Traded at the time the Holder wishes to exercise such Put Option. Upon the giving of the notice of exercise described above, Charter LLC shall be obligated to buy or to cause its designee to buy, and the Holder shall be obligated to sell, the number of Holder's Put Units as to which the Capped Ownership Put Option has validly been exercised, at the price and upon the terms and conditions specified in Section 3.

            2.2 Annual Put Option. TCI Bresnan shall have the right, exercisable by delivery of written notice to Charter LLC during any Annual Put Period, to sell to Charter LLC or its designee, any or all of TCI Bresnan's Put Units; provided, however, in no event shall TCI Bresnan be permitted to exercise the Annual Put Option if PublicCo is Publicly Traded at the time TCI Bresnan wishes to exercise such option. Upon the giving of such notice, Charter LLC shall be obligated to buy or to cause its designee to buy, and the Holder shall be obligated to sell, the number of TCI Bresnan 's Put Units as to which the Annual Put Option has been exercised, at the price and upon the terms and conditions specified in Section 3. The Annual Put Option may only be exercised once during any Annual Put Period and, in any event, may not be exercised (including all exercises by TCI Bresnan and its Permitted Transferees) during more than two Annual Put Periods. After the Annual Put Option has been exercised during two different Annual Put Periods, the Annual Put Option and all rights thereunder shall terminate (except for rights associated with the proper exercise of such Put Option prior to such termination). Only Put Units originally issued to TCI Bresnan in connection with the closing under the Purchase Agreement shall be subject to the Annual Put Option. [NOTE: The Amount of Equity Consideration subject to the Annual Put shall not exceed $300 Million.]

         3. Purchase Price; Closing.

            3.1 The purchase price per Put Unit to be paid upon the exercise of any Put Option (the "Purchase Price") shall be equal to the value of such Put Unit based on such Put Unit's proportionate share of Fair Market Value.

            3.2 The Purchase Price and the liabilities of Charter LLC and its non-corporate Subsidiaries attributable to any Put Unit purchased pursuant to this Put Agreement (together the "Purchase Consideration") shall be allocated among the portions of the assets of Charter LLC and its non-corporate Subsidiaries (to the extent applicable) attributable to the Put Unit in an allocation agreement (the "Allocation Agreement") to be prepared in accordance with the rules under Sections 743(b), 751, 755 and 1060 of the Internal Revenue Code. The parties agree that the Purchase Consideration shall be allocated among the assets of Charter LLC and its non-corporate subsidiaries by allocating an amount to the portion of the tangible assets of Charter LLC and its non-corporate subsidiaries attributable to the Put Unit equal to the portion of the book value for financial statement purposes of such tangible assets attributable to the Put Unit, allocating an amount to the portions of the stock of the corporate subsidiaries of Charter LLC attributable to the Put Unit equal to their fair value as reasonably determined by Charter LLC and allocating the remainder to the portion of the franchises of Charter LLC and its non-corporate subsidiaries attributable to the Put Unit. Charter LLC shall deliver a draft of the Allocation Agreement to the Holder within thirty (30) days after the Closing and Charter LLC and Holder shall mutually agree upon the Allocation Agreement. Neither Charter LLC nor Holder shall unreasonably withhold its approval and consent with respect to the Allocation Agreement. Unless otherwise required by applicable law, Charter LLC and Holder agree to act, and cause their respective affiliates to act, in accordance with the computations and allocations contained in the Allocation Agreement in any relevant tax returns or similar filings (including any forms or reports required to be filed pursuant to Section 1060 of the Code ("1060 Forms")), to cooperate in the preparation of any 1060 Forms, to file such 1060 Forms in the manner required by applicable law and to not take any position inconsistent with such Allocation Agreement upon examination of any tax refund or refund claim, in any litigation or otherwise.

         3.3 At the closing of the purchase and sale of Put Units pursuant to the exercise of any Put Option hereunder (the "Closing"), (a) Charter LLC or its designee shall pay to the Holder the Purchase Price in immediately available funds by wire transfer or certified bank check; and (b) the Holder shall deliver to Charter LLC or its designee one or more certificates evidencing the Put Units to be purchased and sold at the Closing (if such Put Units are certificated securities), together with duly executed assignments separate from certificate in form and substance sufficient to effectuate the transfer of such Put Units to Charter LLC or its designee, together with a certificate of the Holder and its Permitted Transferee, if applicable, reaffirming the representations in Section 4.

         3.4 The Closing with respect to the exercise of any Put Option shall be held at the offices of Irell & Manella LLP in Los Angeles, California, on a business day selected by Charter LLC (as to which prompt written notice is to be given to the Holder) no later than 120 days after the delivery of notice that the Put Option is being exercised, or at such other time and place as the Holder and Charter LLC may agree. The Holder and Charter LLC will cooperate so as to permit all documents required to be delivered at the Closing to be delivered by mail, delivery service or courier without requiring either party or its or its representatives to be physically present at the Closing.

            3.5 Fair Market Value.

            (a) At the request of a Holder in connection with its exercise of any Put Option, Charter LLC and such Holder will attempt to agree on Fair Market Value. If they are unable to agree on Fair Market Value within 20 days of such request, then Charter LLC and the Holder will each select within two business days after the end of such 20 day period a qualified appraiser, and such selected appraisers will, within 30 days of their selection, render their respective determinations of Fair Market Value. Such determinations will be delivered concurrently, so that Charter LLC and the Holder will each learn at the same time the determination of the other's appraiser.

            (b) If the Fair Market Value reflected in the higher of the two appraisals (the "Higher Initial Appraisal") is not greater than 105% of the Fair Market Value reflected in the lower of the two appraisals (the "Lower Initial Appraisal"), Fair Market Value will be the average of the two appraisals. If the two appraisals are not within this range, the two appraisers will within two business days select a third qualified appraiser to determine Fair Market Value. The third appraiser will deliver to Charter LLC and the Holder its determination of Fair Market Value within 30 days of its selection.

            (c) If the Higher Initial Appraisal is greater than 105% but not greater than 120% of the Lower Initial Appraisal, then Fair Market Value will be equal to the average of the two of the three appraisals that are closest to one another (or if the highest and lowest appraisal are equidistant from the middle, then Fair Market Value will be equal to the middle appraisal).

            (d) If the Higher Initial Appraisal is greater than 120% of the Lower Initial Appraisal, then Fair Market Value will be equal to either the Higher Initial Appraisal or the Lower Initial Appraisal, whichever is closest to the third appraisal (or if the

Higher Initial Appraisal and the Lower Initial Appraisal are equidistant from the third appraisal, then such Fair Market Value will be equal to the third appraisal).

            (e) Charter LLC will pay the cost of the appraisals and will promptly make available to Charter LLC, the Holder, their respective representatives and the appraisers selected as provided above (subject to appropriate and customary confidentiality agreements) all information concerning Charter LLC and its finances and operations as may be reasonably requested for purposes of determining Fair Market Value.

         4. Representations of the Holder. The Holder represents and warrants to Charter LLC and any of its designees or assignees that on the date hereof and at each Closing: (a) the Holder has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby; (b) this Agreement is the legal, valid and binding obligation of the Holder, enforceable against the Holder in accordance with its terms; (c) at the Closing, the Holder will own all of the Put Units required to be purchased and sold at the Closing, both of record and beneficially, free and clear of all liens, encumbrances or adverse interests of any kind or nature whatsoever (including any restriction on the right to vote, sell or otherwise dispose of the Put Units (other than restrictions set forth in the Charter LLC Operating Agreement, those arising under applicable law and those arising under the organizational documents of the issuer of the Put Units)); and (d) upon the transfer of the Put Units pursuant to Section 3, Charter LLC or its designee will receive good title to the Put Units, free and clear of all liens, encumbrances and adverse interests created by the Holder, other than those arising under applicable law or those arising under the organizational documents of the relevant issuer.

         5. Representations of Charter LLC. Charter LLC represents and warrants to the Holders and each Permitted Transferee that on the date hereof and at all times hereafter through the Closing: (a) Charter LLC has full power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby; (b) this Agreement constitutes the legal, valid and binding obligation of Charter LLC, enforceable against Charter LLC in accordance with its terms, except as the enforceability of this Agreement may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting creditors' rights generally or by judicial discretion in the enforcement of equitable remedies; and (c) the execution and delivery of this Agreement does not, and its performance of its obligations under this Agreement will not, violate, conflict with or constitute a breach of, or a default under, any material agreement, indenture or instrument to which it is a party or which is binding on it, and will not result in the creation of any lien on, or security interest in, any of its assets (other than such violations, breaches, defaults, liens or security interests that would not materially and adversely affect its ability to perform its obligations under this Agreement).

         6. Termination of Put Options.

            6.1 This Agreement shall terminate upon _________ [the 90th day following the tenth anniversary of the closing under the Put Agreement]. Upon termination of this Agreement, all Put Options and all rights associated therewith (other than rights associated with the proper and timely exercise of such Put Options) shall immediately terminate.

            6.2 This Agreement and the Put Options provided hereunder shall terminate as to any Put Units on the date on which such Put Units are first transferred by a Holder to a person or entity that is not a Permitted Transferee.

         7. Miscellaneous.

            7.1 Complete Agreement; Modifications. This Agreement constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes all other agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Agreement may not be amended, altered or modified except by a writing signed by both parties.

            7.2 Additional Documents. Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement.

            7.3 Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person or transmitted by telecopy or similar means of recorded electronic communication to the relevant party, addressed as follows (or at such other address as either party shall have designated by notice as herein provided to the other party):

                  If to the Holder, to the address set forth in the Notice provision of the Purchase Agreement.

                  If to Charter LLC:

                           Charter Communications, Inc.
                           12444 Powerscourt Drive
                           St. Louis, Missouri 63131
                           Attention:  Jerald L. Kent, President
                           Telecopy: (314) 965-8793

                  with a copy to:

                           Irell & Manella LLP
                           1800 Avenue of the Stars, Suite 900
                           Los Angeles, California 90067-4276
                           Attention: Alvin G. Segel
                           Telecopy: (310) 203-7199

Any such notice or other communication shall be deemed to have been given and received on the day on which it is delivered or telecopied (or, if such day is not a business day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following business day); provided, however, that any such notice or other communication shall be deemed to have been given and received on the day on which it is sent if delivery thereof is refused or if delivery thereof in the manner described above is not possible because of the intended recipient's failure to advise the sending party of a change in the intended recipient's address or telecopy number.

         7.4 No Third-Party Benefits. None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any person or entity that is not a party to this Agreement, other than any Permitted Transferees of the Holder.

         7.5 Waivers Strictly Construed. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alternation, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise or other indulgence.

         7.6 Severability. The validity, legality or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable in any respect.

         7.7 Undertakings. All authority herein conferred or agreed to be conferred upon a party to this Agreement and all agreements of a party contained herein shall survive the death or incapacity of such party (or any of them).

         7.8 Successors and Assigns. Except as provided herein to the contrary, this Agreement shall be binding upon and shall inure to the benefit of the parties, their respective heirs, estates, personal representatives, conservators, successors and permitted assigns.

         7.9 Assignments.

             (a) The Holders may transfer some or all of their Put Units to any person or entity that is a Permitted Transferee, and the Holders may assign their rights under this Agreement with respect to the transferred Put Units, without the consent of Charter LLC, to such Permitted Transferee.

             (b) Upon the transfer of Put Units to any Permitted Transferee and the assignment to such Permitted Transferee of a Holder's rights under this Agreement with respect to the transferred Put Units, Charter LLC and the Permitted Transferee will enter into a Put Agreement in the form hereof, and Charter LLC and the Permitted Transferee will thereupon have the rights and be subject to the obligations set forth in such Put Agreement. A Permitted Transferee may only transfer Put Units to a person or entity who would have been "Permitted Transferees" of the original Holder of such Put Units.

             (c) Charter LLC is entitled, in its sole discretion, to assign its rights to purchase any Put Units under this Agreement to one or more entities controlled by Charter LLC and organized under the laws of the United States or any state thereof, but no such assignment will relieve Charter LLC of any of its obligations under this Agreement.

         7.10 Governing Law. This Agreement shall be governed by the laws of the State of New York, without regard to any choice of law provisions of that state or the laws of any other jurisdiction.

         7.11 Headings. The Section headings in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or interpret the scope of this Agreement or of any particular Section.

         7.12 Number and Gender. Throughout this Agreement, as the context may require, (a) the masculine gender includes the feminine and neuter; and the neuter gender includes the masculine and feminine; and (b) the singular tense and number includes the plural, and the plural tense and number includes the singular.

         7.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.14 Costs. Except as otherwise provided in this Agreement, each party will bear its or its own costs in connection with the exercise of the Holders' right under this Agreement and the purchase and sale of any Put Units pursuant to this Agreement.

         7.15 Default. In the event of any legal action between the parties arising out of or in relation to this Agreement, the prevailing party in such legal action shall be entitled to recover, in addition to any other legal remedies, all of its or its costs and expenses, including reasonable attorney's fees, from the non-prevailing party, regardless of whether such legal action is prosecuted to completion.



                      [SIGNATURES BEGIN ON FOLLOWING PAGE]

                   [FIRST SIGNATURE PAGE TO TCI PUT AGREEMENT]

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.



                                   CHARTER COMMUNICATIONS HOLDING COMPANY, LLC





                                   -------------------------------------
                                   By: Curtis S. Shaw, Senior Vice President

                  [SECOND SIGNATURE PAGE TO TCI PUT AGREEMENT]



                                   TCID OF MICHIGAN, INC.


                                        By:___________________________________

                                        Name: ________________________________

                                        Title: _______________________________


                                   TCI BRESNAN LLC

                                        By:___________________________________

                                        Name: ________________________________

                                        Title: _______________________________